    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997


                                                      REGISTRATION NO. 333-18173

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        CHEMGENICS PHARMACEUTICALS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

           DELAWARE                         8099                        06-1334380
 (State or other jurisdiction
      of Incorporation or       (Primary Standard Industrial         (I.R.S. Employer
          Organization)          Classification Code Number)      Identification Number)

                            ------------------------

                               ONE KENDALL SQUARE
                                  BUILDING 300
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 374-9090
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                           BARRY A. BERKOWITZ, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        CHEMGENICS PHARMACEUTICALS INC.
                               ONE KENDALL SQUARE
                                  BUILDING 300
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 374-9090
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

           LEWIS J. GEFFEN, ESQUIRE                     ALAN L. JAKIMO, ESQUIRE
          MINTZ, LEVIN, COHN, FERRIS,                       BROWN & WOOD LLP
            GLOVSKY AND POPEO, P.C.                      ONE WORLD TRADE CENTER
             ONE FINANCIAL CENTER                              58TH FLOOR
               BOSTON, MA 02111                            NEW YORK, NY 10048
                (617) 542-6000                               (212) 839-5300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)


DATED JANUARY 14, 1997

                                2,500,000 SHARES

                        CHEMGENICS PHARMACEUTICALS INC.
                                  COMMON STOCK

                        -------------------------------
    All of the shares of Common Stock, par value $.001 per share (the "Common Stock"), offered are being sold by ChemGenics Pharmaceuticals Inc. ("ChemGenics" or the "Company").

    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CGNS."

                        -------------------------------
        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                    BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                        -------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================
                                                         UNDERWRITING
                                       PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                        PUBLIC          COMMISSIONS(1)        COMPANY(2)
---------------------------------------------------------------------------------------------
Per Share........................          $                  $                   $
Total(3).........................          $                  $                   $
=============================================================================================


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated offering expenses payable by the Company estimated to be $750,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 375,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all of such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $       , $       and $       ,
    respectively. See "Underwriting."

                        -------------------------------
    The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates for the shares will be made at the offices of Cowen
& Company, New York, New York, on or about              , 1997.

                        -------------------------------
COWEN & COMPANY                                            MONTGOMERY SECURITIES

      , 1997

DESCRIPTION OF FIGURES

Inside front cover (2 page gatefold)

The diagram is of the drug discovery process indicating each of the steps in the process, the rate limiting steps, and the applicable ChemGenics technologies. In addition, there are three pictorial representations. The first is of a piece of DNA inserting into a yeast cell to genetically transform it. The second is of ChemGenics' drug source, listing and graphically displaying the Company's biorational collection of fungi, genetic manipulation of fungi, and information-based QuickScan index. The third is an illustration of some of the Company's Advanced Drug Selection technologies, depicting a mixture of molecules going through chromatographic columns and a mass spectrometer to yield a drug lead.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") with respect to Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance where such documents are filed as an exhibit to the Registration Statement, reference is made in each instance to the copy of such document filed as exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge and copies obtained at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission, which can be accessed at http://www.sec.gov.


                             ---------------------


     As a result of this offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports, proxy statements and other information with the Commission. The Company intends to distribute to its stockholders annual reports containing consolidated financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.


                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ---------------------

        QuickScan[Trademark], Drug Discovery Genomics[Trademark] and BioCombinatorial[Trademark] are trademarks of ChemGenics Pharmaceuticals Inc. for which United States trademark registration applications have been filed. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information including "Risk Factors" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects (i) a 1-for-2.65 reverse stock split, effected prior to the closing of this offering and (ii) the conversion of all outstanding shares of convertible preferred stock into 4,458,528 shares of Common Stock upon the closing of this offering.

                                  THE COMPANY

     ChemGenics is a drug discovery company that applies its two complementary technology platforms, Drug Discovery Genomics and Advanced Drug Selection Technologies, to key rate limiting steps in identifying new drugs. These rate limiting steps are the translation of genomic information into novel drug targets and the selection and identification from sources of chemical diversity of drug leads that interact with drug targets. The Company's Drug Discovery Genomics platform includes proprietary gene technologies and expertise in microbial model systems used to determine the function of genes and to prioritize drug targets. The Company's Advanced Drug Selection Technologies combine the steps of drug screening, chemical selection and structural analysis into an integrated process designed to identify drug leads faster than conventional methods. These technology platforms are used with the Company's growing drug source of 50,000 chemical-producing fungi collected worldwide. The breadth of the Company's technology platforms allows it to pursue multiple pharmaceutical and biotechnology alliances, such as its alliances with Pfizer, Inc. ("Pfizer") and Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products Corporation ("Wyeth-Ayerst").


     In January 1995, the Company entered into a strategic collaboration with Pfizer for the discovery of novel drug leads for treating human fungal infections, which could provide over $50 million in equity, research funding and development milestone payments, plus potential royalties. In December 1996, the Company entered into a strategic collaboration with Wyeth-Ayerst for the discovery of novel drug leads for treating human bacterial infections, which could provide up to $70 million in equity, research funding and development milestone payments, plus potential royalties. The Company is conducting additional drug discovery programs in cancer, peptic ulcer disease (Helicobacter pylori), immune system regulation, inflammatory disease and viral infections. In May, November and December 1996, the Company entered into agreements with PerSeptive Biosystems, Inc. ("PerSeptive") under which, in exchange for a substantial equity interest in ChemGenics and a $3 million promissory note, the Company acquired certain assets and a worldwide, royalty-free license to present and future technology of PerSeptive for use in the field of drug discovery.


     Current rate limiting steps in drug discovery provide opportunities for innovative technologies that can increase the speed, efficiency and productivity of this process. A significant rate limiting step is the translation of genomic information into novel drug targets. Genomics is a powerful technique that can identify disease genes, but is unlikely by itself to produce the next generation of drug targets. Once a gene is identified, its function in disease and utility as a drug target must be determined. A second significant rate limiting step is separation and identification of drug leads from large sources of chemical diversity. Advances in combinatorial chemistry and other drug sourcing technologies have expanded the size and diversity of chemical libraries, but separation and identification of individual drug leads remain time consuming and expensive. The Company has designed its Drug Discovery Genomics and Advanced Drug Selection Technologies to integrate the process of drug target and drug lead discovery to enhance speed, efficiency and productivity.


     ChemGenics' Drug Discovery Genomics platform encompasses proprietary gene technologies and expertise in microbial model systems and is applied to gene discovery, determination of gene function, selection of drug targets, configuration of drug screens and genetic manipulation of fungi to produce its novel drug source. The Company believes that model organisms, such as its microbial systems, offer solutions to translate efficiently genes and genomic information into novel drug targets. ChemGenics is translating genomic information into useful drug targets by identifying essential genes for cell function, using fungal homologs of human disease genes and measuring expression levels of genes in model organisms to determine

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

the function of unknown microbial and human genes. The Company is applying its Drug Discovery Genomics platform to the discovery of both anti-infective drugs and drugs targeting other human diseases.

     ChemGenics' Advanced Drug Selection Technologies are designed to select drug leads rapidly and cost effectively from large, complex chemical mixtures by combining drug screening and chemical and structural analysis into a single flow-through process. These technologies are supported and enhanced by miniaturization, high throughput screening, automation and informatics. The Company has demonstrated that its Advanced Drug Selection Technologies are highly sensitive and capable of identifying drug leads that cannot readily be found using conventional methods and permit the direct quantification and prioritization of drug leads. The Company believes that the technology it acquired from PerSeptive has enhanced its Advanced Drug Selection Technologies platform.

     ChemGenics has assembled a large, diverse and productive collection of over 50,000 fungi as a drug source. The Company has developed proprietary BioCombinatorial methods of genetically manipulating these fungi to enhance their chemical diversity. The Company has also developed a proprietary, informatics-based index to its fungal chemical source, referred to as QuickScan, that has been used to increase the speed of identifying natural product drug leads by five- to ten-fold compared to previous methods used by the Company.

                                  THE OFFERING

Common Stock offered hereby........................  2,500,000 shares
Common Stock to be outstanding after this
  offering.........................................  10,103,815 shares(1)
Use of proceeds....................................  For repayment of the $3 million promissory note to PerSeptive, research
                                                     and development, expansion of its
                                                     laboratory facilities, working capital
                                                     and general corporate purposes.
Proposed Nasdaq National Market symbol.............  CGNS

---------------

(1) Excludes 912,109 shares issuable upon the exercise of options with a weighted average exercise price of $1.89 per share and 1,914,496 shares issuable upon exercise of warrants with a weighted average exercise price of $12.90 per share. See "Capitalization," "Management -- Employee Benefit Plans" and "Description of Capital Stock -- Stock Purchase Warrants."

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                             SUMMARY FINANCIAL DATA


                                                             YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------------
                                                    1994              1995               1996
                                                 -----------       -----------       ------------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $   218,095       $ 2,903,179       $  3,573,010
Operating expenses:
  Research and development.....................    3,870,375         4,949,925          7,370,780
  General and administrative...................      883,219         1,011,505          1,437,664
  Acquired in-process research and
  development(1)...............................           --                --          6,783,900
                                                 -----------       -----------       ------------
     Total operating expenses..................    4,753,594         5,961,430         15,592,344
                                                 -----------       -----------       ------------
Interest income (expense), net.................      (84,609)          662,969            486,513
                                                 -----------       -----------       ------------
Net loss.......................................  $(4,620,108)      $(2,395,282)      $(11,532,821)
                                                 ===========       ===========       ============
Pro forma net loss per common share(2).........                                            $(1.37)
                                                                                           ======
Shares used in computing pro forma net loss per
  common share(2)..............................                                         8,434,365
                                                                                     ============



                                                                      DECEMBER 31, 1996
                                                             ------------------------------------
                                                                                     PRO FORMA
                                                                ACTUAL            AS ADJUSTED(3)
                                                             ------------         ---------------
BALANCE SHEET DATA:
     Cash, cash equivalents and marketable securities......  $ 13,460,876           $ 37,610,876
     Total assets..........................................    17,221,271             41,371,271
     Promissory note.......................................     3,000,000                     --
     Accumulated deficit(1)................................   (22,762,682)           (22,762,682)
     Total stockholders' equity............................    11,797,512             38,947,512


---------------
(1) Reflects a one-time charge equal to the value placed on technology acquired from PerSeptive that is in the research stage and has no alternative future use. Such value was determined by independent appraisal and was charged to operations because the future net realizable value of the technology is uncertain. See Note 3 of Notes to Financial Statements.

(2) Computed on the basis described in Note 2(f) of Notes to Financial
    Statements.


(3) Gives effect to (i) the automatic conversion of all outstanding Convertible Preferred Stock into 4,458,528 shares of Common Stock upon the closing of this offering and (ii) the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of the net proceeds therefrom (including the payment of the $3,000,000 promissory note payable to PerSeptive), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds."

-------------------------------------------------------------------------------

                                  RISK FACTORS


     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, as well as the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and other factors discussed elsewhere in this Prospectus.


EARLY STAGE OF DEVELOPMENT; UNCERTAINTIES RELATING TO THE COMPANY'S DRUG DISCOVERY TECHNOLOGY

     The Company is at an early stage of development. To date, the Company has not developed, commercialized or commenced clinical development of any products based on its technological approaches, nor does the Company expect that any drug lead resulting from its research efforts will be developed or commercially available for a significant number of years, if at all. There can be no assurance that any of these drug leads will be developed as drugs or that the Company's approach to drug discovery will result in any additional drug leads that will be selected for development as drugs.

     ChemGenics is a drug discovery company that applies its two complementary technology platforms, Drug Discovery Genomics and Advanced Drug Selection Technologies, to key rate limiting steps in identifying new drugs. This approach of discovering drug targets and subsequently drug leads for development as drugs is subject to the risks of failure inherent in new technologies as well as the widely acknowledged risks of failure in drug discovery in general. The Company's Drug Discovery Genomics technologies for discovering novel drug targets are dependent in large part on performing molecular genetics techniques with various species of microbes, particularly fungi, the existence of similarities (homologies) between the sequences of human genes related to the disease, the sequences of counterpart fungal genes and the ability to clone and express those human genes in fungal cells. Although there has been a clear demonstration of homologies between the human genome and fungal genomes and the techniques to clone and express human genes in fungal cells, no assurance can be given that these homologies and cloning and expression techniques can be successfully exploited to discover drug targets for non-infectious human disease. It is possible that certain diseases in humans for which the Company is seeking to discover novel drug leads will be associated with a human gene that has no homolog in fungal genomes because the human genome is larger and more complex than fungal genomes. In addition, since the function of a gene in a fungal species may not be the same as that of its homolog in humans, the use of the target encoded by that gene may not lead to a safe or effective drug for treating the human disease associated with that gene. Also, the function of a human gene cloned and expressed in a fungal cell may not be similar to the function of that gene in a human cell.

     The Company's chemical diversity technology for producing compounds to screen against targets is significantly dependent on the breadth and utility of the Company's collection of fungi. While many commercially successful drugs have been derived by third parties from compounds produced by fungi, no assurance can be given that the Company will be able to discover any novel compounds from its fungal collection that will be safe and effective and otherwise capable of being developed into drugs for treating disease. The Company's Advanced Drug Selection Technologies have been engineered to address certain rate limiting steps in the drug discovery process by increasing the speed and lowering the cost of selecting and analyzing compounds that interact with targets (referred to by the Company as drug leads), and the integration of technologies developed at PerSeptive into the Company's overall Advanced Drug Selection Technologies has led to certain early results. However, no assurance can be given that the pace at which these early results have occurred will continue or that the Company's Advanced Drug Selection Technologies will result in the discovery of any novel drug targets or drug leads.

UNCERTAINTIES RELATING TO DRUG DEVELOPMENT AND COMMERCIALIZATION

     The Company's success will depend on the ability of the Company and its strategic collaborators to develop and commercialize drugs based on the drug leads discovered by using the Company's drug discovery technologies. No assurance can be given that any drug lead discovered using the Company's drug discovery technologies will be successfully developed and commercialized as a drug. Development and commercialization of new drugs is highly uncertain, and uncontrollable or unanticipated events, including delays in clinical trials, unexpected adverse side effects or inadequate therapeutic efficacy, and delays in obtaining regulatory approval, may slow or prevent development efforts of the Company or its strategic collaborators and may have a material adverse effect on the Company's business, financial condition and results of operations. In the United States and elsewhere, extensive preclinical studies and clinical trials demonstrating a drug's safety and efficacy in treating a particular disease indication are required prior to obtaining regulatory approval to market the drug for that indication. Preclinical studies and clinical trials for a drug for a particular indication usually take a number of years, and the time required to complete such studies and trials cannot be predicted. There can be no assurance that any drugs based on drug leads discovered with the Company's technology by the Company or any of its strategic collaborators will be shown to be safe and effective in clinical trials, meet applicable regulatory standards, be capable of being manufactured in commercial quantities at reasonable costs, be accepted by physicians, patients, hospital formularies, insurers, health maintenance organizations, pharmacy benefit managers or similar entities, be patentable by the Company or its strategic collaborators and free of proprietary rights held by third parties, and be at least as effective as any competing drugs. See "--Government Regulation; No Assurances of Regulatory Approval."

RELIANCE ON STRATEGIC COLLABORATORS


     The Company's strategy for funding a substantial portion of its drug discovery operations and developing and commercializing drugs from drug leads discovered with its technology includes the formation of strategic collaborations and licensing arrangements with pharmaceutical and biotechnology companies that have substantial resources devoted to conducting preclinical studies and clinical trials of drug candidates, obtaining regulatory approval for drug candidates and manufacturing and marketing drugs. The failure of the Company to obtain additional collaborations and further funding for its drug discovery operations from strategic collaborations and licensing arrangements would require it to scale back or terminate certain of its drug discovery programs. Also, in the absence of additional strategic collaborations and licensing arrangements, it is unlikely that the Company would be able to obtain the capital and other resources necessary to develop and commercialize drugs based on drug leads that it discovers. In any strategic collaboration or licensing arrangement, the Company will be subject to significant discretion on the part of the strategic collaborator or licensee to proceed with, and to control the amount and timing of resources devoted to, the development and commercialization of drugs based on drug leads covered by the collaboration or arrangement. There can be no assurance that any strategic collaborator or licensee will pursue the development and commercialization of any such drug leads, that the interests of any strategic collaborator or licensee will continue to coincide with those of the Company, that disputes will not arise over proprietary interests such as whether a specific drug lead was discovered by the Company or with the Company's technology, that any strategic collaborator or licensee will not pursue, (independently or with third parties), the development and commercialization of alternative drug leads in preference to or in competition with those discovered by the Company or using the Company's technology, or that any such development or commercialization would be successful and generate royalties for the Company. The Company will rely on its collaborative relationships to market, sell, manufacture and distribute its product candidates. Under its existing collaborations, and to the extent the Company enters into future collaborations, any revenue received by the Company under these collaborations will depend upon the efforts of third parties. There can be no assurance that any such efforts by third parties will be successful. If any strategic collaborator or licensee were to breach or terminate its agreement with the Company or otherwise fail to conduct its collaborative activities successfully and in a timely manner, the development and commercialization of drug leads covered by that agreement would be delayed or terminated. Any such delay or termination could materially and adversely affect the Company's business, financial condition and results of operations. To date, the Company has entered into strategic alliances with Pfizer and with Wyeth-Ayerst relating to the discovery, development and commercialization of drugs for treating fungal and bacterial infections, respectively, in humans. The Company's agreements with Pfizer and Wyeth-Ayerst are subject to termination under certain circumstances. Wyeth-Ayerst has an option to terminate its agreement with the Company if the Company fails to reach certain research objectives by the end of the third year of the collaboration. Although the Company anticipates receiving significant milestone payments from Pfizer and

Wyeth-Ayerst, there can be no assurance that such milestones will be achieved and such payments will be earned. In addition, there can be no assurance that the Company will be able to establish additional strategic collaborations or licensing arrangements with other companies on terms that are favorable to the Company. See "Business -- Collaborations."


RISKS ASSOCIATED WITH PERSEPTIVE AGREEMENTS


     In connection with the Company's agreements with PerSeptive, the Company and PerSeptive entered into a Voting Agreement pursuant to which, as long as it owns at least 20% of the Company's outstanding voting stock, PerSeptive is entitled to require the nomination of two PerSeptive nominees for election to the Company's Board of Directors if the Board is comprised of six or seven directors, or three PerSeptive nominees if the Board is comprised of eight or more directors. If PerSeptive owns less than 20% of the Company's outstanding capital stock, but at least 10%, it is entitled to require the nomination of one PerSeptive nominee for election to the Company's Board of Directors. Certain stockholders of the Company, who own an aggregate of 93.8% of the Company's capital stock prior to the offering, have agreed to vote in favor of the election of such nominees. In addition, PerSeptive has entered into a standstill agreement, pursuant to which it has agreed not to acquire any additional Company equity securities and to restrict its ability to sell any equity securities of the Company, and, as long as PerSeptive owns at least 20% of the Company's equity securities, to vote its shares in accordance with the recommendation of ChemGenics' Board of Directors. This agreement will remain in effect until June 30, 2006. By virtue of PerSeptive's representation on the Company's Board of Directors, PerSeptive will have the ability to influence the direction and policies of the Company. Although under the terms of the agreements PerSeptive's representatives on the Board of Directors would abstain from voting on any matter that involved a direct conflict of interest between ChemGenics and PerSeptive, PerSeptive's ownership of a significant percentage of the Company's Common Stock, and its representation on ChemGenics' Board of Directors, could permit PerSeptive to exercise a degree of influence on any such matter. Dr. Noubar B. Afeyan, Chief Executive Officer of PerSeptive, currently serves as Chairman of ChemGenics' Board of Directors.



     Pursuant to the PerSeptive agreements, PerSeptive has agreed not to engage in drug discovery or enter into any similar collaborative research and/or development agreement for drug discovery with any party other than ChemGenics. In addition, PerSeptive has agreed to provide ChemGenics with early and preferred access to its technology. However, PerSeptive may sell and offer full product support for its equipment and reagents to third parties, which the third parties may use for any purpose, including drug discovery. In addition, during the first five years of its collaboration with PerSeptive, the Company will have an 18-month period of exclusivity for inventions or improvements developed jointly by the parties that are primarily useful in drug discovery, during which period PerSeptive will not sell, license, or distribute products incorporating such joint inventions or improvements. After the first five years of such collaboration, the Company will no longer be entitled to any such period of exclusivity for joint inventions or improvements which are primarily useful in drug discovery, unless PerSeptive so agrees. There can be no assurance that PerSeptive will so agree or, if it does so agree, that such agreement will be upon terms commercially reasonable to the Company. The Company also acquired certain supplies and other assets related to drug discovery programs at PerSeptive, including the right to use without charge (i) certain equipment until the earlier of the successful conclusion of an initial public offering by the Company or June 30, 1997 and (ii) certain supplies of the type manufactured or distributed by PerSeptive until the later of the successful conclusion of an initial public offering by the Company or March 31, 1997. Thereafter, the Company will pay PerSeptive's fully burdened manufacturing cost for such equipment and supplies.


     The Company is dependent on technology developed by PerSeptive, and may continue to be so in the future. Accordingly, the occurrence of an event which materially affects the ability of PerSeptive to perform its obligations under its agreements with the Company, may have a material adverse affect upon the Company's ability to continue the development of certain of its technologies. In addition, if PerSeptive were to terminate its agreements with the Company or otherwise fail to comply with its covenants and agreements in a timely manner, such terminations or failures could have a material adverse affect on the Company's business, financial condition and results of operations. See "Business -- Collaborations -- PerSeptive Biosystems," and "Certain Transactions -- Agreement with PerSeptive Biosystems."

HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES


     As of December 31, 1996, the Company had an accumulated deficit of approximately $22.8 million, including a one-time charge of $6.8 million associated with the acquisition of in-process research and development from PerSeptive. The Company is currently operating at a loss and expects to incur operating losses over at least the next several years. Even if the Company succeeds in developing a commercial product, the Company expects to incur significant losses for at least the next several years and that such losses will increase as the Company expands its research and development activities including preclinical studies and clinical trials. To achieve profitability, the Company, alone or with others, must successfully develop its drug candidates, conduct clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such drugs. The time required to reach commercial revenue and profitability is highly uncertain and there can be no assurance that the Company will be able to achieve any such revenue and profitability on a sustained basis, if at all. See "Selected Financial Data," "Management Discussion and Analysis of Financial Condition and Results of Operations," and "Business."


FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company has experienced no net cash flows from operations since its inception. The Company has funded its activities to date through issuances of equity securities, research funding and interest income and expects capital and operating expenditures to increase over the next several years as it expands its infrastructure and its research and development activities. The Company's actual future capital requirements will depend on many factors, including, without limitation, the progress of the Company's research and development; achievement of milestones under strategic alliance arrangements; the ability of the Company to establish and maintain additional strategic collaborations and licensing arrangements; the progress of the development efforts of the Company's strategic collaborators; competing technological and market developments; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; and the purchase of additional capital equipment. These factors also include the level of the Company's activities relating to commercialization rights it has retained in its strategic collaborations and the costs and timing of regulatory approvals. Any such strategic collaborations or licensing arrangements could result in limitation on the Company's ability to control the research and development of potential drugs and commercialization of resulting drugs if any, and could limit profits, if any, therefrom. Should the Company choose to develop, manufacture or market any drugs it discovers, the Company will require substantial funds for research and development, preclinical studies, clinical trials, manufacturing and marketing of any of its pharmaceutical products. The Company believes that the anticipated net proceeds from this offering, together with existing cash, investment securities, and the anticipated cash flow from existing strategic alliances, will be sufficient to support the Company's operations for the next two years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financing or additional strategic collaborations and licensing arrangements. No assurance can be given that additional financing will be available when needed, or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing stockholders may result. To the extent that the Company raises additional funds through strategic collaborations and licensing arrangements, the Company may be required to relinquish rights to certain of its technologies or product candidates, or to grant licenses on terms that are not favorable to the Company, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that adequate funds are not available, the Company may be required to reduce the scope of or eliminate one or more of its research and development programs or certain personnel and related expenses, which could have a material adverse affect on the Company.

COMPETITION; RISK OF TECHNOLOGICAL OBSOLESCENCE

     Drug discovery and development is a highly competitive field characterized by extensive research efforts and rapid technological development. The Company faces, and will continue to face, intense and increasing competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies. The Company is also subject to significant competition from organizations that are pursuing the same or similar technologies as those being pursued by the Company and from organizations that are pursuing pharmaceutical products that are competitive with the Company's potential products, and such competition is likely to increase.

     Many of the Company's competitors have substantially greater financial, technical and personnel resources than the Company. Although the Company believes that it has identified new and distinct approaches to drug discovery, there are other companies with drug discovery programs, at least some of the objectives of which are the same or similar to those of the Company. Competing technologies may be developed which would render the Company's technology obsolete or noncompetitive. The Company is aware of many pharmaceutical and biotechnology companies that are engaged in efforts to treat each of the diseases for which the Company is seeking to develop therapeutic products. There can be no assurance that competitors of the Company will not develop competing technologies or drugs that are more effective than those developed by the Company and its collaborators, thereby rendering the Company's and its collaborators' technologies or drugs obsolete or non-competitive. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborators' ability to use the Company's technologies or commercialize its or their drugs.

     Each of the Company's strategic collaborators may be conducting multiple product development efforts within each disease area that is the subject of its strategic collaboration with the Company. Generally, the Company's strategic collaborations do not restrict its strategic collaborators from pursuing competing development efforts. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by a strategic collaborator. See " -- Reliance on Strategic Collaborators" and "Business -- Competition."

PATENTS AND PROPRIETARY RIGHTS; THIRD PARTY RIGHTS


     The Company's commercial success depends in part on its ability to obtain and enforce patent and certain other proprietary rights relating to its gene discoveries, drug targets, screening technologies and drug leads. As of December 31, 1996, the Company had 10 patents pending in the United States, and two U.S. patents based on the Company's discoveries had issued. There can be no assurance that any present or future patent application will result in a patent or that any present or future patent will protect a commercially viable product, will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.


     Patent law as it relates to inventions in the biotechnology field is still evolving and legal principles are not firmly established. Accordingly, there can be no assurance that patents will be granted with respect to any of the Company's pending patent applications or with respect to any patent applications filed by the Company in the future. In addition, even if such patents are granted, there can be no assurance that in the event any claims in such patents are challenged that any court or patent authority would determine that such patent claims are valid and enforceable or sufficiently broad in scope to protect the Company's proprietary rights. Moreover, because patent applications in the United States are maintained in secrecy until patents issue, because patent applications in certain other countries generally are not published until more than eighteen months after they are filed, because publication of technological developments in the scientific or patent literature often lags behind the date of such developments, and because searches of prior art may not reveal all relevant prior inventions, the Company cannot be certain that it was the first to invent the subject matter covered by its patent applications or that it was the first to file patent applications for such inventions.

     The commercial success of the Company will depend in part on not infringing patents or proprietary rights of others, and there can be no assurance that the technologies and products used or developed by the Company will not infringe such rights. If such infringement occurs and the Company is not able to obtain a license from the relevant third party, the Company will not be able to continue the development, manufacture, use or sale of any such infringing technology or product. There can be no assurance that necessary licenses to third-party technology will be available at all, or on commercially reasonable terms. Failure by the Company to obtain a license to technology that it may require to utilize its technologies or commercialize its products could have a material adverse effect on the Company. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets, know-how or other intellectual property rights owned by the Company or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to, and diversion of, resources by the Company and could have a material and adverse impact on the Company. There can be no assurance that any of the Company's issued or licensed patents would ultimately be held valid or that efforts to defend any of its patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any such litigation or proceeding could subject the Company to significant liabilities, require the Company to cease using the subject technology or require the company to license the subject technology from the third party, all of which could have a material adverse effect on the Company's business. See "Business--Patents."

     In addition to patent protection, the Company relies upon trade secrets, proprietary know-how and continuing technological advances to develop and maintain its competitive position. To maintain the confidentiality of its trade secrets and proprietary information, the Company requires its employees, consultants and collaborators to execute confidentiality agreements upon the commencement of their relationships with the Company. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while in the employ of the Company will be the exclusive property of the Company. There can be no assurance, however, that these agreements will not be breached, that the Company would have adequate remedies in the event of any such breach or that the Company's trade secrets or proprietary information will not otherwise become known or developed independently by others.

     The Company is party to various license agreements which give it rights to use certain technologies in its research and development processes. There can be no assurance that the Company will be able to continue to license such technology on commercially reasonable terms, if at all. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION; NO ASSURANCES OF REGULATORY APPROVAL

     The Company's drug discovery activities and the potential commercialization of its product candidates will be subject to extensive regulation by the United States Food and Drug Administration (the "FDA") and other regulatory authorities in the United States. These activities will also be regulated in countries outside the United States where the Company's product candidates may be tested and sold. Significant time and cost will be expended in response to government regulations which require the Company and its collaborators to provide extensive safety and efficacy data to the FDA. The regulatory process, which includes preclinical studies and clinical trials of each product candidate, takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent FDA regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA"). Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any drugs developed by the Company and its collaborators. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed drug and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecutions. Further, additional governmental regulation may be established that could prevent or delay regulatory approval of the Company's products.

     The Company's business is also subject to regulation under state and federal laws regarding environmental protection and hazardous substances control, including the Occupational Safety and Health Act, the Environmental Protection Act, and the Toxic Substance Control Act. The Company could be held liable for any damages that result from violations of these laws and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future. In addition, there can be no assurance that statutes or regulations applicable to the Company's business will not be adopted that impose substantial additional costs or otherwise materially adversely affect the Company's operations. See "Business -- Government Regulation."

ATTRACTION AND RETENTION OF KEY EMPLOYEES

     The Company is highly dependent on the principal members of its management and scientific staff, including Dr. Barry A. Berkowitz and Dr. William E. Timberlake. The loss of services of any of these personnel could have an adverse effect on the Company. Furthermore, recruiting and retaining qualified scientific personnel will also be critical to the Company's success as a result of the intense competition for qualified management and scientific staff in the pharmaceutical and biotechnology industries. There can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms and the failure to recruit and retain such personnel may have a material adverse effect on the Company.

PRODUCT LIABILITY AND LIMITED INSURANCE

     The Company's business exposes it to potential product liability claims, which are inherent in the development, testing, manufacturing, marketing and sales of human therapeutics. The use of the Company's product candidates in clinical trials also exposes the Company to product liability claims and possible adverse publicity. These risks increase with respect to the Company's product candidates, if any, that receive regulatory approval for commercialization. The Company currently has no product liability insurance coverage for the clinical use of its products. Moreover, there can be no assurance that the Company will be able to obtain such insurance coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business of the Company.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND COST CONTAINMENT INITIATIVES

     The Company expects that all of its revenue in the foreseeable future will be derived from services and products provided to the Company's pharmaceutical and biotechnology customers. The Company's success will therefore be directly dependent upon the success of the companies within these industries. The level of revenue and profitability of the Company's customers may be adversely impacted by the continuing efforts of governmental and third party payors, including health maintenance organizations, to contain or reduce health care costs, including drug prices, through various means and the initiatives of third party payors with respect to the availability of reimbursement. In certain foreign markets pricing or profitability of pharmaceuticals is subject to government control. In the U.S., there have been and will continue to be state and federal proposals to implement similar government control. To the extent that such proposals or reforms impact the business, financial condition and profitability of pharmaceutical companies that are current or proposed collaborators with the Company, the Company's business, financial condition and results of operations could be materially and adversely affected.

SHARES ELIGIBLE FOR FUTURE SALES; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of this offering, the Company will have a total of 10,103,815 shares of Common

Stock outstanding, of which the 2,500,000 shares offered hereby will be freely tradeable without restriction by persons other than "affiliates" of the Company, as such term is defined under the Securities Act. The remaining 7,603,815 shares of Common Stock outstanding are "restricted securities" as the term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). Of the 7,603,815 Restricted Shares, 217,786 shares may be sold immediately after this offering under Rule 144(k). An additional 4,496,142 shares will become eligible for sale 90 days after completion of the offering pursuant to Rule 144 and Rule 701 promulgated under the Securities Act. The remaining 2,889,887 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would permit earlier resale of shares of Common Stock currently subject to holding periods under Rule
144. No assurance can be given concerning whether or when the proposal will be adopted by the Securities and Exchange Commission. Furthermore, 7,576,305 of the Restricted Shares are subject to lock-up agreements, of which 5,013,030 Restricted Shares are subject to lock-up agreements expiring 180 days following the date of this Prospectus, and 2,563,275 Restricted Shares, which are held by PerSeptive, are subject to a separate, more extended lock-up agreement with the Company. The 180-day lock-up agreements provide that Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of these lock-up agreements, 4,713,928 of the 7,603,815 Restricted Shares may be sold pursuant to Rule 144 or 701, subject in some cases to certain volume restrictions imposed thereby. Certain existing shareholders have rights to include shares of Common Stock owned by them in future registrations by the Company for the sale of Common Stock or to request that the Company register their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 1,500,000 shares of Common Stock issuable under its stock option plan. Of the 1,500,000 shares issuable under its stock option plan, 912,109 shares are subject to outstanding options as of January 13, 1997, of which 878,736 shares are subject to lock-up agreements. Shares covered by such registration statements will immediately be eligible for sale in the public market upon the filing of such registration statements. See "Shares Eligible for Future Sale," and "Description of Capital Stock -- Registration Rights."


EFFECT OF ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company's Restated Certificate of Incorporation provides for a classified Board of Directors commencing with the 1997 annual meeting of stockholders, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the shares of capital stock of the Company entitled to vote. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of these provisions could have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company's Restated Certificate of Incorporation, including provisions eliminating the right of stockholders to act by written consent, eliminating the right of stockholders to call special meetings and requiring special notice provisions for stockholder proposals or nominations, could also have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock -- Delaware Law and Certain Charter Provisions."

NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

     Prior to this offering, there has been no public market for the Common Stock of the Company. There can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The public offering price of the Common Stock will be established by negotiations between the Company and the Representatives of the Underwriters. See "Underwriting." The market price of the shares of Common Stock, like that of the common stock of many other biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

CONTROL BY EXISTING STOCKHOLDERS; CONCENTRATION OF STOCK OWNERSHIP


     Following this offering, the Company's directors, executive officers and affiliated entities will beneficially own approximately 63.2% of the outstanding shares of Common Stock. Accordingly, such persons will have the ability to exercise significant influence over the management and policies of the Company and to control the election of the Company's Board of Directors and other stockholder actions. See "Principal Stockholders."


DILUTION; ABSENCE OF DIVIDENDS

     Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution in tangible book value per share. In addition, investors purchasing shares of Common Stock in this offering will incur additional dilution to the extent outstanding options and warrants are exercised. See "Dilution," "Management -- Employee Benefit Plans" and "Description of Capital Stock -- Stock Purchase Warrants." The Company has never paid cash dividends and does not intend to pay cash dividends in the foreseeable future. See "Dilution; Dividend Policy."

                                  THE COMPANY

     ChemGenics Pharmaceuticals Inc., formerly Myco Pharmaceuticals Inc., was incorporated in Delaware in January 1992. As used herein, the "Company" refers to ChemGenics Pharmaceuticals Inc. and its predecessor. The Company's principal executive offices are located at One Kendall Square, Building 300, Cambridge, Massachusetts 02139 and its telephone number is (617) 374-9090.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be $27,150,000 ($31,335,000 if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of this offering for repayment of the $3 million promissory note issued to PerSeptive and for research and development, expansion of its laboratory facilities, working capital and general corporate purposes. See "Business -- Collaborations -- PerSeptive Biosystems." The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated to any specific acquisition.


     The amount and timing of expenditures for each purpose may vary significantly depending upon numerous factors, including progress of the Company's research programs, the number and scope of these programs, achievement of milestones under collaborative arrangements, the ability of the Company to establish and maintain additional collaborative and licensing arrangements and the progress of the development efforts of the Company's strategic collaborators. Additional factors include the level of the competing technological and market developments, the costs involved in filing, prosecuting and enforcing patent claims and other intellectual property rights, the costs and timing of regulatory approvals and administrative and legal expenses.

     Until used, the Company intends to invest the net proceeds of this offering in interest-bearing, investment-grade securities. While the net proceeds are so invested, the interest earned by the Company on such proceeds will be limited by available market rates. The Company intends to invest and use such proceeds so as to avoid being required to register as an "investment company" under the Investment Company Act of 1940, as amended.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock for the foreseeable future. The Company intends to retain future earnings, if any, for use in the operation of its business. See "Risk Factors -- Dilution; Absence of Dividends."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1996 (i) on an actual basis, (ii) on a pro forma basis to give effect to the automatic conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 4,458,528 shares of Common Stock upon the closing of this offering and (iii) on a pro forma as adjusted basis to reflect the sale of 2,500,000 shares of Common Stock pursuant to this offering and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.



                                                                      DECEMBER 31, 1996
                                                           ---------------------------------------
                                                                                       PRO FORMA
                                                             ACTUAL      PRO FORMA    AS ADJUSTED
                                                          ------------  ------------  ------------
Capital lease obligations, net of current portion(1)..... $    860,619  $    860,619  $    860,619
                                                          ------------  ------------  ------------

Promissory note..........................................    3,000,000     3,000,000           --
Stockholders' equity (2)(3):
     Convertible Preferred Stock, $.01 par value:
       13,441,667 shares authorized; 11,815,171 issued
       and outstanding actual; no shares issued and
       outstanding pro forma and pro forma as adjusted...      118,152            --           --

     Preferred Stock, $.001 par value: 5,000,000 shares
       authorized; no shares issued and outstanding
       actual, pro forma and pro forma as adjusted.......           --            --           --

     Common Stock, $.001 par value: 25,000,000 shares
       authorized; 3,145,287 shares issued and
       outstanding actual; 7,603,815 shares issued and
       outstanding pro forma; 10,103,815 shares issued
       and outstanding pro forma as adjusted.............        3,145         7,604       10,104

     Additional paid-in-capital..........................   34,700,230    34,813,923   61,961,423

     Deferred compensation...............................     (261,333)     (261,333)    (261,333)

     Accumulated deficit.................................  (22,762,682)  (22,762,682) (22,762,682)
                                                           -----------   -----------  -----------

          Total stockholders' equity.....................   11,797,512    11,797,512   38,947,512
                                                          ------------  ------------  ------------

          Total capitalization........................... $ 15,658,131  $ 15,658,131 $ 39,808,131
                                                          ============  ============ ============


---------------

(1) See Note 7 of Notes to Financial Statements.

(2) Excludes 912,109 shares issuable upon exercise of options outstanding with a weighted average exercise price of $1.89 per share and 1,914,496 shares issuable upon exercise of warrants outstanding with a weighted average exercise price of $12.90 per share.

(3) Upon the closing of this offering, the Company's Certificate of Incorporation will be amended and restated to, among other things, reduce the number of authorized shares of Common Stock from 33,866,667 to 25,000,000 and of Preferred Stock from 13,441,667 to 5,000,000.

                                    DILUTION


     The Company's pro forma net tangible book value at December 31, 1996, was approximately $11.1 million, or $1.46 per share of Common Stock, after giving effect to the automatic conversion of all outstanding shares of Convertible Preferred Stock into 4,458,528 shares of Common Stock upon consummation of this offering. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets, less total liabilities, divided by 7,603,815, the pro forma number of shares of Common Stock outstanding as of December 31, 1996. After giving effect to the sale of 2,500,000 shares of Common Stock in this offering at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom, the Company's pro forma net tangible book value at December 31, 1996 would have been approximately $38.3 million, or $3.79 per share. This represents an immediate increase in pro forma net tangible book value of $2.33 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.21 per share to purchasers of Common Stock in this offering. The following table illustrates the per share dilution in pro forma net tangible book value to new investors:



    Assumed initial public offering price per share...................               $12.00
         Pro forma net tangible book value per share at December 31,
          1996........................................................   $1.46
         Increase per share attributable to new investors.............    2.33
                                                                         -----
    Pro forma as adjusted net tangible book value per share after this
      offering........................................................                 3.79
                                                                                     ------
    Pro forma net tangible book value dilution per share to new
      investors.......................................................               $ 8.21
                                                                                     ======



     The following table sets forth on a pro forma basis as described above the number of shares of Common Stock issued by the Company, the total consideration paid and the average price per share paid by the existing stockholders and to be paid (at the assumed initial public offering price of $12.00 per share) by new investors purchasing shares of Common Stock in this offering (before deducting underwriting discounts, commissions and estimated offering expenses payable by the Company):



                                               SHARES PURCHASED         TOTAL CONSIDERATION
                                            -----------------------   ------------------------   AVERAGE PRICE
                                              NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     PER SHARE
                                            ----------   ----------   -----------   ----------   -------------
Existing Stockholders.....................   7,603,815       75%      $34,560,194       54%          $ 4.55
New Investors.............................   2,500,000       25%       30,000,000       46%           12.00
                                            ----------      ---       -----------      ---
    Total.................................  10,103,815      100%      $64,560,194      100%
                                            ==========      ===       ===========      ===



     The foregoing tables exclude 1,486,289 shares of Common Stock reserved for issuance under the 1992 Employee, Director and Consultant Stock Option Plan (under which, as of December 31, 1996, an aggregate of 912,109 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average price of $1.89 per share were outstanding) and 1,914,496 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $12.90 per share. To the extent that outstanding options and warrants are exercised, there will be further dilution in pro forma net tangible book value per share to new investors. See "Management -- Employee Benefit Plans," "Description of Capital Stock -- Stock Purchase Warrants" and
Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below as of December 31, 1995 and 1996 and for the three years in the period ending December 31, 1996 are derived from the Company's financial statements, which have been audited by Arthur Andersen LLP whose report with respect thereto is included elsewhere in this Prospectus. The selected financial data set forth below as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 are derived from the Company's financial statements, which have been audited by Arthur Andersen LLP and which are not included herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this Prospectus.



                                                                             YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------
                                                         1992(1)        1993          1994          1995           1996
                                                       -----------   -----------   -----------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $        --   $        --   $   218,095   $ 2,903,179   $  3,573,010
Operating expenses:
    Research and development.........................      652,668     2,432,021     3,870,375     4,949,925      7,370,780
    General and administrative.......................      397,748       796,624       883,219     1,011,505      1,437,664
    Acquired in-process research and
      development(2).................................           --            --            --            --      6,783,900
                                                       -----------   -----------   -----------   -----------   ------------
Total operating expenses.............................    1,050,416     3,228,645     4,753,594     5,961,430     15,592,344
                                                       -----------   -----------   -----------   -----------   ------------
Interest income (expense), net.......................       41,994        22,596       (84,609)      662,969        486,513
                                                       -----------   -----------   -----------   -----------   ------------
Net loss.............................................  $(1,008,422)  $(3,206,049)  $(4,620,108)  $(2,395,282)  $(11,532,821)
                                                       ===========   ===========   ===========   ===========   ============
Pro forma net loss per common share(3)...............                                                          $      (1.37)
                                                                                                               ============
Shares used in computing pro forma net loss per
  common share(3)....................................                                                             8,434,365
                                                                                                               ============



                                                                                                       DECEMBER 31, 1996
                                                                DECEMBER 31,                      ----------------------------
                                             ---------------------------------------------------                 PRO FORMA AS
                                               1992(1)       1993         1994          1995         ACTUAL      ADJUSTED(4)
                                             -----------  -----------  -----------  ------------  ------------  --------------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities................................ $ 1,048,615  $    17,082  $   653,781  $ 13,080,663  $ 13,460,876   $ 37,610,876
Total assets................................   1,076,478    1,881,639    2,863,194    15,550,255    17,221,271     41,371,271
Promissory note.............................          --           --           --            --     3,000,000             --
Accumulated deficit(2)......................  (1,008,422)  (4,214,471)  (8,834,579)  (11,229,861)  (22,762,682)   (22,762,682)
Total stockholders' equity (deficit)........     944,812     (237,237)   1,125,148    13,721,716    11,797,512     38,947,512


---------------

(1) Operations of the Company commenced in January 1992.
(2) Reflects a one-time charge equal to the value placed on technology acquired from PerSeptive that is in the research stage and has no alternative future use. Such value was determined by independent appraisal and was charged to operations because the future net realizable value of the technology is uncertain. See Note 3 of Notes to Financial Statements.

(3) Computed on the basis described in Note 2(f) of Notes to Financial
    Statements.


(4) Gives effect to (i) the automatic conversion of all outstanding Convertible Preferred Stock into 4,458,528 shares of Common Stock upon the closing of this offering and (ii) the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of net proceeds therefrom (including the payment of the $3,000,000 promissory note payable to PerSeptive), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

     ChemGenics is a drug discovery company that applies its two complementary technology platforms, Drug Discovery Genomics and Advanced Drug Selection Technologies, to key rate limiting steps in identifying new drugs. Since January 1995, the Company has been engaged in a research and development collaboration in the field of human antifungal therapeutics with Pfizer. In December 1996, the Company entered into a strategic alliance with Wyeth-Ayerst for the discovery of novel drug leads for treating human bacterial infections. In May, November and December 1996, the Company entered into agreements with PerSeptive covering the May 1996 acquisition of certain assets and technologies for use in the field of drug discovery.


     In January 1995, the Company entered into a strategic collaboration with Pfizer for the discovery of novel drug leads for treating human fungal infections, which could provide over $50 million in equity, research funding and development milestone payments, plus potential royalties. Pursuant to the agreements, Pfizer is funding a drug discovery program over a four-year term, which began in January 1995. Pfizer has waived its one-time option to terminate the agreement. In connection with the collaboration, Pfizer purchased 2,700,000 shares of Series D Convertible Preferred Stock (which will be converted into 1,018,867 shares of common stock upon the consummation of this offering) for $13.5 million. Pfizer has agreed to provide the Company with up to $11.7 million in research funding over the agreement's four-year term and may become obligated to make payments to the Company upon achievement of certain milestones which could total up to an additional $32.5 million. If the collaboration is successful in identifying targets and leads for products to treat human fungal disease, Pfizer will pay all costs related to its product development and commercialization, including, without limitation, clinical trials, regulatory filings and marketing and will also pay ChemGenics royalties on product sales, if any, which result from the collaboration. The Company has recognized revenues of $5.0 million for research funding under these agreements through December 31, 1996. See "Business -- Collaborations -- Pfizer."



     In December 1996, the Company entered into a strategic collaboration with Wyeth-Ayerst for the discovery of novel drug leads for treating human bacterial infections which could provide up to $70 million in equity, research funding and development milestone payments, plus potential royalties. In connection with the collaboration, Wyeth-Ayerst purchased 833,334 shares of Series E Convertible Preferred Stock (which will be converted into 314,465 shares of Common Stock upon the consummation of this offering) for approximately $5 million and is committed, subject to ChemGenics' meeting certain research performance objectives, to a second purchase of $5 million of Common Stock to occur no sooner than June 2, 1997 and a third purchase of $3 million of Common Stock to occur no sooner than December 2, 1998. The second and third purchases will be priced at 115% of the then current market price of the Common Stock following the Company's initial public offering, or at $15.90 per common share if no such offering has been completed. Assuming the collaboration concludes its five-year term, Wyeth-Ayerst is obligated to pay ChemGenics $15 million in research funding (adjusted for inflation in certain circumstances) and may be obligated to pay up to an additional $9 million in research performance payments. ChemGenics may also receive up to an additional $33 million in development milestone payments. If the collaboration is successful in identifying targets and leads for products to treat bacterial disease, Wyeth-Ayerst will pay all costs related to its product development and commercialization, including, without limitation, clinical trials, regulatory filings and marketing and will also pay ChemGenics royalties on product sales, if any, which result from the collaboration. ChemGenics has recognized revenues of $750,000 for research funding under this agreement through December 31, 1996. See "Business -- Collaborations -- Wyeth-Ayerst."


     In May, November and December 1996, the Company entered into agreements with PerSeptive under which the Company exchanged a substantial equity interest in ChemGenics and a $3 million promissory note payable to PerSeptive for certain assets and a worldwide, royalty-free license for use in the field of drug discovery to all of PerSeptive's existing patents and technology, including selection technologies, all future patented and unpatented technology, early and preferred access to all technology and certain other assets, and for a period of five years to all prototype equipment. Upon execution of the agreements, ChemGenics hired 10 employees of PerSeptive and entered into a temporary sublease agreement for approximately 5,000 square feet of laboratory and office space in Framingham, Massachusetts. Under the agreements, PerSeptive acquired 2,563,275 shares of the Company's Common Stock, of which 250,000 shares are subject to forfeiture lapsing over a three-year period in the event PerSeptive fails to provide certain services, equipment use, supplies and other assets. PerSeptive also received a warrant, expiring in June 2000, to purchase an additional 1,847,673 shares of Common Stock at an exercise price of $13.25 per share, for an aggregate exercise price of approximately $24.5 million. In addition, the Company also issued PerSeptive a $3 million promissory note which the Company intends to pay out of the net proceeds of this offering. This transaction was accounted for as a purchase. See Note 3 of Notes to Financial Statements. PerSeptive expended approximately $20 to $25 million in research and development expenses for the purchased technology prior to its purchase by the Company. See "Business -- Collaborations -- PerSeptive Biosystems."



     As of December 31, 1996, the Company has derived all of its revenue from payments from Pfizer, Wyeth-Ayerst, and United States government research grants. The Company will not receive royalties on product sales until such time, if ever, that products based on its drug discovery efforts are commercialized. Although the Company intends to enter into additional strategic alliances, it also expects to incur increasing expenses and additional losses for at least the next several years, primarily due to expansion of its research programs. The Company has incurred significant losses since inception, with an accumulated deficit of approximately $22.8 million at December 31, 1996. The Company's results of operations have fluctuated from period to period and may continue to fluctuate in the future based upon the timing and composition of funding under existing collaborative agreements and the investment of resources in research programs. Therefore, the Company's results of operations for any period may not be comparable to the results of operations for any other period.



RESULTS OF OPERATIONS



     Years Ended December 31, 1996 and December 31, 1995



     Revenues increased to approximately $3.6 million for the year ended December 31, 1996 from approximately $2.9 million for the year ended December 31, 1995. Revenues for the year ended December 31, 1996 consisted of research revenues of approximately $2.6 million from the collaboration with Pfizer, $750,000 from the collaboration with Wyeth-Ayerst, and $242,000 from United States government grants. Revenues for the year ended December 31, 1995 consisted of research revenues of approximately $2.5 million from the collaboration with Pfizer and $441,000 from United States government grants.



     The Company's total operating expenses increased to approximately $15.6 million for the year ended December 31, 1996 from approximately $6.0 million for the year ended December 31, 1995, primarily due to an approximately $6.8 million one-time charge for acquired in-process research and development associated with the PerSeptive agreements. Research and development expenses increased to approximately $7.4 million for the year ended December 31, 1996 from approximately $4.9 million for the year ended December 31, 1995, primarily due to increases in staffing associated with the expansion of the Company's research programs. The Company expects research and development expense to increase in future periods in connection with the Wyeth-Ayerst collaboration and expansion of research programs and personnel. General and administrative expenses increased to approximately $1.4 million for the year ended December 31, 1996 from approximately $1.0 million for the year ended December 31, 1995, primarily due to increases in staffing.



     Interest income declined to approximately $708,000 for the year ended December 31, 1996 from approximately $838,000 for the year ended December 31, 1995, primarily due to a reduction in average funds available for investment during 1996. Interest expense increased to approximately $222,000 for the year ended December 31, 1996 from approximately $175,000 for the year ended December 31, 1995, primarily due to an increase in the average outstanding balances of the Company's capital lease obligations and to interest payable under the PerSeptive promissory note.



     Years Ended December 31, 1995 and December 31, 1994


     Revenues increased to approximately $2.9 million for the year ended December 31, 1995 from $218,000 for the year ended December 31, 1994. Revenues for the year ended December 31, 1995 consisted of research revenues of approximately $2.5 million from Pfizer and $441,000 from United States government grants. Revenues for the year ended December 31, 1994 consisted solely of research revenue from United States government grants.

     The Company's total operating expenses increased to approximately $6.0 million for the year ended December 31, 1995, from approximately $4.8 million for the year ended December 31, 1994. Research and development expenses increased to approximately $4.9 million for the year ended December 31, 1995 from approximately $3.9 million for the year ended December 31, 1994 primarily due to the expansion of the Company's research programs. General and administrative expenses increased to approximately $1.0 million for the year ended December 31, 1995 from $883,000 for the year ended December 31, 1994 primarily due to the hiring of additional finance and business development personnel.

     Interest income increased to $838,000 for the year ended December 31, 1995 from $49,000 for the year ended December 31, 1994 resulting from increased funds available for investment as a result of the Company's sale of equity securities in January 1995. Interest expense increased to $175,000 for the year ended December 31, 1995 from $134,000 for the year ended December 31, 1994, resulting from an increase in the average outstanding balances of the Company's capital lease obligations.


LIQUIDITY AND CAPITAL RESOURCES



     Since inception, the Company's primary sources of cash have been proceeds from the sale of equity securities, revenue from collaborative research agreements and government grants and borrowings under a capital lease arrangement. Through December 31, 1996, the Company has financed its operations primarily with approximately $30.0 million from private placements of equity securities, $5.0 million from its collaboration with Pfizer, approximately $3.0 million in capital lease funding, $1.7 million in interest income, $750,000 from its collaboration with Wyeth-Ayerst and $901,000 from United States government grants. The Company has used $13.2 million of cash to finance operating activities from inception through December 31, 1996. In addition, the Company has made payments of $1.5 million on its capital lease obligation through December 31, 1996. Since inception the Company has acquired approximately $4.4 million of property and equipment, including approximately $3.0 million of assets acquired under capital leases and $700,000 of equipment acquired from PerSeptive. The Company is obligated to make minimum payments under such capital leases of approximately $1.8 million, of which approximately $860,000 is payable in 1997. At December 31, 1996, the Company had approximately $277,000 available under its capital lease arrangement to finance additional equipment purchases. The Company currently estimates that it will incur costs of approximately $4.5 million for capital equipment and leasehold improvements over the next 12 months, a portion of which will be financed under the capital lease arrangement.



     At December 31, 1996, the Company had available net operating loss carryforwards for financial reporting and income tax purposes of approximately $22.8 million and $2.5 million, respectively. The difference primarily relates to expenses reflected in the financial statements not yet deductible for tax purposes. The Company also has approximately $280,000 of research and development and tax credits. These losses and tax credits are available to reduce federal taxable income and federal income taxes, respectively, in future years, if any. These losses and tax credits are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in ownership interests of significant shareholders over a three-year period in excess of 50%. The Company believes that it has experienced cumulative ownership changes in excess of 50% and that it may experience an additional change in ownership in excess of 50% upon completion of the proposed initial public offering. The Company does not believe that these changes in ownership will significantly impact the Company's ability to utilize its net operating loss carryforwards.

     As of December 31, 1996, the Company had cash, cash equivalents and marketable securities of approximately $13.5 million and working capital of approximately $12.4 million. The Company anticipates that its existing capital resources, including the net proceeds of this offering and interest earned thereon, will be adequate to maintain its current and planned operations for at least the next two years, although no assurance can be given that changes will not occur that would consume available capital resources before such time. The Company's future capital requirements will be substantial and will depend on many factors, including progress of the Company's research programs, the number and scope of these programs, achievement of milestones under strategic alliance arrangements, the ability of the Company to establish and maintain additional strategic alliance and licensing arrangements, the cost involved in enforcing patent claims and other intellectual property rights and the costs and timing of regulatory approvals.

                                    BUSINESS

OVERVIEW

     ChemGenics is a drug discovery company that applies its two complementary technology platforms, Drug Discovery Genomics and Advanced Drug Selection Technologies, to key rate limiting steps in identifying new drugs. These rate limiting steps are the translation of genomic information into novel drug targets and the selection and identification from sources of chemical diversity of drug leads that interact with drug targets. The Company's Drug Discovery Genomics platform includes proprietary gene technologies and expertise in microbial model systems used to determine the function of genes and to prioritize drug targets. The Company's Advanced Drug Selection Technologies combine the steps of drug screening, chemical selection and structural analysis into an integrated process to identify drug leads faster than conventional methods. These technology platforms are used with the Company's growing drug source of 50,000 chemical-producing fungi collected worldwide. The breadth of the Company's technology platforms allows it to pursue multiple pharmaceutical and biotechnology alliances, such as its alliances with Pfizer and Wyeth-Ayerst.


     In January 1995, the Company entered into a strategic collaboration with Pfizer for the discovery of novel drug leads for treating human fungal infections, which could provide for over $50 million in equity, research funding and development milestone payments, plus potential royalties. In December 1996, the Company entered into a strategic collaboration with Wyeth-Ayerst for the discovery of novel drug leads for treating human bacterial infections, which could provide up to $70 million in equity, research funding and development milestone payments, plus potential royalties. The Company is conducting additional drug discovery programs in cancer, peptic ulcer disease (Helicobacter pylori), immune system regulation, inflammatory disease and viral infections. In May, November and December 1996, the Company entered into agreements with PerSeptive under which, in exchange for a substantial equity interest in ChemGenics and a $3 million promissory note, the Company acquired certain assets and a worldwide, royalty-free license to present and future technology of PerSeptive for use in the field of drug discovery.


THE DRUG DISCOVERY PROCESS

     Drug discovery is a multi-disciplinary process involving elucidation of the biology of disease and the identification of chemical compounds that can selectively interact with a drug target to produce a desired therapeutic result. During the past two decades, the number of new chemical entities approved as novel drugs by the FDA has remained relatively constant despite a ten-fold increase in research and development spending. Industry estimates suggest the need for a more than five-fold improvement in research productivity to achieve the growth objectives of most major pharmaceutical companies. The pace of drug discovery is limited by two significant challenges: identification of biological drug targets; and selection from sources of chemical diversity of drug leads that are active against chosen drug targets. The Company believes that an efficient drug discovery process needs to integrate biology and chemistry and be iterative, with information from each step influencing previous and subsequent steps. However, the focus of many biotechnology companies on either drug targets or drug leads has limited the integration of the drug discovery process.

     Drug discovery typically includes: (1) identification of a drug target, (2) configuration of a screening assay, (3) sourcing of chemical diversity, (4) high throughput screening, (5) deconvolution, (6) drug lead identification and (7) drug lead optimization.

     Identification of a Drug Target. Drug discovery begins with identification of a drug target, typically a protein, with important biological functions in the disease process that can be stimulated, inhibited, or mimicked by a drug to produce a desired therapeutic effect. For example, Pfizer's antifungal drug Diflucan interferes with a target enzyme, sterol 14-a-demethylase, required for fungal cell growth. Pharmaceutical and biotechnology companies use the tools of biology, including model systems, to understand a disease process and identify potentially useful drug targets.

     Configuration of a Screening Assay. Once a target is identified, it must be configured into a screening assay for drug lead discovery. Assays can be configured based on biochemical reactions or affinity binding, to detect direct interaction of targets with chemical sources. Assays can also be based on living cells that have been genetically engineered to provide a rapidly measured signal when the target is affected. An assay identifies from large numbers of chemical compounds those few compounds that bind optimally to, and modify the biological function of, a drug target and therefore may be useful as drugs. Typically, screening assays are configured in 96-well microtiter plates so that a large number of chemical compounds can be tested rapidly. The assay system in each well should report activity by a change in appearance or physical characteristics (color, absorption of light or radioactivity).

     Sourcing of Chemical Diversity. Broad diversity of chemical compounds is desired for screening because the drug discovery process produces a high number of inactive or non-selective compounds. The larger and more diverse the source of chemical compounds, the greater the probability of identifying a compound with appropriate three-dimensional shape and physical-chemical properties to interact with a drug target. To provide broad chemical diversity, pharmaceutical and biotechnology companies have assembled large libraries of hundreds of thousands of chemical compounds from a variety of different sources.

     High Throughput Screening. The screening process combines chemical diversity with targets configured into assays. High throughput screening utilizes robotics and information systems to combine chemical sources and drug targets, read assay results, and collect and evaluate data. Due to the increasing size of chemical libraries, some pharmaceutical and biotechnology companies have developed capabilities for screening in excess of one million microtiter wells per year. In addition, chemical sources are often screened in mixtures of 10 to 1,000 compounds per well in an attempt to speed the screening process. The assay system reports a positive signal if one or more of the compounds in a mixture is active.

     Deconvolution. Deconvolution is the process of identifying the component(s) in a complex screening mixture responsible for a desired activity. With simple mixtures, it is possible to carry out a separate screen of each of the individual components and determine activity against a drug target, although this approach may be expensive and time consuming. Many sources of chemical diversity are utilized in formats where the exact content of the mixture is not known. For example, combinatorial chemistry libraries may contain unknown chemical structures resulting from side reactions among the components of the mixture. Therefore, it is necessary to select the active compound(s) from the mixture by using techniques of chemistry and biochemistry. Frequently this process involves multiple steps of separating the mixture into fractions, often using chromatography, and re-assaying for activity until a drug lead is isolated for further study.

     Drug Lead Identification. Following isolation of a drug lead, its exact chemical structure must be determined. Multiple analytical technologies, such as mass spectrometry, nuclear magnetic resonance spectroscopy, x-ray crystallography and Fourier transform infrared spectroscopy, are used to determine the precise arrangement of atoms that make up the drug lead. Collectively, the process of chemical separation and identification of a single drug lead can take months, depending on the nature of the compound and the source.

     Drug Lead Optimization. It is unusual for an initial drug lead to possess optimal qualities of potency, selectivity, and desired physical-chemical properties to serve as a drug candidate. The process of chemically modifying the drug lead and assessing its biological activity in order to improve its potential safety, efficacy and physical characteristics is referred to as lead optimization.

  Rate Limiting Steps of Drug Discovery

     Two of the most significant rate limiting steps of drug discovery are (i) translation of genomic information into novel drug targets and (ii) selection and identification of drug leads from large sources of chemical diversity.

     Translation of Genomic Information Into Novel Drug Targets. Most potential drug targets are proteins encoded by the DNA sequence of genes. Consequently, many potent tools for the identification of novel drug targets are emerging today from advances in genomics. Although genomics has augmented the opportunities for drug target identification, this field also has increased the challenges involved due to the vast amount of information it generates. The Human Genome Project and related efforts are identifying numerous genes encoding potential drug targets. Many genes and their related proteins may be associated with a disease, but generally only a few play a critical role that can be regulated by a drug in order to produce a therapeutic effect.

Once a gene is identified and determined to be associated with disease, it is still necessary to understand its specific function and relative importance in the disease process. It is necessary to determine how genes interact with other biological molecules and if the gene or its protein product can be selectively modified by a potential drug without inducing undesirable biological responses that could result in toxicity. The use of information systems and gene databases, a bioinformatics process referred to as sequence analysis, can provide insights into the class of protein encoded by a gene of interest, but rarely provides enough information to identify a useful drug target. Thus, translation of biological information into useful drug targets remains rate limiting and is not fully enabled by gene sequences or sequence analysis.

     Selection and Identification of Drug Leads from Large Sources of Chemical Diversity. To find potential drug leads, pharmaceutical companies assemble large chemical libraries to increase the probability of success in screening against drug targets. Advances in generating chemical diversity have resulted in the expansion of libraries and the complexity of mixtures used in screening. The increasing size and number of these collections, and the diverse methods by which they are generated and stored, have created new opportunities for identifying potential drug leads. They have also created new challenges in the cost- and time-effective separation and identification of drug leads, a process that is often rate limiting. Three major types of chemical libraries, each presenting different challenges for chemical separation and identification are:

          Natural products. Natural products are chemical compounds generated by living organisms. The Company believes that natural products are the most diverse source of chemical structures, but provide the greatest challenges in drug lead selection and identification. Unlike other sources of chemical diversity, the content of complex chemical mixtures produced by living organisms is often completely unknown and consists of hundreds to thousands of compounds. Historically, the identification of a single drug lead from an active natural products mixture can take over a year.

          Combinatorial chemistry libraries. Combinatorial chemistry libraries, generated by combining varying chemical compounds, are frequently produced and screened as complex chemical mixtures. These mixtures generally contain 10 to 100 chemical structures that are the intended result of combinatorial synthesis. In addition, these mixtures may contain unknown chemical structures resulting from side reactions among the mixture's constituents. Each of the intended structures can be individually re-synthesized and tested or a chemical tag can be used to identify the active compound. Although generally useful, these approaches often add considerable cost and time to the drug lead identification process. However, when a chemical structure resulting from a side reaction is responsible for activity, current techniques cannot efficiently identify the active component. As a result, pharmaceutical companies observe that some of the activities that they see in screening are lost when the individual components are tested. Thus separation and identification of lead structures often remains rate limiting.

          Historical chemical files. Historical chemical files consist of compounds synthesized by medicinal and organic chemists, accumulated over years or decades and maintained in large libraries by pharmaceutical companies. Some of the contents of these libraries are not precisely known due to the instability of libraries stored over time. These files are often screened in mixtures of 10 to 50 compounds. Separating and identifying active components in these mixtures is often rate limiting because of the need to re-test individual compounds once activity has been detected and because the exact content of the mixture is sometimes unknown.

  Integration of Drug Discovery Steps

     Drug discovery is an integrated and iterative process, with each step producing information and reagents that are valuable for refining upstream and downstream steps. For example, discovery of the ulcer drug Tagamet resulted from an evolving understanding both of the biology of histamine and its receptors as targets, as well as the chemistry of histamine antagonists as drugs. The interaction of biological and chemical data led to the identification and validation of the histamine-2 receptor as a drug target. This target and the chemical information were then used in an integrated, iterative program to discover and optimize further histamine-2 receptor antagonists as anti-ulcer drugs. Many biotechnology companies focus on supplying either drug targets or chemical compound libraries to pharmaceutical companies for use in drug discovery. The lack of integration of the biology of drug targets and sources of chemical diversity leads to a suboptimal discovery process. The Company believes that its own discovery programs, including its collaborations with Pfizer and Wyeth-Ayerst, confirm the benefits of integrating the biology and chemistry of drug discovery.

CHEMGENICS TECHNOLOGIES

     ChemGenics' two complementary technology platforms, Drug Discovery Genomics and Advanced Drug Selection Technologies, enable a high degree of integration of the steps and related information flow within the drug discovery process. For example, Drug Discovery Genomics makes it possible to use the same microbial systems in identifying a gene, determining its function and identifying potential drug targets. These microbial systems can be used further for expressing the drug target proteins and configuring them into a selective assay to find drug leads. Advanced Drug Selection Technologies combine screening, separation and rapid identification of drug leads into an integrated process. Advanced Drug Selection Technologies were in part developed by the Company and accelerated by the Company's license of proprietary chemical selection and analysis technologies from PerSeptive. The Company believes that it achieves competitive advantages in speed and efficiency through these broad and integrated platform technologies.

  Drug Discovery Genomics

     Drug Discovery Genomics includes the Company's proprietary gene technologies and the Company's expertise with microbial model systems. This platform is applied by the Company to multiple steps within the drug discovery process, including methods for gene discovery, rapid determination of gene function and identification of drug targets. The Company also applies its related gene technologies to expression of drug targets for use in selection of drug leads and efficient configuration of assays for use in high throughput screening. The Company's staff and advisors include leading scientists responsible for important advances in microbial molecular biology, including:
(i) demonstration of fungal transformation, the insertion and incorporation of foreign DNA into a yeast cell; (ii) subtractive hybridization, a widely used method for detecting differentially expressed genes; and (iii) demonstration of fundamental genetic regulatory mechanisms.

     The Use of Microbial Model Systems. The Company's Drug Discovery Genomics platform uses microbial model systems to translate genes into drug targets by determining the functions of unknown genes and their relevance as drug targets and setting up early-phase screening options. The Company has significant expertise with these systems and believes that microbes, including fungi such as the budding yeast Saccharomyces cerevisiae and Aspergillus nidulans and the bacterium Escherichia coli ("E. coli"), offer a number of advantages for discovering novel drug targets for human diseases rapidly and cost-effectively. Although the Company believes that model systems are useful for identifying biological targets for drug development, there can be no assurance that drug leads identified and validated through these systems will result in compounds efficacious in humans.

     The Company believes that microorganisms offer several important advantages. First, the complete DNA sequences of yeast and a number of other microbes are known and their genomes have been extensively analyzed. Second, experiments with microbes can be carried out rapidly because of relatively short times between generations. Third, use of microbial model systems is relatively inexpensive because experiments with microbes can be carried out cost effectively in microtiter plates, test tubes, and petri dishes, with no requirement for animal facilities. Finally, microbes can be used to configure assays for high throughput screening and to produce target proteins encoded by human genes.

     An additional advantage of using microbes as model systems for drug discovery is that they are responsible for some of the most important human diseases. Sales of bacterial and fungal antibiotics were over $25 billion in 1995. There is a clear need for new antibacterial and antifungal drugs because of the development of drug resistance in infectious microbes, inadequate treatment of many infectious diseases, and side effects of existing drugs. ChemGenics has focused its initial efforts on these two therapeutic areas, both to develop potential products and to build its core gene technologies based on model systems. The Company has expanded the application of its microbial model systems in therapeutic areas outside of infectious diseases.

     The Company believes that microorganisms, particularly yeast and Aspergillus, are also very useful model systems for certain human processes and that these systems have contributed significantly to the understanding of the molecular biology of human cells. Both human and fungal cells are eukaryotic, possessing a nucleus that contains genetic information. Fungal and human cells share much of the same organization and basic cellular processes. Many genes involved in human disease have close homologs in fungi, which the Company believes makes these systems applicable in many major therapeutic areas.

     Identifying Drug Targets. ChemGenics uses several complementary approaches to translate efficiently genes into useful drug targets:

          Essentiality libraries. ChemGenics has developed or acquired technologies for rapidly identifying the most essential genes for the life of an organism. The Company has assembled a library of approximately 500 genes which it believes are among the most important for growth and division of eukaryotic cells as well as approximately 300 of the most important genes in bacteria. ChemGenics has used these libraries to identify new targets in its anti-infective programs as well as for diseases involving cell proliferation, including cancer and inflammation. The Company believes that its knowledge of the essentiality of these genes is proprietary and has filed and intends to file additional patent applications on specific genes derived from this approach that demonstrate utility as drug targets.

          Fungal homologs. The Company has developed techniques for using fungal homologs of human disease genes to determine gene function, prioritize drug targets and configure high throughput screens. For example, the Company has configured screens in yeast for important drug targets which the Company believes are useful in discovering drugs for treating cancer. It has also discovered several drug leads using these approaches that are currently undergoing chemical optimization.

          Gene Expression Spectroscopy. ChemGenics is developing gene expression spectroscopy to measure expression levels of substantially all of the genes in a model organism to determine the functions of unknown genes. Altered patterns of gene expression may suggest the functions of unknown genes introduced into a model organism. The utility of gene expression spectroscopy in determining function is expected to increase as data on known genes is collected and analyzed. ChemGenics is developing proprietary databases for this purpose. This approach includes technologies from PerSeptive which the Company expects will enhance quantification of gene expression.

          Drug Screens for Use with Genes of Unknown Function. One of the greatest challenges in drug discovery is assessing the role of genes of unknown function as potential targets for drug discovery. The Company has developed methods based on yeast and bacterial expression systems and Advanced Drug Selection Technologies for rapidly screening for drugs that modulate genes of unknown function. These modulators can be used to understand more about the biology and chemistry of a potential target and determine its usefulness in drug discovery. This approach potentially provides an early path to lead compounds for modulating gene products whose role in a disease appears important or has been established, but whose precise biological function is unknown.

          Product Profile Approach. Many companies use a gene-driven approach in which the starting point for drug discovery is a disease gene that may or may not be useful as a drug target. ChemGenics' Drug Discovery Genomics platform enables the use of genomics in a product profile-driven approach that the Company believes is highly efficient. ChemGenics begins with a detailed profile of the therapeutic characteristics of a drug with large market opportunities. The Company uses this profile to identify genes that encode potential drug targets that may allow the discovery of such a drug. The chart below indicates how an antifungal product profile has been used by the Company to prioritize genes for drug discovery.

          CHEMGENICS PRODUCT PROFILE-DRIVEN APPROACH TO DRUG DISCOVERY


SAMPLE PRODUCT PROFILE:                 ACCOMPANYING TARGET
ANTIFUNGAL PRODUCT                      CHARACTERISTIC                              CHEMGENICS TECHNOLOGY
Kills fungal cells            [Arrow]   Essential for the life of the     [Arrow]   Drug Discovery Genomics to
                                        fungal cell                                 identify essential genes and
                                                                                    novel fungal targets
Active against major fungal   [Arrow]   Present in all major fungal   [Arrow]       Drug Discovery Genomics and
pathogens in humans                     pathogens                                   bioinformatics to validate
                                                                                    genes in pathogens
Readily measurable predictors [Arrow]   Readily able to be configured [Arrow]       Screen configuration using
of efficacy                             into a screen                               expertise in fungal molecular
                                                                                    biology
Non-toxic to humans           [Arrow]   Not present in humans         [Arrow]       Drug Discovery Genomics and
                                                                                    bioinformatics to confirm not
                                                                                    in humans
Orally available small                  Target type modulated by      [Arrow]       Advanced Drug Selection
  molecule                    [Arrow]   small molecule                              Technologies; novel drug
                                                                                    source; QuickScan

     Target to Screen. Once a target is identified, ChemGenics' technologies permit the rapid completion of the next step in drug discovery, screen configuration. The Company believes that its ability to express both microbial and human genes in microbial cells provides an advantage in drug discovery because it greatly facilitates screen development. In one approach, genetically engineered microbes are used as cell-based screens to report whether or not a specific target of interest has been affected by a chemical inhibitor. In a second approach, bacteria or fungi are used to express large amounts of the target protein of interest that are then used in an affinity selection or biochemical assay based on the Company's Advanced Drug Selection Technologies. The Company's technologies permit the selection of what should be the most appropriate system for the target of interest. A number of the Company's screening systems and related technologies are the subject of patent applications.

  Advanced Drug Selection Technologies

     The Company's selection approach directly combines screening, chemical separation and drug lead identification in an integrated process to achieve advantages over conventional methods in speed, quantification, sensitivity, flexibility and cost.

          Increased speed. The Company has demonstrated that the use of a continuous process in its selection technologies can significantly speed the identification of drug leads compared to conventional techniques. A continuous process is achieved by using a flow-through screening approach rather than a conventional microtiter batch process. In this flow-through approach, drug leads flow from an affinity selection column that screens for compounds binding to the drug target, into a second column that separates the drug leads from other components of the mixture, and then directly into an ultraviolet detector and specially designed mass spectrometer for structural analysis. In conventional microtiter screens, the output is generally a signal, as opposed to chemical compounds that can move directly into downstream steps of separation and analysis. Efficient coupling is made possible by the Company's proprietary techniques directly interfaced with ultra-sensitive, mass spectrometers developed by PerSeptive.

          Quantification. The Company's Advanced Drug Selection Technologies permit direct quantification of the strength of binding between drug leads and the drug target. Conventional microtiter screens typically provide only a positive or negative signal. This quantitative output can be used to prioritize drug leads based on level of binding and to direct drug lead optimization.

          Sensitivity. Increased screening sensitivity permits the cost-effective identification of side reactants from combinatorial mixtures and the discovery of compounds not previously accessible from natural products. ChemGenics' application of affinity selection and proprietary delayed extraction mass spectrometry technologies provides sufficient sensitivity to detect minute amounts of a compound (as little as 10(-15) moles). For example, the Company has demonstrated in its antibacterial program that a natural products mixture determined by conventional techniques to contain one active compound actually contained three such compounds, providing structural activity data and a compound previously undiscovered.

          Flexibility. In addition, the Company's Advanced Drug Selection Technologies can be applied to a variety of drug targets and chemical sources. The Company has used its Advanced Drug Selection Technologies successfully with natural product, combinatorial chemical, and synthetic chemical sources. In addition, Advanced Drug Selection Technologies permit the use of targets in drug discovery that have been difficult to screen using conventional techniques. Microtiter assays are best suited to enzymes or receptors. However, many genes identified by genomics do not code for products that fit into these categories but may still represent attractive drug targets. Advanced Drug Selection Technologies have, for example, been used to identify inhibitors of protein-protein interactions. Protein-protein interactions represent an important type of drug target but have previously presented significant challenges for screening.

          Cost. The Company's Advanced Drug Selection Technologies permit screening, separation, and identification to be carried out with smaller amounts of expensive drug target, drug source, and associated reagents. In addition, the rate limiting steps of chemical separation and analysis are conventionally highly labor intensive and expensive. Advanced Drug Selection Technologies automate most of the drug lead identification process.

          Miniaturization. The Company is developing a new generation of its Advanced Drug Selection Technologies by using mass spectrometry and miniaturized screening formats to achieve further increases in speed and reductions in cost. The Company has demonstrated in feasibility studies that it can collect data simultaneously on activity of compounds for a drug target, the level of binding and chemical structure.

     High Throughput Screening. ChemGenics complements selection-based approaches with microtiter-based high throughput screening techniques in its own drug lead programs and in its collaborations with Pfizer and Wyeth-Ayerst. The Company has developed proprietary robotics and associated information systems to enable cost effective high-throughput screening that it believes are comparable to major pharmaceutical companies. The flexible robotic systems permit fully automated sample preparation, configuration of screening plates, and addition of assays. The Company has the capacity to screen up to eight million assay wells per year. In the future, the Company expects to develop improved robotics capabilities to support additional corporate alliances and new assay formats. ChemGenics anticipates that it will have the capacity to double its high-throughput screening capacity during 1997.

     Automated Chemical Separations. ChemGenics has designed, constructed, and implemented automated chromatography systems coupled to chemical analysis systems to speed and reduce the cost of separating and analyzing chemical mixtures containing drug leads. The Company is creating a proprietary database containing separations and analysis information from its natural product source, and the Company expects to use this database and associated informatics systems to accelerate the identification of active drug leads.

  Novel Chemical Source

     Microorganisms are among the most versatile of natural product sources, producing thousands of different compounds in many different structural classes. Fungi represent a particularly large and diverse class of microorganisms that have played a prominent role in the pharmaceutical industry as sources of important drugs, such as the antibacterial classes of penicillins and cephalosporins, the immunosuppressant cyclosporin and the precursor of the cholesterol-lowering agent Mevacor. An advantage of fungi is the relatively low cost of production and storage of specimens which can subsequently be recultured to produce additional supply. It is estimated that there are more than 1.5 million fungal species of which fewer than 5% have been collected from nature and even fewer have been used in drug discovery. Thus, fungi represent a large and diverse resource for the discovery of new classes of pharmaceuticals.

     ChemGenics has assembled a diverse collection of over 50,000 fungi as a source of chemicals for drug discovery by using (i) biorational methods for collecting organisms that produce therapeutically relevant compounds and (ii) a BioCombinatorial approach based on the genetic manipulation of organisms to enhance chemical diversity. The Company has also developed QuickScan, an informatics-based index to the Company's natural products library that permits rapid screening of the collection for drug discovery. The Company believes that its fungal collection, which is expected to grow by more than 20,000 organisms per year, is the largest, most diverse collection assembled for drug discovery.

     Biorational Natural Collection. The Company has worked with leaders in the field of mycology, the study of fungi, to construct a highly diverse collection of organisms from around the world. The organisms have been chosen by experts based on their potential for producing compounds with important therapeutic activities, a procedure referred to as biorational collecting. These organisms are stored by ChemGenics and can then be reconstituted. The Company has compiled a proprietary database that relates each organism to its origin and to each drug screen in which it has been used. These data are used to guide ongoing collecting activities to select for increasingly productive and valuable organisms.

     BioCombinatorial Sourcing. The Company uses three proprietary methods, collectively termed BioCombinatorial, to engineer fungal genomes and achieve further chemical diversity. In the first approach, the Company has developed a genetic method for accessing the chemical diversity of non-culturable organisms by isolating their DNA and expressing their genes in well understood laboratory organisms. The Company believes that these transgenic fungi may produce many classes of compounds previously unexplored by the pharmaceutical industry. In the second approach, the Company activates many of the genes responsible for chemical production that are normally inactive in the laboratory. Finally, the Company uses a hybridization process that may produce thousands of genetically distinct offspring from distantly related parents. The Company has demonstrated that these offspring produce chemical compounds not generated by the parents. The BioCombinatorial approaches of the Company are the subject of an issued patent and several patent applications.

     QuickScan. Screening for drug activity of very large numbers of natural product samples presents a significant challenge. ChemGenics has integrated its diverse collection with the power of information systems to develop a proprietary new approach to indexing its natural products called QuickScan. The Company has selected approximately 1,000 organisms that are representative of the diversity and productivity of the larger collection by analysis of biological, screening, and chemical data from many thousands of diverse organisms. For a given target, this indexed collection is screened first and active samples are used to guide ChemGenics scientists back into the larger collection to find related organisms that may produce variants of active compounds and may help advance drug lead optimization. Organisms showing activity can then be subjected to BioCombinatorial methods to alter production of active compounds quantitatively and qualitatively. In some instances, the QuickScan results may direct additional collecting activities to expand on a drug lead. The Company has demonstrated that the use of QuickScan results in a five- to ten-fold increase in the speed of screening the collection and identifying lead activities compared to other approaches used by the Company. In the future, the Company plans to produce additional indices of its collection, including the rapidly growing number of BioCombinatorial organisms. The Company has filed several patent applications relating to QuickScan.

BUSINESS STRATEGY

     The Company's objective is to become a leading drug discovery company. The Company's strategy to achieve this objective consists of four main components:

     Continue Development of Drug Discovery Technology Platforms. ChemGenics intends to continue to develop its drug discovery technologies that translate genes into drug targets and chemical diversity into novel drug structures and to expand and diversify its fungal and natural products chemical drug source library. These enabling technologies can be applied in multiple therapeutic areas and pharmaceutical programs in order to generate drug leads.

     Form Multiple Types of Strategic Alliances. The Company intends to leverage its core drug discovery technologies in three types of alliances: therapeutic, technology and drug lead. First, the Company intends to enter into strategic collaborations in specific disease areas, such as its antifungal and antibacterial drug discovery collaborations with Pfizer and Wyeth-Ayerst, respectively. In addition, ChemGenics currently has active drug discovery programs in cancer, peptic ulcer disease (Helicobacter pylori), immunoregulation/inflammation, and anti-virals, in which one or more broad therapeutic alliances may be sought. Second, each of the Company's enabling technologies may serve as the basis for one or more collaborations. For example, the Company may collaborate with different pharmaceutical companies by using its Advanced Drug Selection Technologies for specific targets of interest. Finally, the Company may license specific drug leads to a pharmaceutical or biotechnology company for development and commercialization.

     Diversify Risk and Minimize Operating Losses. The Company diversifies its risk by reducing its dependence on any single alliance, therapeutic area, disease program, target or technology. The Company believes its strategy creates opportunities for multiple royalty streams from various sources. This diversity of strategic alliances also permits the Company to minimize its operating losses and accelerate the commercialization of its discoveries.

     Focus on Large Market Opportunities. ChemGenics focuses primarily on therapeutic areas with high unmet medical need and substantial market opportunity. In addition, the Company believes that its product profile driven effort emphasizes high value approaches within each of these therapeutic areas. Information from the medical community, the market and pharmaceutical partners is used to define highly attractive product profiles. ChemGenics uses its Drug Discovery Genomics technologies to identify drug targets that could permit the discovery of a drug with such a profile.

DRUG DISCOVERY PROGRAMS

  Antifungal Program

     Fungal infections have become an increasing medical problem, in part due to the growing number of patients whose immune systems are compromised due to HIV infection, chemotherapy treatments, increased use of immunosuppressant drugs, and aging. Treatments to combat fungal infections are a growing segment of the anti-infective market, with worldwide sales of approximately $3.5 billion in 1995. Despite current approaches to treatment, the mortality rate in patients with systemic fungal infections is extremely high, ranging from 30% to 80%, depending on the disease.

     There is a clear need for improved therapies to overcome the inadequacies of existing treatments. There are only two major classes of antifungal drugs in use today. Amphotericin-B, the only drug generally effective against Candida, Aspergillus, and Cryptococcus, must be administered intravenously and has serious side effects at therapeutic doses in many patients, such as reduced kidney function, heart rhythm disturbances, low blood pressure, breathing abnormalities, anemias, pain, vomiting and fever. The other major type of antifungals, which belong to the chemical class known as azoles, are well tolerated and available in orally active forms. However, the azoles currently marketed may be ineffective against one or more pathogenic species such as Aspergillus. Moreover, drug resistant strains have emerged, particularly in patients with AIDS.

     ChemGenics is collaborating with Pfizer to discover and develop new antifungal compounds for human use. The Company is using its Drug Discovery Genomics platform to discover antifungal drug targets and its Advanced Drug Selection Technologies to identify drug leads for these targets. The Company has used proprietary approaches to determine which essential yeast genes are also essential in the targeted fungal pathogens. Under the Pfizer collaboration, ChemGenics is applying its system for prioritizing drug targets based on their likelihood of identifying drugs with lower probabilities of major toxicities and their appropriateness for drug discovery. ChemGenics has identified a number of novel drug targets that are being used in screen configuration. The collaboration has resulted in the discovery of several series of drug leads that are the subject of ongoing research.

  Antibacterial Program

     The Company believes that there is a need for new treatments for bacterial infections. Infectious diseases are the third leading cause of death in the United States, with mortality rates on the rise. There have been few new antibacterial products or treatments based on new drug targets discovered and commercialized in the last 20 years, yet the market is large and growing, with worldwide sales of products to treat bacterial infections exceeding $22 billion in 1995.

     Bacterial resistance to existing antibiotics, including the betalactams, which include penicillins and cephalosporins, makes discovery of novel antibacterial therapies a medical priority. Resistance is increasing in Streptococcus pneumonia, the bacterium that causes pneumonia, and other common disease-causing bacteria. Enterococci, a leading cause of post-surgical infections, have already developed resistance to all major classes of antibiotics including vancomycin. Methicillin-resistant Staphylococcus aureus ("MRSA") is an extremely dangerous bacterium that can only be treated effectively by intravenous administration of vancomycin. If MRSA becomes resistant to vancomycin, there will be no effective treatment for this serious infection, likely resulting in significant increases in morbidity, mortality and health care costs.

     ChemGenics is collaborating with Wyeth-Ayerst to discover and develop new antibacterial compounds for human use. The Company is using its core technology platforms to discover novel antibacterial drug targets and to identify drug leads for these targets. The Company is using proprietary approaches to identify and prioritize essential bacterial genes. Under the Wyeth-Ayerst collaboration, ChemGenics is applying its systems for prioritizing drug targets based on their likelihood of identifying drugs with lower probabilities of major toxicities and their appropriateness for drug discovery. ChemGenics has identified a number of novel drug targets that are being considered for screen configuration.

     Prior to the Wyeth-Ayerst collaboration, the Company configured and ran high throughput screens for six antibacterial targets. Advanced Drug Screening Technologies were used in this program to identify drug leads that were not identified by conventional screening methods. The Company has also used its fungal drug source and its QuickScan technology in the program to identify several series of drug leads of interest that are the subject of ongoing research.

  Anti-Cancer Program

     There is a clear need for new drug classes to treat various cancers by targeting mechanisms responsible for cancer. Most cancers are still treated inadequately and have high morbidity and mortality rates, and cancer therapies have serious side effects. Chemotherapy and radiation treatments attempt to eradicate rapidly dividing cancer cells. However, because these treatments are nonspecific, they are also toxic to the body's normal cells, causing immunosuppression, bleeding disorders, anemias, and gastrointestinal side effects. These side effects limit the doses of cancer agents that can be used and therefore restrict their efficacy. In addition, resistance develops to most chemotherapeutic drugs.

     The Company believes that its expertise in eukaryotic and fungal model systems provides significant advantage in discovering novel cancer targets and drug leads. The Company has identified several human genes corresponding to fungal genes, has designed cellular assays for inhibitors of the human function, run these assays in high throughput screens, and has discovered drug leads. In addition, the Company has shown as proof of principle that it can configure fungal cells as screens for two cancer targets, the targets of the drugs Taxol and Camptothecan. The Company has run high throughput screens for these targets and drug leads have been identified. The Company currently plans to seek a pharmaceutical collaborator for further development and commercialization of its anticancer program in the next 18 months.

  Helicobacter Pylori ("H. pylori") Program

     H. pylori, a Gram-negative bacterium, is now generally considered to be the primary cause of gastric ulcer disease and chronic gastritis and has been implicated in cancer of the stomach as well as other cancers. Current antibiotic treatments for H. pylori suffer from sub-optimal success rates, resistance development and poor patient compliance. ChemGenics is using its proprietary bacterial gene discovery approaches to identify novel targets for focused-spectrum antibiotics with enhanced efficacy and reduced side effects for eradication of H. pylori from infected individuals. In addition, the Company believes it has identified lead compounds that kill H. pylori in vitro by a novel mechanism and is planning preliminary in vivo studies. Drugs to treat the symptoms of ulcer disease and gastritis had sales over $7 billion in 1995. The Company currently intends to enter into an agreement with a pharmaceutical collaborator for further development and commercialization of its H. pylori program in the future.

  Immune Regulation Program

     The Company has identified several specific targets in the areas of immune suppression, autoimmune disease, and inflammatory disease, has configured screens, and has discovered several lead activities by using its Drug Discovery Genomics and its Advanced Drug Selection Technologies. In addition, ChemGenics believes that drug candidates derived from its large and diverse collection of fungi may have significant potential for immune regulation. Cyclosporin, the market leading immunosuppressive agent with sales of approximately $1.3 billion in 1995, and the recently approved drug mycophenolate mofetil, are derived from fungi.

  Anti-Viral Program

     The Company has a number of screens in research feasibility studies and has identified several viral inhibitors. The Company believes that its unique fungal drug source may provide potential leads useful in the area of virology because fungi are resistant to many viruses. The Company intends to explore the use of its fungal drug source and other technologies to discover compounds for the prevention and treatment of viral infections.

COLLABORATIONS

  Pfizer


     ChemGenics is working in collaboration with Pfizer to discover and develop human antifungal drugs for human use. Pursuant to the agreements, Pfizer is funding and collaborating in a drug discovery program with ChemGenics over an initial four year term, which began in January 1995. In September 1995, the parties executed an additional agreement which shifted responsibility for a portion of the program from Pfizer to ChemGenics, pursuant to which ChemGenics will perform DNA sequencing and bioinformatics services in the antifungal area for the remaining term of the Pfizer agreement in exchange for increased compensation. Pfizer has waived its one-time option to terminate its collaboration with the Company. Pfizer purchased 2,700,000 shares of Series D Convertible Preferred Stock at a price of $5.00 per share (which will be converted into 1,018,867 shares of Common Stock upon the consummation of this offering) and has agreed to provide the Company with up to $11.7 million in research funding over the agreement's four-year term, and is obligated to make payments to the Company contingent upon the achievement of certain milestones which could total an additional $32.5 million. ChemGenics has recognized $5.0 million in research revenues and $13.5 million in equity funding under these agreements through December 31, 1996. The agreements provide Pfizer the option for a period ending one year after the end of the research program to acquire exclusive worldwide rights to develop and commercialize products to treat human fungal infections discovered as part of the collaboration. If the option is not exercised for a particular product candidate, and Pfizer is not developing another product with a similar profile of activity under the agreements, then all program rights to that product revert to the Company after the expiration of the option period. If ChemGenics or a licensee of ChemGenics sells any such product, a royalty payment to Pfizer may be required. In the event the collaboration is successful in identifying targets and leads for products to treat human fungal disease, Pfizer will pay all costs related to its product development and commercialization, including, without limitation, clinical trials, regulatory filings and marketing and will also pay ChemGenics royalties on product sales, if any, which result from the collaboration. ChemGenics receives the same milestone and royalty payments on any product that advances from the collaboration whether it originates from ChemGenics or Pfizer. Under certain circumstances, if ChemGenics develops and markets compounds from the alliance, it will owe royalties to Pfizer. A joint steering committee, comprised of an equal number of participants from the two companies, is responsible for the decision making and coordination of all aspects of drug discovery pursuant to the collaboration.

  Wyeth-Ayerst


     ChemGenics is working in collaboration with Wyeth-Ayerst to discover and develop antibacterial drugs for human use. Pursuant to the agreements, Wyeth-Ayerst is funding and collaborating with ChemGenics over a five-year period in a program aimed at the comprehensive identification and prioritization of the genes that encode potential new molecular drug targets in important bacterial pathogens. Wyeth-Ayerst also has a right of first refusal for products for the prevention and treatment of bacterial diseases in animals and a right of first negotiation for drugs to treat H. pylori infection of humans. If the alliance successfully concludes its five-year term, ChemGenics could receive funds of up to $70 million. Pursuant to the agreements, on December 2, 1996 Wyeth-Ayerst purchased 833,334 shares of Series E Convertible Preferred Stock at $6.00 per share (which will be converted into 314,465 shares of Common Stock upon the consummation of this offering) and is committed, subject to ChemGenics' meeting certain research performance objectives, to a second purchase of $5 million of Common Stock to occur no sooner than June 2, 1997 and a third purchase of $3 million of Common Stock to occur no sooner than December 2, 1998. The second and third purchases will be priced at 115% of the then current market price of the Common Stock following the Company's initial public offering, or at $15.90 per share of Common Stock if no such offering has been completed. Assuming the agreements conclude their five-year term, Wyeth-Ayerst will become obligated to pay ChemGenics $15 million in research funding (adjusted for inflation, under certain circumstances) and may be obligated to pay up to an additional $9 million in research performance payments. ChemGenics may also receive up to an additional $33 million in development milestone payments. In the event the collaboration is successful in identifying targets and leads for products to treat bacterial infection, Wyeth-Ayerst will pay all costs related to its product development and commercialization, including, without limitation, clinical trials, regulatory filings and marketing and will also pay ChemGenics royalties on product sales, if any, which result from the collaboration. Pursuant to the agreements ChemGenics has received $750,000 in research funding through December 31, 1996.


     If certain research performance checkpoints are not achieved by ChemGenics by the end of the third year, Wyeth-Ayerst has an option to terminate the agreements. The agreements provide Wyeth-Ayerst the ability to acquire exclusive worldwide rights to develop and commercialize products discovered as part of the collaboration to treat human bacterial infections. Commencing one year after the end of the research term, ChemGenics will have the exclusive right, by itself or with a third party in the field, to develop and commercialize any ChemGenics product and a first refusal right to any Wyeth-Ayerst product arising from the collaboration, provided Wyeth-Ayerst is not developing a product from the collaboration with the same activity profile. In the event the collaboration is successful in identifying targets and leads for products to treat human bacterial infections, Wyeth-Ayerst will pay all costs related to its development and commercialization including, without limitation, clinical trials, regulatory filings, manufacture and marketing. Wyeth-Ayerst will also pay ChemGenics royalties on product sales. ChemGenics receives the same milestone and royalty payments on any product that advances from the collaboration whether it originates from ChemGenics or Wyeth-Ayerst. A joint steering committee, comprised of an equal number of participants from each company, is responsible for decision making and coordination of the joint drug discovery efforts pursuant to the collaboration.

  PerSeptive Biosystems

     In May, November and December 1996, the Company entered into agreements with PerSeptive under which the Company exchanged a substantial equity interest in ChemGenics and a $3 million promissory note payable to PerSeptive for certain assets and a worldwide, royalty-free license for use in the field of drug discovery to all of PerSeptive's existing patents (over 80 patents and applications) and technology, including selection technologies, all future patented and unpatented technology, early and preferred access to all technology and certain other assets, and for a period of five years, to all prototype equipment. ChemGenics received a world-wide royalty free exclusive license to all PerSeptive patents and technology arising out of certain drug discovery programs previously conducted by PerSeptive for the purpose of developing, making, using or selling the drugs of those programs. The Company believes that PerSeptive is an innovative, worldwide leader in the development of new reagents, equipment and systems useful as tools for biotechnology. PerSeptive has agreed not to engage in drug discovery or enter into any similar research and/or development agreement or other collaborative arrangement for drug discovery with any party other than ChemGenics, although the foregoing limitation will not preclude PerSeptive or any of its affiliates, licensees or sub-licensees from:
(i) engaging in its or their current business of developing, selling and licensing products and instrumentation systems for the purification, synthesis, sequencing or analysis of biomolecules and providing tools to the life sciences industry; (ii) selling or licensing, to any person and for any purpose within or outside the field of drug discovery instruments, reagents, compounds and other materials; (iii) providing any services outside the field of drug discovery; or
(iv) providing pre- and post-sale services, consistent with PerSeptive's current practice, related to the development, manufacture or sale of PerSeptive products or for license of the foregoing within the field of drug discovery. During the first five years of the collaboration, ChemGenics will have an 18-month period of exclusivity for inventions or improvements jointly developed by the parties primarily useful in drug discovery, during which period PerSeptive will not sell, license, or distribute products incorporating such inventions or improvements. The Company also acquired certain equipment, supplies and other assets related to drug discovery programs at PerSeptive, including the right to use without charge (i) certain equipment until the earlier of the successful conclusion of an initial public offering by the Company or June 30, 1997 and
(ii) certain supplies of the type manufactured or distributed by PerSeptive until the later of the successful conclusion of an initial public offering by the Company or March 31, 1997. Thereafter, the Company will pay PerSeptive's fully burdened manufacturing cost for such equipment and supplies. ChemGenics has agreed not to commercially sell equipment or reagents for the purification, analysis, sequencing or synthesis of molecules, but may use for its collaborations or license to others inventions or improvements, including equipment or reagents, developed by ChemGenics.


     The agreements provide for PerSeptive and ChemGenics to collaborate in integrating the technologies of PerSeptive with ChemGenics' expertise in drug discovery. PerSeptive will provide senior management consultation services to the Company without charge for five years. ChemGenics hired the 10 member research team primarily responsible for applying PerSeptive's technology to drug discovery and entered into a sublease agreement for approximately 5,000 square feet of space in Framingham, Massachusetts. The Company will pay no rent on the subleased facility until the successful conclusion of an initial public offering by the Company, and will pay rent equal to PerSeptive's fully burdened cost of the Company's facility thereafter.

     Under the agreements, PerSeptive acquired 2,563,275 shares of the Company's Common Stock of which 250,000 shares are subject to forfeiture lapsing over a three-year period in the event PerSeptive fails to provide certain services, equipment use, supplies and other assets as described above. PerSeptive also received a warrant, expiring in June 2000, to purchase an additional 1,847,673 shares of Common Stock at an exercise price of $13.25 per share, for an aggregate exercise price of approximately $24.5 million. In addition, the Company issued PerSeptive a $3 million promissory note, which the Company intends to pay out of the proceeds of this offering. See Note 3 of Notes to Financial Statements.

     The Company and PerSeptive entered into a Voting Agreement pursuant to which, as long as PerSeptive owns at least 20% of the Company's outstanding voting stock, PerSeptive is entitled to require the nomination of two PerSeptive nominees as members of the Company's Board of Directors (if comprised of six or seven directors) or three PerSeptive nominees if the Company's Board of Directors is comprised of eight or more total directors. If PerSeptive owns less than 20% of the Company's outstanding capital stock, but at least 10%, it is entitled to require the nomination of one PerSeptive nominee as a member of the Company's Board of Directors. Certain stockholders of the Company, who own 93.8% of the Company's capital stock prior to the offering, have agreed to vote in favor of the election of such nominees. In addition, PerSeptive entered into a standstill agreement, pursuant to which it agrees not to acquire any additional Company equity securities and to restrict its ability to sell any equity securities of the Company, and, as long as PerSeptive owns at least 20% of the Company's equity securities, to vote its shares in accordance with the recommendation of ChemGenics' Board of Directors. This agreement will remain in effect until June 30, 2006.

  Other

     ChemGenics has a number of alliances with leading scientists and academic centers, governmental agencies and research institutes. In the area of antifungal drugs and fungal molecular biology, the Company has been awarded a National Drug Discovery Research Grant under which the Company collaborates with Dr.

Phillips Robbins of the Massachusetts Institute of Technology. Dr. Gerald Fink, Director of the Whitehead Institute of Biomedical Research, an affiliate of MIT, is an advisor for this grant. Additionally, the Company is collaborating with Dr. Jeffrey Becker of the University of Tennessee in the area of antifungal drugs and fungal molecular biology. See "Management -- Scientific Advisory Board." The Company is also collaborating with Dr. George Sachs of Veterans Administration West Los Angeles Medical Center on approaches to treating H. pylori infection.

PATENTS


     The Company's commercial success depends in part on its ability to obtain and enforce patent and certain other proprietary rights relating to its gene discoveries, drug targets, screening technologies and drug leads. As of December 31, 1996, the Company had 10 patents pending in the United States, and two U.S. patents based on the Company's discoveries had issued. There can be no assurance that any present or future patent application will result in a patent or that any present or future patent will protect a commercially viable product. These patents and applications cover core technology, chemical compounds and specific genes. It is the Company's policy is to seek, when appropriate, patent applications in the United States and internationally.


     Patent law as it relates to inventions in the biotechnology field is still evolving, and involves complex legal and factual questions for which legal principles are not firmly established. Accordingly, there can be no assurance that patents will be granted with respect to any of the Company's pending patent applications or with respect to any patent applications filed by the Company in the future. In addition, even if such patents are granted, there can be no assurance that in the event any claims in such patents are challenged, that any court or patent authority would determine that such patent claims are valid and enforceable or sufficiently broad in scope to protect the Company's proprietary rights. Moreover, because patent applications in the United States are maintained in secrecy until patents issue, because patent applications in certain other countries generally are not published until more than 18 months after they are filed, because publication of technological developments in the scientific or patent literature often lags behind the date of such developments, and because searches of prior art may not be conducted or may not reveal all relevant prior inventions, the Company cannot be certain that it was the first to invent the subject matter covered by its patent applications or that it was the first to file patent applications for such inventions.


     The commercial success of the Company will depend in part on not infringing patents or proprietary rights of others, and there can be no assurance that the technologies and products used or developed by the Company will not infringe such rights. If such infringement occurs and the Company is not able to obtain a license from the relevant third party, the Company will not be able to continue the development, manufacture, use or sale of any such infringing technology or product. There can be no assurance that necessary licenses to third-party technology will be available at all, or on commercially reasonable terms. Failure by the Company to obtain a license to technology that it may require to utilize its technologies or commercialize its products may have a material adverse effect on the Company. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets, know-how or other intellectual property rights owned by the Company, or to determine the scope and validity of the propriety rights of third parties. Any potential litigation could result in substantial costs to and diversion of resources by the Company and could have a material adverse impact on the Company. There can be no assurance that any of the Company's issued or licensed patents would ultimately be held valid or that efforts to defend any of its patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any such litigation or proceeding could subject the Company to significant liabilities, require the Company to cease using the subject technology or require the Company to license the subject technology from the third party, all of which could have a material adverse effect on the Company's business.


     In addition to patent protection, the Company relies upon trade secrets, proprietary know-how and continuing technological advances to develop and maintain its competitive position. To maintain the confidentiality of its trade secrets and propriety information, the Company requires its employees, consultants and collaborators to execute confidentiality agreements upon the commencement of their relationships with the Company. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while in the employ of the Company will be the exclusive property of the Company. There can be no assurance, however, that these agreements will not be breached, that the Company would have adequate remedies in the event of any such breach or that the Company's trade secrets or propriety information will not otherwise become known or developed independently by others. See "Risk Factors -- Patents and Proprietary Rights, Third Party Rights."

COMPETITION

     The drug discovery business is characterized by intense competition and rapid technological change. In particular there are a significant number of organizations competing in the field of genomics-based drug discovery. In addition, there are a significant number of organizations competing in the field of drug identification and optimization (including chemical diversity and screening). These organizations include combinatorial chemistry companies and companies which utilize genomics-based target identification and advanced screening methods for antibacterial drug leads. The Company's competitors are also engaged in drug discovery through methods that do not include genomics research. Many of the Company's competitors, particularly large pharmaceutical companies, biotechnology companies, academic and research institutions and government agencies, have substantially greater financial resources and research and development capabilities than the Company.

     The Company expects that its strategic collaborators will be engaged in a number of product development efforts, both in and outside the disease area or areas covered by an alliance or collaboration with the Company. The Company's product candidates could, therefore, be in competition with other products developed by its strategic collaborators. In addition, although the Company has licensed certain technology from PerSeptive in the field of drug discovery and certain aspects of these technologies are exclusive to ChemGenics, and although PerSeptive has agreed not to enter into drug discovery collaborations, PerSeptive may still sell components of this technology to other organizations which compete with the Company. See "Risk Factors -- Competition; Risk of Technological Obsolescence."

GOVERNMENT REGULATION

     The Company's research and development activities, and the preclinical studies and clinical trials, and ultimately the manufacturing, marketing and labeling of its drug candidates, are subject to extensive regulation by FDA and other regulatory authorities in the United States and other countries. The United States Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of pharmaceutical products. Preclinical study and clinical trial requirements and the regulatory approval processes take years to complete and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of the Company's product candidates. Delays or rejections in obtaining regulatory approvals would adversely affect the Company's ability to commercialize any product candidates developed by the Company or its strategic collaborators and the Company's ability to receive product revenues or royalties. If regulatory approval of a product candidate is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.

     The steps required before a pharmaceutical agent may be marketed in the United States include (a) preclinical laboratory, in vivo, and formulation studies, (b) the submission to FDA of an Investigational New Drug application ("IND"), which must become effective before human clinical trials may commence,
(c) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (d) the submission of an NDA to FDA, and (e) FDA approval of the NDA, including approval of all product labeling and advertising.

     Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product candidate. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests are submitted to FDA as part of an IND and are reviewed by FDA before the commencement of human clinical trials. Unless FDA objects to an IND, the IND will become effective 30 days following its receipt by FDA. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that the lack of an objection means that FDA will ultimately approve an NDA.

     Clinical trials involve the administration of the investigational new drug to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with good clinical practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated. Each protocol must be submitted to FDA as part of the IND. Also, each clinical trial must be approved and conducted under the auspices an Institutional Review Board ("IRB") at each location where such clinical trials take place. Each IRB will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution conducting the clinical trials.

     The results of preclinical studies and clinical trials, if successful, are submitted in an NDA to seek FDA approval to market and commercialize the product candidates for a specified use. The testing and approval process will require substantial time and effort, and there can be no assurance that any approval will be granted for any product or that approval will be granted according to any schedule. FDA may deny an NDA if it believes that applicable regulatory criteria are not satisfied. FDA may also require additional testing for safety and efficacy of the drug. Moreover, if regulatory approval of a product candidates granted, the approval will be limited to specific indications.

     Because the Company intends to rely on its strategic collaborators for the commercialization of its product candidates, the Company will have little or no control over significant aspects of such development and commercialization, including the conduct of clinical trials and the manufacturing of the products. See "Business -- Business Strategy -- Strategic Alliances." There can be no assurance that any of the Company's product candidates will receive regulatory approval for commercialization. See "Risk Factors -- Government Regulation; No Assurances of Regulatory Approval."

     FDA has implemented an accelerated review process for pharmaceutical agents that treat serious or life threatening diseases and conditions, subject to payment of user fees. If appropriate, the Company's strategic collaborators may pursue opportunities for accelerated review of its product candidates. The Company cannot predict the ultimate effect of the new review process on the timing or likelihood of FDA review of any of its product candidates.

     Even if regulatory approvals for the Company's product candidates are obtained, the Company, its product candidates, and the facilities used to manufacture the Company's products (presumably those facilities owned or controlled by the Company's strategic collaborators) will be subject to continual review and periodic inspection. FDA will require postmarketing reporting to monitor the safety of the Company's products. FDA stringently applies regulatory standards of manufacturing. Discovery of previously unknown problems with respect to a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions, and criminal prosecution. Each United States drug manufacturing establishment must be registered with FDA. Domestic manufacturing establishments are subject to biennial inspections by FDA and must comply with FDA's Good Manufacturing Practices. To supply drug products for use in the United States, foreign manufacturing establishments must comply with FDA's Good Manufacturing Practices and are subject to periodic inspection by FDA or by regulatory authorities in those countries under reciprocal agreements with FDA. In complying with Good Manufacturing Standards, manufacturers must expend funds, time and effort in the area of production and quality control to ensure full technical compliance. The Company does not have any drug manufacturing capability and must rely on its strategic collaborators or outside firms for this capability. See "Risk Factors -- Reliance on Strategic Collaborators."

     Before drug products resulting from the Company's product candidates can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of the Company's product candidates, no assurance can be given that it will approve satisfactory prices for the products.

     The Company's research and development involves the controlled use of hazardous materials, chemicals, fungi, bacteria or viruses, and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of those materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If such an accident occurs, the Company could be held liable for resulting damages, which could be material to the Company's financial condition and business. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. Any violation of, and the cost of compliance with, these laws and regulations could materially and adversely affect the Company.

     In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other existing and potential future federal, state and local regulations.

     Prior to the commencement of marketing a product in other countries, regulatory approval in such countries is required, whether or not FDA approval has been obtained for such product. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than the time required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country has its own procedures and requirements.

FACILITIES

     ChemGenics occupies 11,526 square feet of laboratory and office space in Cambridge, Massachusetts, under a lease that expires in 2003. The Company has entered into a short-term lease arrangement for an additional 2,000 square feet of office space, which has an initial term of less than one year. In addition, the Company subleases approximately 5,000 square feet of laboratory and office space in Framingham, Massachusetts under the terms of a short-term arrangement with PerSeptive. The Company intends to use a portion of the proceeds of this offering to expand its laboratory and office space. With this expansion, ChemGenics believes that its facilities will be adequate to meet its anticipated level of operations for the foreseeable future.

EMPLOYEES


     As of December 31, 1996, the Company had 69 full-time employees, 34 of whom hold a Ph.D. degree. The Company considers its relations with its employees to be good. None of the Company's employees is covered by a collective bargaining agreement. The Company has entered into confidentiality agreements with all of its employees, members of its Scientific Advisory Board and consultants and non-competition agreements with its staff scientists and management.


LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table provides information concerning the executive officers, directors and certain key employees of the Company:

  NAME                                      AGE                     POSITION
  ----                                      ---                     --------
  Barry A. Berkowitz, Ph.D.(1)............   53   President, Chief Executive Officer and
                                                  Director
  William E. Timberlake, Ph.D.............   48   Executive Vice President, Research
  Alan L. Crane...........................   33   Vice President, Business Development
  Janet C. Bush...........................   43   Interim Chief Financial Officer
  Yigal Koltin, Ph.D......................   59   Vice President, Molecular and Cellular
                                                  Biology
  Sean O'Connor, Ph.D. ...................   56   Vice President, Advanced Screening Research
  Reimar C. Bruening, Ph.D., R.Ph. .......   47   Vice President, Chemical Sciences and
                                                  Technologies
  Noubar B. Afeyan, Ph.D..................   34   Chairman of the Board of Directors
  Gary J. Anderson, M.D.(1)...............   56   Director
  Hubert J. P. Schoemaker, Ph.D.(1).......   46   Director
  Christopher F. O. Gabrieli(1)(2)........   36   Director
  Edwin M. Kania, Jr.(2)..................   38   Director

-----------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     Executive officers are elected annually by the Board of Directors to serve in their respective capacities, subject to the discretion of the Board of Directors, until the next annual meeting of Directors of the Company or until their successors are appointed. There are no family relationships among any Directors or executive officers of the Company. A brief biography of each executive officer and member of the Board of Directors and certain key employees follows:

     Barry A. Berkowitz, Ph.D., President, Chief Executive Officer and Director. Dr. Berkowitz founded the Company in January 1992. Previously he was a founder of Magainin Pharmaceuticals, Inc. (formerly Magainin Science, Inc.) and from 1989 to 1991 served in positions including President, Chief Executive Officer, and Chairman. From 1978 to 1989 he held senior executive positions including the Vice President of Biological Research and Development, Vice President of Compound Acquisitions and Development, and Director of Pharmacology of Smith Kline & French. From 1968 to 1978 he was an Assistant Member and then Associate Member of the Roche Institute of Molecular Biology. Dr. Berkowitz received his Ph.D. in pharmacology in 1968 from the University of California, San Francisco.

     William E. Timberlake, Ph.D., Executive Vice President, Research. Dr. Timberlake was a founding member of the Scientific Advisory Board and joined the Company in 1993. Previously, he was Professor of Genetics and Research Professor of Genetics at the University of Georgia from 1986 to 1993, Professor of Plant Pathology at the University of California, Davis from 1981 to 1986, and Assistant and Associate Professor of Biological Sciences at Wayne State University from 1974 to 1981. Dr. Timberlake was a member of the founding scientific advisory board of Calgene, Inc. and senior consultant for Zymogenetics Inc. Dr. Timberlake received his Ph.D. in biochemistry in 1973 from Syracuse University.

     Alan L. Crane, Vice President, Business Development. Mr. Crane has been with the Company since 1995. Prior to joining the Company, he served as Vice President, Business Development at Organogenesis Inc. from 1994 to 1995. He was also Worldwide Product Manager and Associate Director at The DuPont Merck Pharmaceutical Company from 1992 to 1994 and a consultant to pharmaceutical companies from 1988 to 1992. Mr. Crane received his M.B.A. in 1992 and his M.A. in cellular biology in 1986, both from Harvard University.

     Janet C. Bush, Interim Chief Financial Officer. Ms. Bush joined the Company in December 1996 as its Interim Chief Financial Officer, a part-time position. From 1992 to 1996 she was a consultant and teacher in various biotechnology and non-profit organizations. Ms. Bush was a co-founder of ImmuLogic Pharmaceutical Corporation and its Vice President of Finance and Administration and Treasurer from 1987 to 1992. She held financial management positions in two privately held companies from 1984 to 1987 and was a Certified Public Accountant at Coopers and Lybrand from 1980 to 1984. Ms. Bush received her Masters in Public and Private Management from Yale in 1980, and her Masters in Education from Harvard University in 1993. Consistent with the Company's agreement with Ms. Bush, the Company plans to hire a permanent, full-time Chief Financial Officer in 1997.

     Yigal Koltin, Ph.D., Vice President, Molecular and Cellular Biology. Dr. Koltin is a Company founder and a founding member of the Scientific Advisory Board and joined the Company in 1993. He served as a Visiting Professor at Massachusetts Institute of Technology Cancer Center from 1993 to 1996. From 1973 to 1993, he was Professor of Genetics in the Department of Molecular Microbiology and Biotechnology and he is former chairman of the Department of Microbiology at Tel Aviv University. He also served as consultant for SmithKline Beecham and Schering Corporation from 1982 to 1992. Dr. Koltin received his Ph.D. in biology and genetics in 1967 from Harvard University.

     Sean O'Connor, Ph.D., Vice President, Advanced Screening Research. Dr. O'Connor joined the Company in 1992, having previously served as Director of Screening and Biological Evaluation at Bristol-Myers Squibb from 1982 to 1992. From 1966 to 1982 he was involved in natural products research at Eli Lilly & Co. Dr. O'Connor received his Ph.D. in organic chemistry in 1965 from the National University of Ireland.

     Reimar C. Bruening, Ph.D., R.Ph., Vice President, Chemical Sciences and Technologies. Dr. Bruening joined the Company in 1995. From 1990 to 1995, Dr. Bruening was Chief Scientist and Director of Drug Discovery at Shaman Pharmaceuticals. He also served as an Assistant Professor at the University of Hawaii, a Senior Research Associate at Columbia University and a Postdoctoral Research Fellow at the University of Nagoya, Japan. He received his Ph.D. in 1979 and a government pharmacy license in 1974 from the University of Munich.

     Noubar B. Afeyan, Ph.D., Chairman of the Board of Directors. Dr. Afeyan became Chairman of the Board of Directors in May 1996. Since July 1992, Dr. Afeyan has served as Chief Executive Officer of PerSeptive Biosystems, Inc., and has been a Director of PerSeptive Biosystems, Inc. since 1987, and Chairman of the Board of Directors of PerSeptive Biosystems, Inc. since 1993. Dr. Afeyan served as PerSeptive Biosystems Inc.'s President from 1992 to 1996 and its Executive Vice President -- Technology and Operations from 1987 to 1992. He was President and a Director of PerSeptive Technologies II Corporation from 1993 to 1996. He received his Ph.D. in biochemical engineering in 1987 from the Massachusetts Institute of Technology.


     Gary J. Anderson, M.D., Director. Dr. Anderson served as Chairman of the Company's Board of Directors from February 1992 until May 1996. Dr. Anderson has been a managing director of Technology Leaders Management L.P. since 1991, a general partner of Technology Leaders Management L.P. since 1995 and a managing general partner of Technology Leaders II Management L.P. since 1994. Dr. Anderson has served as Executive Vice President, Fund Management since 1991. Previously, Dr. Anderson served as Executive Vice President of Safeguard Scientifics, Inc. from 1988 to 1991. He is also a director of USData, Inc., EMAX Solution Partners, Avitech, Inc., Virtus Corporation and DATAMATIX Inc.


     Hubert J. P. Schoemaker, Ph.D., Director. Dr. Schoemaker has served as Chairman of the Board of Directors of Centocor, Inc. since 1987. Previously, Dr. Schoemaker was Centocor's Chief Executive Officer from 1987 to 1992, and President from 1983 to 1987, and has been associated with Centocor since 1980. He is also a director of Apollon, Inc., Avitech Diagnostic Inc., and Safeguard Scientifics, Inc.

     Christopher F. O. Gabrieli, Director. Mr. Gabrieli is general partner of Deer II & Co. and Deer III & Co., the general partner of Bessemer Venture Partners II L.P. and Bessemer Venture Partners III L.P., affiliated venture capital partnerships with which he has been affiliated since 1986. He was a founder and President of

GMIS Inc., and is a director of Opta Food Ingredients, Inc., Isis
Pharmaceuticals, Inc. and several privately held health care companies.

     Edwin M. Kania, Jr., Director. Mr. Kania is managing general partner of One Liberty Ventures, a venture capital firm, where he has been employed since 1985. Through affiliate funds, Morgan Holland Fund II L.P. and Gilde Investment Fund B.V., One Liberty Ventures is a shareholder in the Company. Mr. Kania is also a director of PerSeptive Biosystems, Inc., Cytyc Corporation and Anesta Corporation, as well as several private companies.

SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board consists of individuals with demonstrated expertise in various fields who advise the Company concerning long-term scientific planning, research and development. Members also evaluate the Company's research programs, recommend personnel to the Company and advise the Company on technical matters. In addition to its Scientific Advisory Board, ChemGenics has established consulting relationships with a number of scientific experts who advise the Company on a project-specific basis.

     No member of the Scientific Advisory Board is employed by the Company, and members may have other commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to the Company. Accordingly, such persons may devote only a small portion of their time to the Company. The members of the Company's Scientific Advisory Board are:

     Gerald R. Fink, Ph.D., Chairman of the Company's Scientific Advisory Board; Director, The Whitehead Institute for Biomedical Research; American Cancer Society Professor of Genetics, Massachusetts Institute of Technology. Dr. Fink is a founding member and has chaired the Scientific Advisory Board since the Company's inception. He is recognized as an international leader in genetics and molecular biology. He is a member of the National Academy of Sciences, the National Academy of Sciences Institute of Medicine and the American Academy of Arts and Sciences, and was the recipient of the National Academy of Sciences/U.S. Steel Foundation award in molecular biology. Dr. Fink's pioneering work in science has combined genetics and state-of-the-art molecular biology, and has made extensive use of yeast and fungi to provide answers to fundamental biological questions. Dr. Fink received his Ph.D. from Yale University.

     Anthony G. M. Barrett, Ph.D., Chairman of Chemistry, Imperial College of Science, Technology and Medicine. He is a founding member of the Scientific Advisory Board. Dr. Barrett is an international leader in the medicinal chemistry of antibacterial and antifungal drugs. Previously, he was Professor of Chemistry at Northwestern University and Colorado State University. He has received numerous awards from the Royal Society of Chemistry. Dr. Barrett holds a Ph.D. from the Imperial College of Science and Technology.

     Jeffrey M. Becker, Ph.D., Professor of Microbiology and Director of the Interdepartmental Graduate Program in Cellular, Molecular and Developmental Biology, University of Tennessee, Knoxville. He is a Company founder and a founding member of the Scientific Advisory Board. Dr. Becker is internationally known for his research in mycology focused on membrane transport and receptors, and peptide structure and function. Dr. Becker obtained his Ph.D. from the University of Cincinnati.


     Richard D. Diamond, M.D., Professor of Medicine and Biochemistry, Boston University. Dr. Diamond is an expert in the science and therapeutics of fungal diseases of man. He is a founding member of the Scientific Advisory Board. He is a fellow at the Infectious Diseases Society of America, and a member of the American Society of Microbiology. Dr. Diamond earned his M.D. at Harvard Medical School.


     John E. Edwards, Jr., M.D., Professor of Medicine, University of California at Los Angeles; Head of the Division of Infectious Diseases, Harbor UCLA Medical Center. He is a founding member of the Scientific Advisory Board. Dr. Edwards is a worldwide clinical leader in the diagnosis and treatment of infectious diseases, with a focus on fungal diseases. Dr. Edwards is the Associate Editor of Reviews of Infectious Diseases. Dr. Edwards received his M.D. from the University of California at Irvine.

     Richard Losick, Ph.D., Chairman, Department of Molecular and Cellular Biology, Harvard University and Maria Moors Cabot Professor of Biology. He joined the Scientific Advisory Board in 1995. Dr. Losick is a world leader in the genetics and molecular biology of bacteria. He is a member of the National Academy of Sciences and a Fellow of the American Academy of Sciences. Dr. Losick is on the editorial boards of Science and Cell. He received his Ph.D. from the Massachusetts Institute of Technology.

     N. Ronald Morris, M.D., Professor of Pharmacology, University of Medicine and Dentistry of New Jersey. Dr. Morris is a recognized world leader in cell cycle control, fungal genetics, biochemistry and molecular biology. He is a founding member of the Scientific Advisory Board and of the Cancer Institute. He is on the editorial boards of the Journal of Cell Biology and Molecular Biology of the Cell. Dr. Morris earned his M.D. at Yale School of Medicine.

     Koji Nakanishi, Ph.D., Centennial Professor of Chemistry, Columbia University; former Director of the Suntory Institute for Bio-Organic Research, Osaka, Japan. He is a founding member of the Scientific Advisory Board. Dr. Nakanishi was the recipient of the 1990 Japan Academy Prize and the Imperial Prize, the highest Japanese honor a scholar can receive. He received a B.S. and a Ph.D. in Chemistry from Nagoya University.

     Phillips W. Robbins, Ph.D., Professor of Biochemistry, Massachusetts Institute of Technology. Dr. Robbins is a world leader in carbohydrate, glycoprotein and microbial membrane research. He is a founding member of the Scientific Advisory Board. He is a member of the National Academy of Sciences, and is a member of the American Society of Biochemistry and Molecular Biology, and the American Society of Microbiology. Dr. Robbins received his Ph.D. from the University of Illinois.

     Jerry A. Weisbach, Ph.D., technical and business consultant. He is a Company founder and founding member of the Scientific Advisory Board. From 1988 to 1994, Dr. Weisbach served as Director of Technology Transfer and Adjunct Professor at Rockefeller University. Dr. Weisbach served as Vice President of Warner-Lambert Company from 1981 to 1987 and as President of the Pharmaceutical Research Division from 1979 to 1987. He served in various positions at Smith Kline & French Laboratories from 1960 to 1979, including as Vice President, Research. Dr. Weisbach received his M.A. and his Ph.D. in chemistry from Harvard University.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established (i) a Compensation Committee, which is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and administers various incentive compensation and benefit plans; and (ii) an Audit Committee, which reviews the results and scope of the annual audit and other services provided by the Company's independent public accountants.

ELECTION AND COMPENSATION OF DIRECTORS

     Following this offering, the Board of Directors will be divided into three classes as nearly equal in size as possible, each of whose members will serve for a staggered three-year term. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the three classes of directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1998, 1999, and 2000, respectively, and such directors shall serve until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The classification of the Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors and could therefore make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions." Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

     Dr. Afeyan was elected to the Board of Directors pursuant to a Voting Agreement among the Company, PerSeptive and certain of the Company's securityholders (the "PerSeptive Voting Agreement"). Pursuant to the PerSeptive Voting Agreement, as long as PerSeptive owns at least 20% of the Company's capital stock on a fully diluted basis, PerSeptive may require the nomination of two representatives of PerSeptive (the "PerSeptive Nominees") to the Company's Board of Directors, and the parties to the agreement have agreed to vote in favor of the PerSeptive Nominees. The parties have agreed to vote their shares to fix and maintain the size of the Board of Directors at not less than six and not more than nine members. In the event the size of the Board of Directors is increased to eight members, PerSeptive may require the nomination of, and the parties will vote in favor of, a third PerSeptive Nominee; thus the Board of Directors will be increased to nine members. As long as Dr. Afeyan remains an officer and director of PerSeptive he shall be one of the PerSeptive Nominees; as long as Mr. Kania remains on the Company's Board of Directors, he shall be the other PerSeptive Nominee. If PerSeptive owns less than 20% but more than 10% of the Company's capital stock on a fully diluted basis, PerSeptive may require the nomination of, and parties to the agreement have agreed to vote in favor of, one PerSeptive Nominee. The PerSeptive Voting Agreement provides that the PerSeptive Nominees shall be evenly distributed among the classes of Directors, and initially shall be placed in the classes with the longest terms. The PerSeptive Voting Agreement will terminate on the earliest to occur of (i) a sale of all or substantially all of the assets or stock of Company, (ii) June 28, 2006 or (iii) the date on which PerSeptive owns less than 10% of the Company's capital stock on a fully diluted basis. Drs. Berkowitz, Anderson and Schoemaker and Messrs. Kania and Gabrieli were elected to the Board of Directors pursuant to a Second Amended and Restated Voting Agreement (the "Voting Agreement") among the Company, certain of the Company's stockholders and venture capital purchasers of the Company's Preferred Stock. The provision in the Voting Agreement relating to election of directors of the Company will terminate upon the consummation of this offering.

     Directors of the Company do not receive cash compensation for their service on the Board of Directors. The Company reimburses non-employee directors for expenses incurred in attending meetings of the Board of Directors and its committees. In addition, under the Company's 1992 Stock Option Plan, non-employee directors who join the Board of Directors after the Company's initial public offering will receive an automatic grant of non-qualified options to purchase 10,000 shares of Common Stock. These options vest in equal installments over five years, assuming continued membership on the Board. Also, on June 1 of each year, all non-employee directors will receive a non-qualified option to purchase 2,500 shares of Common Stock. These options vest in one year, assuming continued membership on the Board. All such options have exercise prices equal to the fair market value of the Common Stock on the date of grant. See "-- 1992 Stock Option Plan."

EXECUTIVE COMPENSATION

     Summary Compensation Table


     The following table summarizes the compensation paid to and earned by the Company's Chief Executive Officer and other executive officers of the Company whose combined salary and bonus for services rendered in all capacities during fiscal 1996 exceeded $100,000 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                    ANNUAL COMPENSATION               ------------
                                         ------------------------------------------    SECURITIES
NAME AND 1996                                                      OTHER ANNUAL        UNDERLYING         ALL OTHER
PRINCIPAL POSITION                YEAR    SALARY     BONUS       COMPENSATION (1)       OPTIONS        COMPENSATION (2)
------------------                -----  --------   --------   --------------------   ------------   --------------------
Barry A. Berkowitz, Ph.D.......   1996   $206,333   $57,800           $   --                 --             $4,800
    President and Chief
      Executive Officer

William E. Timberlake, Ph.D....   1996    179,688    60,000            2,500                 --                 --
    Executive Vice President,
      Research

Yigal Koltin, Ph.D.............   1996    137,639    11,333               --             27,168                 --
    Vice President, Molecular
      and Cellular Biology

Reimar C. Bruening, Ph.D.,
  R.Ph.........................   1996    150,000        --               --                 --                 --
    Vice President, Chemical
      Sciences and Technologies

Alan L. Crane..................   1996    131,250    15,000               --             16,980                 --
    Vice President,
      Business Development


-----------
(1) Consists of additional compensation to the named executive officer for the purchase of term life and disability insurance.
(2) Reflects automobile allowance.

  Option Grants


     The following table sets forth certain information regarding stock options granted during fiscal 1996 by the Company to its Named Executive Officers.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS                       POTENTIAL REALIZED
                              ---------------------------------------------------       VALUE AT ASSUMED
                                          PERCENTAGE OF                                  ANNUAL RATES OF
                              NUMBER OF       TOTAL                                           STOCK
                              SECURITIES     OPTIONS                                   PRICE APPRECIATION
                              UNDERLYING   GRANTED TO    EXERCISE OR                   FOR OPTION TERM(1)
                               OPTIONS    EMPLOYEES IN   BASE PRICE   EXPIRATION      ---------------------
NAME                           GRANTED        1996        PER SHARE      DATE           5%           10%
----                          ----------  -------------  -----------  -----------     -------      --------
Barry A. Berkowitz, Ph.D.....      --          --           $  --          --         $    --      $     --

William E. Timberlake,
  Ph.D.......................      --          --              --          --              --            --

Yigal Koltin, Ph.D...........   6,792(2)      3.1%           1.33       02/01/06        5,660        14,343
                               15,094(3)      6.9%           7.95       10/01/06       75,466       191,245
                                3,773(4)      1.7%           7.95       10/01/06       18,864        47,805
                                1,509(5)      0.7%           7.95       12/02/06        7,545        19,119
Reimar C. Bruening, Ph.D.,
  R.Ph.......................      --          --              --          --              --            --

Alan L. Crane................  11,320(3)      5.2%           7.95       09/24/06       56,577       143,427
                                5,660(5)      2.6%           7.95       12/02/06       28,298        71,714

---------------

(1) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the option was granted through the expiration date.


(2) Options granted are incentive stock options under the 1992 Stock Option Plan that become exercisable upon the achievement of certain performance milestones.



(3) Options granted are incentive stock options under the 1992 Stock Option Plan that become exercisable in five equal amounts on each of the first five anniversaries of the date of grant.



(4) Options granted are incentive stock options under the 1992 Stock Option Plan that were vested upon grant.



(5) Options granted are incentive stock options under the 1992 Stock Option Plan, half of which become exercisable upon achievement of certain performance milestones and half of which become exercisable in five equal amounts on each of the first five anniversaries of the date of grant.


  Option Exercises and Year-End Option Values


     The following table provides information about the number of shares issued upon option exercises by the Named Executive Officers during 1996, and the value realized by the Named Executive Officers. The table also provides information about the number and value of options held by the Named Executive Officers at December 31, 1996.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


                                                                                          VALUE OF UNEXERCISED
                                                          NUMBER OF SECURITIES                IN-THE-MONEY
                                                         UNDERLYING UNEXERCISED                OPTIONS AT
                               SHARES                       OPTIONS AT FY END                   FY END(1)
                            ACQUIRED ON     VALUE     -----------------------------   ----------------------------
NAME                          EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        -----------    --------   ------------   --------------   ------------   -------------
Barry A. Berkowitz,
  Ph.D.....................     --            $--             --             --         $     --        $     --

William E. Timberlake,
  Ph.D. ...................     --             --        114,716         85,284          849,195         629,798

Yigal Koltin, Ph.D. .......     --             --         59,244         24,529          408,895          56,096

Reimar C. Bruening, Ph.D.,
  R. Ph. ..................     --             --         12,578         34,591           83,330         229,158

Alan L. Crane..............     --             --         17,169         37,547          113,743         136,252


---------------


(1) Based on the deemed fair market value of the Common Stock at December 31, 1996 ($7.95 per share as determined by the Board of Directors) less the exercise price per share.


EMPLOYMENT CONTRACTS


     In January 1992, the Company entered into an employment and non-competition agreement with no specified duration with Barry A. Berkowitz, Ph.D., President and Chief Executive Officer of the Company. Pursuant to such agreement, Dr. Berkowitz received an initial annual base salary of $195,000 subject to increase on an annual basis as agreed by the Board of Directors. Also pursuant to such agreement, Dr. Berkowitz receives an annual bonus of up to $28,500 or such greater amount per year as determined by the Board of Directors. In addition, the Company provides Dr. Berkowitz with life insurance and reimbursement for automobile expenses. In the event that the Company terminates Dr. Berkowitz's employment without cause, as defined in the employment agreement, or in the event that Dr. Berkowitz terminates his employment because of a material change in the duties imposed upon him by the Board of Directors or because of a breach by the Company of its obligations to Dr. Berkowitz, the Company will continue to pay Dr. Berkowitz's base salary and cost of health insurance for a period of one year following termination, less any income earned by Dr. Berkowitz from full time employment with another entity during this one year period.


     In December 1992, the Company entered into an employment agreement with no specified duration with William E. Timberlake, Ph.D., Executive Vice President, Research. Pursuant to such agreement Dr. Timberlake received an initial salary of $170,000, a signing bonus of $60,000, and options to purchase 90,566 shares of Common Stock. Pursuant to the agreement, options for an additional 75,471 shares of Common Stock were granted to Dr. Timberlake at a price of approximately $.53 per share. In the event that the Company terminates Dr. Timberlake's employment without cause, the Company will continue to pay Dr. Timberlake's base salary for a period of up to one year following such termination or until he accepts full time employment. In October 1993 the Company provided Dr. Timberlake with a $100,000 loan for use as a down payment on a home. The loan bears an interest rate of prime rate as published from time to time in the Wall Street Journal (8.25% at December 31, 1996) and is for a four-year term. See "Certain Transactions."



     The Company entered into employment agreements of no specified duration with Dr. Koltin, Dr. Bruening and Mr. Crane in March 1993, November 1995 and June 1995, respectively. Pursuant to Dr. Koltin's agreement, he received an initial salary of $125,000 and a grant of 11,320 options to purchase Common Stock, along with contingent bonuses. Pursuant to Dr. Bruening's agreement, he received an initial salary of $150,000, a $10,000 loan from the Company, a lump sum of $20,000 for reasonable relocation expenses and grants of 47,169 options to purchase Common Stock. Pursuant to Mr. Crane's agreement, he received an initial salary of $120,000, a bonus of $5,000 paid upon completion of one year of employment and grants of 37,735 options to purchase Common Stock.



     Each of the Named Executive Officers has entered into non-competition and confidentiality agreements with the Company (the "Non-Compete Agreements"), which restrict such officer from competing with the Company and from soliciting, diverting or attempting to solicit or divert any customers or employees of the Company during the term of the officer's employment and for a time or until he accepts full time employment after termination of such employment. The Non-Compete Agreements also oblige the Named Executive Officer not to reveal any confidential information of the Company both during and after the term of the officer's employment. The Non-Compete Agreements require the Named Executive Officers to assign all right and interest in any intellectual property developed by the officer during the term of the officer's employment with the Company.


     The Company currently has no compensatory plan or arrangement with any of the Named Executive Officers that is activated upon resignation, termination or retirement of any such officer upon a change in control of the Company.


EMPLOYEE BENEFIT PLANS


  1992 Stock Option Plan

     The Company's 1992 Employee, Director and Consultant Stock Option Plan (the "1992 Stock Option Plan") was initially approved by the Company's Board of Directors and stockholders in February 1992. The Company has reserved an aggregate of 1,500,000 shares of Common Stock for issuance pursuant to the 1992 Stock Option Plan. The 1992 Stock Option Plan is administered by the Compensation Committee of the Board of Directors which, among other things, determines the persons to whom options will be granted, the number of shares of Common Stock to be covered by each grant and the terms and conditions upon which options may be granted.

     Options granted under the 1992 Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) options that are not incentive stock options ("non-qualified stock options"). Incentive stock options may be granted under the 1992 Stock Option Plan to employees of the Company and its affiliates. Non-qualified stock options may be granted to consultants, directors and employees of the Company and its affiliates. Under the 1992 Stock Option Plan, non-employee directors who join the Board of Directors after the Company's initial public offering will receive an automatic grant of non-qualified options to purchase 10,000 shares of Common Stock. These options vest in equal installments over five years, assuming continued membership on the Board. Also, on June 1 of each year, all non-employee directors will receive a non-qualified option to purchase 2,500 shares of Common Stock. These options vest in one year, assuming continued membership on the Board. See " -- Election and Compensation of Directors."

     Incentive stock options granted under the 1992 Stock Option Plan may not be granted at a price less than 100% of the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Incentive stock options granted under the 1992 Stock Option Plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable by an employee in any calendar year under any incentive stock option plan of the Company may not exceed $100,000. Non-qualified stock options granted under the 1992 Stock Option Plan may not be granted at an exercise price less than the par value per share of Common Stock.


     Generally, incentive stock options granted under the 1992 Stock Option Plan are exercisable for up to 90 days following termination of the option holder's employment with the Company (other than by reason of death, disability or termination "for cause" as defined in the 1992 Stock Option Plan) to the extent exercisable on the date of such termination, provided that such incentive stock option has not expired on the date of such exercise. In granting any non-qualified stock option, the Compensation Committee may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Compensation Committee may specify. Generally, in the event of the option holder's death or disability, both incentive stock options and non-qualified stock options may be exercised, to the extent exercisable on the date of death or disability, by the option holder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of the option holder's death or disability. As of December 31, 1996, options to purchase an aggregate of 912,109 shares of Common Stock were outstanding under the 1992 Stock Option Plan.


     Under the 1992 Stock Option Plan, if the Company is consolidated with or acquired by another entity, the administrator of the Plan or Board of Directors of the successor entity will provide for the continuation of such options by substituting for the shares subject to the options any consideration payable with respect to the outstanding shares of Common Stock in connection with the acquisition or merger or securities of the successor entity. Alternatively, upon written notice, the administrator of the Plan or Board of Directors of the successor entity may make all options granted immediately exercisable or else terminated within a specified period of time of such notice or may terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to the options over the exercise price of such options.

  401(k) Plan

     In December 1994, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees age 21 and over. Pursuant to the 401(k) Plan, employees may elect to defer a portion of their current compensation in an amount up to the lesser of the statutorily prescribed annual limit ($9,500 in 1996) or 15% of their compensation annually and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan also allows additional contributions by the Company on behalf of all participants. The Company has not made any such additional contributions to date. The 401(k) Plan is intended to qualify under Section 401 of the Code so that employee deferrals and Company contributions to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and employee deferrals and contributions by the Company, if any, will be deductible by the Company for the fiscal year to which they relate. On July 1, 1996, the Company appointed Strong Retirement Plan Services as the 401(k) Plan Administrator and Firstar Trust Company as Trustee.

COMPENSATION COMMITTEE AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Directors Anderson, Gabrieli and Schoemaker. Dr. Berkowitz, President and Chief Executive Officer of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that Dr. Berkowitz is excluded from discussions regarding his own salary and incentive compensation.

     Certain members of the Company's Board of Directors are parties to transactions with the Company. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

PROMOTERS

     Dr. Berkowitz, Dr. Timberlake and a number of consultants participated in the founding and organization of the Company, and each may be considered a promoter of the Company.

     In January 1992, Dr. Berkowitz purchased 126,792 shares of Common Stock for an aggregate price of $336.00. In February 1992, he purchased 324,528 shares of Common Stock for an aggregate price of $860.00, which are subject to certain registration rights. See "Description of Capital Stock -- Registration Rights."


     Scientific and Financial Advisors. In February 1992, the Company sold an aggregate of 101,883 shares of Common Stock for an aggregate price of approximately $270.00 to the scientific and financial advisors named in the table below who participated in the founding of the Company. Since that time, those advisors have been granted options to purchase an aggregate of 475,093 shares of Common Stock in connection with services provided to the Company. The following table sets forth the number of shares purchased on their becoming advisors to the Company and options granted individually to such persons thereafter:



                                                                           SHARES     OPTIONS
NAME                                                                      PURCHASED   GRANTED
----                                                                      ---------   -------
Yigal Koltin, Ph.D. ....................................................    22,641    83,773
Jeffrey M. Becker, Ph.D. ...............................................    22,641    45,283
Jerry A. Weisbach, Ph.D. ...............................................    11,320    22,641
William E. Timberlake, Ph.D. ...........................................     7,547    200,000
Gerald R. Fink, Ph.D....................................................    37,734    79,245
Robert W. Morgan........................................................        --    44,151


CONVERTIBLE PREFERRED STOCK FINANCINGS

     Convertible Preferred Stock Issuances. References to the Company's convertible preferred stock, $.01 par value per share (the "Convertible Preferred Stock"), in the following paragraph and table are presented on an actual basis. Upon the consummation of this offering, each share of Convertible Preferred Stock will automatically convert on a 1-for-2.65 basis into 4,458,528 shares of Common Stock.

     Since inception, the Company has issued in private placements shares of its Convertible Preferred Stock as follows: (i) in February 1992, the Company sold an aggregate of 2,000,000 shares of Series A Convertible Preferred Stock at a price of $1.00 per share, (ii) in January 1993, the Company sold an aggregate of 2,024,000 shares of Series A Convertible Preferred Stock at a price of $1.00 per share, (iii) in January 1994, the Company sold 1,952,568 shares of Series A Convertible Preferred Stock at a price of $1.00 per share and 976,284 shares of Series B Convertible Preferred Stock at a price of $1.50 per share, (iv) in July 1994, the Company sold an aggregate of 174,165 shares of Series A Convertible Preferred Stock at a price of $1.00 per share, 87,081 shares of Series B Convertible Preferred Stock at a price of $1.50 per share and 767,739 shares of Series C Convertible Preferred Stock at a price of $3.00 per share, (v) in February 1995, the Company sold an aggregate of 3,000,000 shares of Series D Convertible Preferred Stock at a price of $5.00 per share and (vi) in December 1996, the Company sold an aggregate of 833,334 shares of Series E Convertible Preferred Stock at a price of $6.00 per share. Holders of Common Stock issuable upon such conversion are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." Certain holders of the Series A, B, C and D Convertible Preferred Stock have entered into a voting agreement with the Company pursuant to which each party has agreed to vote in favor of electing the following persons as directors of the Company: (i) four representatives of the holders of such series of Convertible Preferred Stock (or the Common Stock issued on conversion or exchange thereof), each of which shall be selected jointly by Technology Leaders L.P., Technology Leaders Offshore C.V., Bessemer Venture Partners II L.P., Morgan Holland Ventures and Pfizer, Inc., (ii) Barry Berkowitz, so long as he is materially involved with the Company and (iii) a person chosen by the then Chief Executive Officer of the Company and approved by the holders of at least 60% of the outstanding shares of the Series A, B, C and D Convertible Preferred Stock. The provisions of this agreement will terminate upon consummation of this offering. The following table sets forth the shares of Convertible Preferred Stock purchased by the Company's directors, executive officers, five percent shareholders and their respective affiliates:

                                           NUMBER OF SHARES OF CONVERTIBLE PREFERRED STOCK       COMMON SHARES
                                        ------------------------------------------------------   AS CONVERTED
               INVESTOR                 SERIES A    SERIES B   SERIES C   SERIES D    SERIES E        (1)
--------------------------------------  ---------   --------   --------   ---------   --------   -------------
Bessemer Venture Partners II and III
  L.P.(2)(3)..........................  2,571,428   285,714    300,000      119,733     --         1,236,556
Wyeth-Ayerst..........................     --         --         --          --       833,334        314,465
Pfizer, Inc...........................     --         --         --       2,700,000     --         1,018,867
Technology Leaders Offshore C.V.(4)...  1,366,318   149,990    159,930       63,829     --           656,629
Technology Leaders L.P.(4)............  1,196,650   131,364    140,070       55,903     --           575,089
Morgan Holland Fund II, L.P.(5).......    857,142   428,571    150,000       54,447     --           562,324
Barry A. Berkowitz, Ph.D..............     23,878    11,939      1,072       --         --            13,920

---------------

(1) Upon the consummation of this offering, each share of convertible preferred stock will automatically convert on a 1-for-2.65 basis into shares of Common Stock.
(2) Includes an aggregate of 322,986 convertible preferred shares held by individual associates of Bessemer Venture Partners L.P., including 82,284, 9,143 and 9,600 shares of Series A, B and C Convertible Preferred Stock, respectively, purchased by Christopher F. O. Gabrieli, a director of the Company.
(3) The Company borrowed $125,000 and $175,000 in December 1993 and September 1993, respectively, from Bessemer Venture Partners L.P. Both loans were cancelled as part of the consideration paid by Bessemer Venture Partners L.P. for shares of Series A and B Convertible Preferred Stock.

(4) The Company borrowed $175,000 and $125,000 in October 1993 and December 1993, respectively, from Technology Leaders L.P. and its affiliate, Technology Leaders FR Corp. Both loans were cancelled as part of the consideration paid by Technology Leaders L.P. for shares of Series A and B Convertible Preferred Stock.

(5) Includes 8,570, 4,285, 1,500 and 544 shares of Series A, B, C and D Convertible Preferred Stock, respectively, purchased by Gilde Investment Fund B.V., an affiliate of Morgan Holland Fund II, L.P.


     Wyeth-Ayerst Collaboration. In December 1996, the Company entered into a strategic collaboration with Wyeth-Ayerst for the discovery of novel drug leads for treating human bacterial infections which provides for up to $70 million in equity, research funding and development milestone payments, plus potential royalties. In connection with the collaboration, Wyeth-Ayerst purchased 833,334 shares of Series E Convertible Preferred Stock (which will be converted into 314,465 shares of Common Stock upon the consummation of this offering) for approximately $5 million and is committed, subject to ChemGenics' meeting certain research performance objectives, to a second purchase of $5 million of Common Stock to occur no sooner than June 2, 1997 and a third purchase of $3 million of Common Stock to occur no sooner than December 2, 1998. The second and third purchases will be priced at 115% of the then current market price of the Common Stock following the Company's initial public offering, or at $15.90 per common share if no such offering has been completed. Assuming the agreements conclude their 5-year term, Wyeth-Ayerst is obligated to pay ChemGenics $15 million in research funding (adjusted for inflation in certain circumstances) and is obligated to pay up to an additional $9 million in research performance payments. ChemGenics may also receive up to an additional $33 million in development milestone payments. If the collaboration is successful in identifying targets and leads for products to treat bacterial disease, Wyeth-Ayerst will pay all costs related to its product development and commercialization including, without limitation, clinical trials, regulatory filings and marketing, and will also pay ChemGenics royalties on product sales, if any, which result from the collaboration. Pursuant to these agreements, ChemGenics has recognized revenues of $750,000 for research funding through December 31, 1996. See "Business -- Collaborations -- Wyeth-Ayerst."



     Pfizer Collaboration. In connection with sale of Series D Convertible Preferred Stock to Pfizer, the Company is working in collaboration with Pfizer to discover and develop anti-fungal drugs. Under the terms of the agreements, Pfizer is funding a discovery program at ChemGenics over an initial four-year term, which began in January 1995. Pfizer has agreed to provide the Company with up to $11.7 million in research funding over the agreement's four-year term, and may make payments contingent upon certain milestones which could total an additional $32.5 million. ChemGenics has recognized revenues of $5.0 million for research funding and $13.5 million for equity funding through the purchase of the Series D Convertible Preferred Stock under these agreements through December 1996. In the event the collaboration is successful in identifying targets and leads for products to treat human fungal disease, Pfizer will also pay all costs related to product development and commercialization, including, without limitation, clinical trials, regulatory filings and marketing and a royalty on product sales, if any, which result from the collaboration. See "Business -- Collaborations -- Pfizer."

  Agreement with PerSeptive Biosystems

     In May, November and December 1996, the Company entered into agreements with PerSeptive under which the Company exchanged a substantial equity interest in ChemGenics and a $3 million promissory note payable to PerSeptive for certain assets and a worldwide, royalty-free license for use in the field of drug discovery to all of PerSeptive's existing patents (over 80 patents and applications) and technology, including selection technologies, all future patented and unpatented technology, early and preferred access to all technology and certain other assets, and for a period of five years to all prototype equipment. Upon execution of the agreements, ChemGenics hired 10 employees of PerSeptive and entered into a temporary sublease agreement for approximately 5,000 square feet of laboratory and office space in Framingham, Massachusetts. Under the agreements, PerSeptive acquired 2,563,275 shares of the Company's Common Stock of which 250,000 shares are subject to forfeiture lapsing over a three-year period in the event PerSeptive fails to provide certain services, equipment use, supplies and other assets as described above. PerSeptive also received a warrant, expiring in June 2000, to purchase an additional 1,847,673 shares of Common Stock at an exercise price of $13.25 per share, for an aggregate exercise price of approximately $24.5 million. In addition, the Company also issued PerSeptive a $3 million promissory note which the Company intends to pay out of the proceeds of this offering. This transaction was accounted for as a purchase. See Note 3 of Notes to Financial Statements. PerSeptive expended approximately $20 to $25 million in research and development expenses for the purchased technology prior to its purchase by the Company. See "Business -- Collaborations -- PerSeptive Biosystems."

LOANS TO CERTAIN OFFICERS OF THE COMPANY


     In October 1993, the Company loaned $100,000 to William E. Timberlake, Ph.D., the Company's Executive Vice President for Research. The principal and accrued interest is repaid through annual bonuses. The loan bears interest at the prime rate as published from time to time in the Wall Street Journal (8.25% at December 31, 1996) and is secured by a second mortgage on Dr. Timberlake's home. As of December 31, 1995 and December 31, 1996, the outstanding balance of the loan was $57,225 and $17,103, respectively.



     In March 1996, the Company loaned $10,000 to Reimar C. Bruening, Ph.D., R.Ph., the Company's Vice President, Chemical Sciences and Technologies. The principal and accrued interest is payable in three equal payments plus accrued interest, annually on the anniversary date of the loan. The loan bears interest at the prime rate, as published from time to time in the Wall Street Journal. At December 31, 1996, the outstanding balance of the loan was $10,000.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including Common Stock issuable upon conversion of the Company's Convertible Preferred Stock) as of January 13, 1997, and as adjusted to reflect the sale of the shares offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise noted, the address for the individuals listed below is: c/o ChemGenics Pharmaceuticals Inc., One Kendall Square, Building 300 Cambridge, Massachusetts 02139.



                                                                                  PERCENTAGE OF TOTAL(2)
                                                                                 -------------------------
                                                          NUMBER OF SHARES       BEFORE THE     AFTER THE
BENEFICIAL OWNER                                        BENEFICIALLY OWNED(1)     OFFERING      OFFERING
----------------                                        ---------------------    ----------    -----------
PerSeptive Biosystems, Inc.(3).........................       3,313,275             39.7%         30.5%
  500 Old Connecticut Path
  Framingham, MA 01701

Bessemer Venture Partners III L.P.(4) .................       1,134,511             14.9%         11.2%
  83 Walnut Street
  Wellesley Hills, MA 02181

Pfizer, Inc............................................       1,018,867             13.4%         10.1%
  Eastern Point Road
  Groton, CT 06340

Technology Leaders Offshore C.V.(5)....................         656,629              8.6%          6.5%
  800 Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19807-1945

Technology Leaders L.P.(5).............................         575,089              7.6%          5.7%
  800 Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19807-1945

Morgan Holland Fund II, L.P.(6)........................         562,324              7.4%          5.6%
  c/o One Liberty Ventures
  One Liberty Square - Suite 840
  Boston, MA 02109

Barry A. Berkowitz, Ph.D.(7)...........................         465,239              6.1%          4.6%

William E. Timberlake, Ph.D.(8)........................         140,376              1.8%          1.4%

Yigal Koltin, Ph.D.(9).................................          81,885              1.1%            *

Reimar C. Bruening, Ph.D., R.Ph.(10)...................          12,578                *             *

Alan L. Crane(11)......................................          17,169                *             *

Christopher F. O. Gabrieli(12).........................       1,172,633             15.4%         11.6%

Noubar B. Afeyan, Ph.D.(13)............................       3,313,275             39.7%         30.5%

Gary J. Anderson, M.D.(14).............................       1,231,718             16.2%         12.2%

Hubert J. P. Schoemaker, Ph.D.(15).....................       1,231,718             16.2%         12.2%

Edwin M. Kania, Jr.(16)................................         562,324              7.4%          5.6%

All executive officers and directors as a group (10
  persons).............................................       6,997,195             81.6%         63.2%


---------------

  *  Represents less than 1% of the outstanding Common Stock or voting power.

 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 13, 1997 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Percentage of ownership is based on 7,603,815 shares of Common Stock outstanding before this offering and 10,103,815 shares of Common Stock outstanding after this offering.
 (3) Consists of 2,563,275 shares of Common Stock owned by PerSeptive (including 250,000 shares of Common Stock subject to forfeiture under certain circumstances) and 750,000 shares of Common Stock subject to currently exercisable warrants. Does not include 1,097,673 shares of Common Stock subject to warrants which will not become exercisable until six months after this offering.
 (4) Includes 1,114,675 shares of Common Stock held by Bessemer Venture Partners III L.P. ("Bessemer III"). Does not include 99,884 shares held by partners of Deer III & Co., which is the general partner of Bessemer III. Includes 19,836 shares held by persons associated with Bessemer Securities Corporation, which is the limited partner of Bessemer III, as to which shares Bessemer III has the power to vote.
 (5) Technology Leaders Offshore C.V. and Technology Leaders L.P. are affiliated venture capital funds, with overlapping management, but each disclaims beneficial ownership of the shares held by the other.
 (6) Includes 5,622 shares of Common Stock held by Gilde Investment Fund B.V., an affiliate of Morgan Holland Fund II, L.P.
 (7) Includes 18,866 shares of Common Stock owned by Dr. Berkowitz's children, as to which Dr. Berkowitz disclaims beneficial ownership.

 (8) Includes 132,829 shares of Common Stock issuable to Dr. Timberlake within 60 days of January 13, 1997 upon exercise of stock options.


 (9) Includes 59,244 shares of Common Stock issuable to Dr. Koltin within 60 days of January 13, 1997 upon exercise of stock options.


(10) Includes 12,578 shares of Common Stock issuable to Dr. Bruening within 60 days of January 13, 1997 upon exercise of stock options.


(11) Includes 17,169 shares issuable to Mr. Crane within 60 days of January 13, 1997 upon exercise of stock options.


(12) Includes 1,114,675 shares of Common Stock owned by Bessemer III. Mr. Gabrieli is a partner of Deer III & Co., which is the general partner of Bessemer III. Also includes 19,836 shares owned by persons associated with Bessemer Securities Corporation, which is the limited partner of Bessemer III, as to which shares Bessemer III, and therefore Mr. Gabrieli, have voting power. Mr. Gabrieli disclaims beneficial ownership of the foregoing shares.


(13) Consists of 3,313,275 shares of Common Stock held by PerSeptive. Dr. Afeyan is a Director and the Chief Executive Officer of PerSeptive. In such capacities, Dr. Afeyan may be deemed to share voting and investment control of such shares and may be deemed to have beneficial ownership of such shares, although he disclaims such beneficial ownership. See Note 3 above.


(14) Includes 656,629 shares of Common Stock held by Technology Leaders Offshore C.V. and 575,089 shares of Common Stock held by Technology Leaders L.P. Dr. Anderson is a general partner, Managing Director, and member of the Executive Committee of Technology Leader Management, L.P. and the general partner of Technology Leaders L.P. and Technology Leaders Offshore C.V. In such capacity, Dr. Anderson may be deemed to share voting and investment control of the shares owned by those partnerships, although he disclaims beneficial ownership of such shares.


(15) Includes 656,629 shares of Common Stock held by Technology Leaders Offshore C.V. and 575,089 shares of Common Stock held by Technology Leaders L.P. Dr. Schoemaker is a member of the Executive Committee and controls a corporate general partner of Technology Leaders Management L.P. In such capacity, Dr. Schoemaker may be deemed to share voting and investment control of the shares owned by Technology Leaders L.P. and Technology Leaders Offshore C.V., although he disclaims beneficial ownership of such shares.


(16) Includes 556,702 shares of Common Stock held by Morgan Holland Fund II L.P. and 5,622 shares held by Gilde Investment Fund B.V. Mr. Kania is a general partner of Morgan Holland Fund II L.P. and Gilde Investment Fund B.V. In such capacities, Mr. Kania may be deemed to share investment and voting control of the shares held by Morgan Holland Fund II L.P. and Gilde and may be deemed to be the beneficial owner of such shares, although he disclaims such beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Convertible Preferred Stock outstanding.

CONVERTIBLE PREFERRED STOCK

     Prior to this offering, there were authorized and outstanding 13,441,667 shares of Convertible Preferred Stock, of which 6,400,000 were designated Series A Convertible Preferred Stock, 1,100,000 were designated Series B Convertible Preferred Stock, 775,000 were designated Series C Convertible Preferred Stock, 3,000,000 were designated Series D Convertible Preferred Stock and 2,166,667 were designated Series E Convertible Preferred Stock. All outstanding shares of series of Convertible Preferred Stock will be automatically converted on a 1-for-2.65 basis into an aggregate of 4,458,528 shares of Common Stock upon the closing of this offering, and such shares of Convertible Preferred Stock will no longer be authorized, issued or outstanding.

PREFERRED STOCK

     The Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The Company believes that this power to issue preferred stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation, and could have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

STOCK PURCHASE WARRANTS

     In connection with a June 1993 capital lease agreement, the Company granted the leasing company warrants to purchase 177,083 shares of Series A Convertible Preferred Stock, exercisable for 66,823 shares of Common Stock (on a post split basis) at an exercise price of $3.18 per common share (the "Series A Warrants"). The Series A Warrants are fully exercisable and expire upon the earlier of 10 years from the date of issuance or five years from the effective date of the Company's initial public offering.

     In connection with the Company's transaction with PerSeptive, the Company issued to PerSeptive warrants to purchase 1,847,673 shares of Common Stock at an exercise price of $13.25 per share. The warrants are fully exercisable with respect to 750,000 shares, and the remaining 1,097,673 shares become exercisable six months after the closing of this offering. The warrants expire 4 years from the date of issuance.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Upon the consummation of the offering made hereby, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits certain publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder, unless, among other exceptions, (i) prior to the date the interested stockholder attained such status the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder approved the business combination, or (iii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans). For purposes of Section 203, a "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns, or within the three immediately preceding years of a business combination did own, 15% or more of the corporation's outstanding voting stock.

     The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporation Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers. See "-- Limitation of Liability and Indemnification Matters."

     The Company's Restated Certificate of Organization and Restated By-Laws will provide for a Board of Directors classified into three classes, with the initial terms of each class expiring at the 1998, 1999 and 2000 annual stockholders' meetings, respectively. After the expiration of each initial term, the directors in each class will be elected for three year terms. The Board of Directors has not determined which of the current directors will be nominated for election to each particular class. See "Management." The Board of Directors is authorized to create new directorships and to fill such positions so created. After the classification of the Board of Directors, the Board of Directors will be permitted to specify to which class such new position is assigned, provided that the newly created directorship shall if reasonably possible be (a) apportioned among the three classes of directors so that no one class has more than one director more than any other class and (b) if consistent with (a), added to those classes whose terms of office are to expire at the latest dates. The person filling such position will serve for the term applicable to that class. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. The Company's Restated Certificate of Incorporation provides that Directors may be removed with cause by the vote of the holders of at least two-thirds (66.6%) of the voting power of the outstanding stock of the Company. These provisions are likely to increase the time necessary for stockholders to change the composition of the Board of Directors and could therefore make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. In general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.


     The Company's Restated By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of 60 days prior to the special meeting or 10 days following the day on which public announcement of the meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background about the nominee or a description of the proposed business to be brought before the meeting.

     The Company's Restated Certificate of Incorporation and Restated By-Laws provide that any action required or permitted to be taken by the stockholders of the Company shall be taken only at a duly called annual or special meeting of the stockholders, not by written consent. Special meetings may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds (66.6%) of the outstanding voting stock of the Company to amend or repeal any of the foregoing provisions in the Company's Restated Certificate of Incorporation, and to reduce the number of authorized shares of Common Stock and Preferred Stock. Such two-thirds vote is also required to amend or repeal the Company's Restated By-Laws. The Restated By-Laws may also be amended or repealed by a majority vote of the Board of Directors. Such two-thirds stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to the stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Restated Certificate of Incorporation contains provisions eliminating or limiting the personal financial liability of the Company's directors to the fullest extent permitted by Delaware General Corporation Law. Delaware law provides that directors will not be personally liable to a corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability where there has been a breach of the duty of loyalty, a failure to act in good faith, an act of intentional misconduct, a knowing violation of law, certain unlawful payments of dividends, stock repurchases or redemptions, or any transaction from which the director derives an improper personal benefit. In addition, the Company's Restated Certificate of Incorporation and Restated By-Laws include provisions to indemnify its officers, directors and Scientific Advisory Board and certain persons serving at the request of the Company to the fullest extent permitted by Delaware General Corporation Law against expenses, judgments, fines and amounts paid in connection with threatened, pending or completed suits and proceedings against such persons by reason of having served as officers, directors, members of the Scientific Advisory Board or in other capacities. The Company's Restated Bylaws also provide that the Company may grant such rights to indemnification and to the advancement of expenses to any employee or agent of the Company.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


     The Company intends to obtain director and officer liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

REGISTRATION RIGHTS

     Dr. Berkowitz has certain registration rights with respect to 324,528 shares of Common Stock. Under the terms of a Stock Purchase and Repurchase Agreement, if the Company proposes to register any of its Common Stock under the Securities Act (other than pursuant to a Form S-8, Form S-4 or comparable registration statement), Dr. Berkowitz is entitled to notice of such registration and has "piggyback" rights to request that the Company include such shares of Common Stock in the registration. The rights are subject to certain conditions and limitations, such as the right of the underwriters of a registered offering to limit for marketing reasons the number of shares included in such registration.

     The holders of the Convertible Preferred Stock and the Series A Warrants each have certain registration rights with respect to the 4,458,528 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and the 66,823 shares of Common Stock issuable upon exercise of the Series A Warrants, respectively. If the Company proposes to register any of its equity securities under the Securities Act (other than pursuant to a Form S-8, Form S-4 or comparable registration statement), such holders are entitled to notice of such registration and have "piggyback" rights to request that the Company include such shares in the registration. Such rights are subject to certain conditions and limitations, such as the right of the underwriters of a registered offering to limit for marketing reasons the number of shares included in such registration. Also, except during the 180-day period following the effective date of a registration statement filed by the Company, such holders have certain "demand" rights to request (so long as a certain percentage of such holders request the registration of a certain percentage of such shares) that the Company prepare and file, on three occasions (unless two offerings contemplated thereby are consummated), a registration statement on Form S-1 so as to permit a public offering and sale of their shares of Common Stock, provided that the market value of the securities to be registered is estimated to be at least $3,000,000 at the time of filing such registration statement. The "demand rights" are subject to the right of the Company to delay any such registration in view of the Company's current circumstances. In addition, such holders have "S-3 demand rights," subject to certain conditions and limitations, to have the Company register its shares for resale on Form S-3, except during the 180-day period following the effective date of a registration statement filed by the Company or while the Company is preparing a registration statement, provided that the Company is eligible to use Form S-3 at such times and provided that the market value of the securities to be registered is estimated to be at least $1,000,000 at the time of filing such registration statement. The "piggyback rights," "S-3 demand rights" and "demand rights" of any such stockholder are suspended for any period of time during which such holder's shares represent less than 2% of the outstanding Common Stock of the Company and are terminated if and when such shares become eligible for resale pursuant to Rule 144(k) of the Securities Act.

     PerSeptive has certain registration rights with respect to (i) 2,563,275 shares of Common Stock, for which such rights will become available in June 1999, and (ii) 1,847,673 shares of Common Stock underlying a warrant, for which such rights will generally become available for such shares which PerSeptive agrees to acquire by exercise of the warrant, in each case in accordance with the terms of a Standstill and Registration Rights Agreement. Pursuant to such agreement, if the Company proposes to register any of its equity securities under the Securities Act (other than pursuant to a Form S-8, Form S-4 or comparable registration statement), PerSeptive is entitled to notice of such registration and has "piggyback" rights to request that the Company include such shares in the registration. Such rights are subject to certain conditions and limitations, such as the right of the underwriters of a registered offering to limit for marketing reasons the number of shares included in such registration. In addition, PerSeptive has the right, subject to certain conditions and limitations, to require the Company to register its shares and/or warrant shares for resale on Form S-3, except during the 180-day period following the effective date of a registration statement filed by the Company or while the Company is preparing a registration statement, provided that the Company is eligible to use Form S-3 at such times. In addition, these registration rights are subject to an agreement between the Company and PerSeptive pursuant to which PerSeptive has agreed not to sell or distribute its Company securities for specified periods of time. See "Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C. of East Hartford, Connecticut.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 10,103,815 shares of Common Stock outstanding, assuming no exercise of any outstanding warrants or any options to purchase Common Stock after January 13, 1997. Of these shares, the 2,500,000 shares of Common Stock sold in this offering will be freely transferable without restriction under the Securities Act unless they are held by the Company's affiliates as that term is used in Rule 144 under the Securities Act.



     The remaining 7,603,815 shares of Common Stock outstanding are "restricted securities" as the term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). Of the 7,603,815 Restricted Shares, 217,786 shares may be sold immediately after this offering under Rule 144(k). An additional 4,496,142 shares will become eligible for sale 90 days after completion of the offering pursuant to Rule 144 and Rule 701 under the Securities Act. The remaining 2,889,887 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would permit earlier resale of shares of Common Stock currently subject to holding periods under Rule 144. No assurance can be given concerning whether or when the proposal will be adopted by the Securities and Exchange Commission. Furthermore, 7,576,305 of the Restricted Shares are subject to lock-up agreements, of which 5,013,030 Restricted Shares are subject to lock-up agreements expiring 180 days following the date of this Prospectus and 2,563,275 Restricted Shares, which are held by PerSeptive, are subject to a separate, more extended lock-up agreement with the Company (the "PerSeptive Lock-up"), the terms of which are described in greater detail below. The 180-day lock-up agreements provide that Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of these lock-up agreements, 4,713,928 of the 7,603,815 Restricted Shares may be sold pursuant to Rule 144 or 701, subject in some cases to certain volume restrictions imposed thereby. Certain existing shareholders have rights to include shares of Common Stock owned by them in future registrations by the Company for the sale of Common Stock or to request that the Company register their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 1,500,000 shares of Common Stock issuable under its stock option plan. Additionally, 912,109 shares are subject to outstanding options as of January 13, 1997, of which 878,736 shares are subject to lock-up agreements. Shares covered by such registration statements will immediately be eligible for sale in the public market upon the filing of such registration statements.


     In general, under Rule 144, a person (or persons whose shares are aggregated), shareholders, including an affiliate, who has beneficially owned shares for at least two years is entitled to sell in broker transactions, within any three-month period, commencing 90 days after this offering, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Stock (approximately 101,038 shares immediately after this offering assuming no exercise of the Underwriters' over-allotment option) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and other limitations. In general, shares issued in compliance with Rule 701 may be sold by non-affiliates subject to the manner of sale requirements of Rule 144, but without compliance with the other requirements of Rule 144. Affiliates may sell shares they acquired under Rule 701 in compliance with the provisions of Rule 144, except that there is no required holding period. A person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned the Restricted Shares for at least three years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercises or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the Underwriters, subject to certain limited exceptions (including exercises of stock options and warrants). At the completion of this offering, certain persons will be entitled to certain rights with respect to registration under the Securities Act of approximately 7,346,331 shares. See "Description of Capital Stock -- Registration Rights."

     The PerSeptive Lock-up generally provides that PerSeptive will not distribute any shares of Common Stock or warrants convertible into Common Stock to its stockholders until the earlier of (i) twelve months following the closing of the Company's initial public offering or (ii) December 30, 1998 (such earlier date being the "Release Date"), and it will not sell any shares of Common Stock or warrants convertible into Common Stock until the earlier of (i) eighteen months after the closing of the Company's initial public offering or (ii) December 30, 1998. In addition, during any six-month period commencing after the Release Date PerSeptive may only sell or distribute to its stockholders an amount of shares equal to one-third of the number of shares of Common Stock held by it as of the date of the Company's initial public offering plus up to one-third of the number of shares issued to PerSeptive upon exercise of its warrant from the Company. The foregoing restrictions on transfer and distribution terminate on the earlier of June 30, 1999 or 24 months after the closing of the Company's initial public offering if such offering occurs prior to June 30, 1997 and are subject to certain exceptions including that following the closing of a public offering, PerSeptive is permitted to sell such number of shares as would reduce its ownership to 19.99% or less, if necessary to avoid including its proportionate share of the Company's losses on its income statement, and that PerSeptive may sell its shares pursuant to a tender offer for all of the common stock which is approved by the Company's Board of Directors.

     Prior to this offering, there has been no public market for the Common Stock of the Company. No prediction can be made regarding the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial numbers of shares by existing shareholders or by shareholders purchasing in their offering could have a negative effect on the market price of the Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company and Montgomery Securities, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                                                  NUMBER OF
                                                                                  SHARES OF
                                    UNDERWRITER                                  COMMON STOCK
                                    -----------                                  ------------
  Cowen & Company..............................................................
  Montgomery Securities........................................................

                                                                                   ---------
     Total.....................................................................    2,500,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $       per share. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $       per share to certain other dealers. After
the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,500,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.


     The Company, all of its directors and executive officers, and substantially all of its stockholders and other securityholders have entered into agreements providing that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Cowen & Company, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of Common Stock, or grant any option to purchase or right to acquire or any option to dispose of any shares of Common Stock, except in certain limited circumstances. See "Shares Eligible for Future Sale."


     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Brown & Wood LLP, New York, New York, have acted as counsel for the Underwriters in connection with this offering.

                                    EXPERTS


     The financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The statements in this Prospectus set forth under the caption "Risk Factors -- Patents and Proprietary Rights; Third Party Rights" and "Business -- Patents" have been reviewed and approved by Carella, Byrne, Bain, Gilfallan, Cecchi, Stewart & Olstein, Roseland, New Jersey, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                        CHEMGENICS PHARMACEUTICALS INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                          PAGE
                                                                                          ----
Report of Independent Public Accountants...............................................    F-2

Balance Sheets as of December 31, 1995 and 1996, and Pro Forma December 31, 1996
  (Unaudited)..........................................................................    F-3

Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996..........    F-4

Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1994,
  1995, and 1996 and Pro Forma December 31, 1996 (Unaudited)...........................    F-5

Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996..........    F-6

Notes to Financial Statements..........................................................    F-7

     After the 1-for-2.65 reverse stock split discussed in Note 5(a) to the Company's financial statements is effected, we expect to be in a position to render the following audit report.

                                                             ARTHUR ANDERSEN LLP
Boston, Massachusetts

January 10, 1997


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ChemGenics Pharmaceuticals Inc.:


     We have audited the accompanying balance sheets of ChemGenics Pharmaceuticals Inc. (a Delaware corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChemGenics Pharmaceuticals Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



Boston, Massachusetts

                        CHEMGENICS PHARMACEUTICALS INC.


                                 BALANCE SHEETS



                                                                                                            PRO FORMA
                                                                                   DECEMBER 31             DECEMBER 31,
                                                                           ----------------------------        1996
                                                                               1995            1996        (NOTE 2(A))
                                                                           ------------    ------------    ------------
                                                                                                           (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..............................................  $  8,050,821    $  2,301,697    $  2,301,697
  Marketable securities..................................................            --      11,159,179      11,159,179
  Accounts receivable....................................................       154,090          63,870          63,870
  Prepaid expenses and other current assets..............................       323,144         445,355         445,355
                                                                           ------------    ------------    ------------
    Total current assets.................................................     8,528,055      13,970,101      13,970,101
                                                                           ------------    ------------    ------------
Property and Equipment, at Cost:
  Equipment under capital leases.........................................     2,322,724       3,038,320       3,038,320
  Laboratory equipment...................................................       303,690       1,207,676       1,207,676
  Office furniture and equipment.........................................        80,492          84,201          84,201
  Leasehold improvements.................................................        66,351          66,351          66,351
                                                                           ------------    ------------    ------------
                                                                              2,773,257       4,396,548       4,396,548
                                                                           ------------    ------------    ------------
  Less -- Accumulated depreciation and amortization......................     1,183,716       2,019,198       2,019,198
                                                                           ------------    ------------    ------------
                                                                              1,589,541       2,377,350       2,377,350
Other Assets:
  Marketable securities..................................................     5,029,842              --              --
  Other assets, net......................................................       402,817         873,820         873,820
                                                                           ------------    ------------    ------------
                                                                              5,432,659         873,820         873,820
                                                                           ------------    ------------    ------------
                                                                           $ 15,550,255    $ 17,221,271    $ 17,221,271
                                                                           ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of capital lease obligations...........................  $    599,464    $    753,458    $    753,458
  Accounts payable.......................................................        22,258         233,095         233,095
  Accrued expenses.......................................................       283,403         550,388         550,388
  Deferred revenue.......................................................        26,199          26,199          26,199
                                                                           ------------    ------------    ------------
    Total current liabilities............................................       931,324       1,563,140       1,563,140
                                                                           ------------    ------------    ------------
Capital Lease Obligations, net of current portion........................       897,215         860,619         860,619
                                                                           ------------    ------------    ------------
Promissory Note to PerSeptive Biosystems, Inc............................            --       3,000,000       3,000,000
                                                                           ------------    ------------    ------------
Commitments (Note 8)

Stockholders' Equity:
  Convertible preferred stock, $.01 par value --
    Authorized -- 13,441,667 shares and no shares pro forma
    Issued and outstanding -- 10,981,837 shares in 1995, 11,815,171
      shares in 1996 and no shares pro forma.............................       109,818         118,152              --
  Preferred stock, $.001 par value --
    Authorized 5,000,000 shares pro forma
    Issued and outstanding -- none.......................................            --              --              --
  Common stock, $.001 par value --
    Authorized -- 33,866,667 shares and 25,000,000 shares pro forma
    Issued and outstanding -- 573,636 shares in 1995, 3,145,287 shares in
      1996 and 7,603,815 shares pro forma................................           574           3,145           7,604
  Additional paid-in capital.............................................    24,841,185      34,700,230      34,813,923
  Deferred compensation..................................................            --        (261,333)       (261,333)
  Accumulated deficit....................................................   (11,229,861)    (22,762,682)    (22,762,682)
                                                                           ------------    ------------    ------------
Total stockholders' equity...............................................    13,721,716      11,797,512      11,797,512
                                                                           ------------    ------------    ------------
                                                                           $ 15,550,255    $ 17,221,271    $ 17,221,271
                                                                           ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                        CHEMGENICS PHARMACEUTICALS INC.


                            STATEMENTS OF OPERATIONS



                                                                               YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------------------
                                                                      1994               1995               1996
                                                                   -----------        -----------        ------------
Revenues.........................................................  $   218,095        $ 2,903,179        $  3,573,010
                                                                   -----------        -----------        ------------
Operating Expenses:
  Research and development.......................................    3,870,375          4,949,925           7,370,780
  General and administrative.....................................      883,219          1,011,505           1,437,664
  Acquired in-process research and development...................           --                 --           6,783,900
                                                                   -----------        -----------        ------------
    Total operating expenses.....................................    4,753,594          5,961,430          15,592,344
                                                                   -----------        -----------        ------------
    Loss from operations.........................................   (4,535,499)        (3,058,251)        (12,019,334)
Interest Income..................................................       49,315            837,750             708,249
Interest Expense.................................................     (133,924)          (174,781)           (221,736)
                                                                   -----------        -----------        ------------
    Net loss.....................................................  $(4,620,108)       $(2,395,282)       $(11,532,821)
                                                                   ===========        ===========        ============
Pro Forma Net Loss Per Common Share..............................                                        $     (1.37)
                                                                                                         ============
Shares Used in Computing Pro Forma Net Loss Per Common Share.....                                          8,434,365
                                                                                                         ============


   The accompanying notes are an integral part of these financial statements.

                        CHEMGENICS PHARMACEUTICALS INC.


                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                 CONVERTIBLE
                               PREFERRED STOCK         COMMON STOCK
                            ----------------------   -----------------                                                  TOTAL
                              NUMBER       $.01       NUMBER    $.001     ADDITIONAL                                 STOCKHOLDERS'
                                OF          PAR         OF       PAR       PAID-IN        DEFERRED    ACCUMULATED      EQUITY
                              SHARES       VALUE      SHARES    VALUE      CAPITAL      COMPENSATION    DEFICIT       (DEFICIT)
                            ----------   ---------   ---------  ------   -----------    ------------  ------------   -------------
Balance, December 31,
  1993....................   4,024,000   $  40,240     568,301  $  568   $ 3,936,426      $      --   $ (4,214,471)  $   (237,237)
  Conversion of demand
    note payable to Series
    A and B Convertible
    Preferred Stock.......     440,620       4,406          --      --       436,214             --             --        440,620
  Sale of Series A and B
    Convertible Preferred
    Stock, net of issuance
    costs of $26,895......   2,749,478      27,495          --      --     3,226,771             --             --      3,254,266
  Sale of Series C
    Convertible Preferred
    Stock, net of issuance
    costs of $16,450......     767,739       7,677          --      --     2,279,090             --             --      2,286,767
  Exercise of common stock
    options...............          --          --       1,561       2           838             --             --            840
  Net loss................          --          --          --      --            --             --     (4,620,108)    (4,620,108)
                            -----------  ---------   ---------  ------   -----------      ---------   ------------   ------------
Balance, December 31,
  1994....................   7,981,837      79,818     569,862     570     9,879,339             --     (8,834,579)     1,125,148
  Sale of Series D
    Convertible Preferred
    Stock, net of issuance
    costs of $10,450......   3,000,000      30,000          --      --    14,959,550             --             --     14,989,550
  Exercise of common stock
    options...............          --          --       3,774       4         2,296             --             --          2,300
  Net loss................          --          --          --      --            --             --     (2,395,282)    (2,395,282)
                            -----------  ---------   ---------  ------   -----------      ---------   ------------   ------------
Balance, December 31,
  1995....................  10,981,837     109,818     573,636     574    24,841,185             --    (11,229,861)    13,721,716
  Net issuance of common
    stock and common stock
    purchase warrants to
    PerSeptive Biosystems,
    Inc. in exchange for
    technology and other
    assets................          --          --   2,563,275   2,563     4,301,337             --             --      4,303,900
  Sale of Series E
    Convertible Preferred
    Stock ................     833,334       8,334          --      --     4,991,670             --             --      5,000,004
  Exercise of common stock
    options...............          --          --       8,376       8         6,038             --             --          6,046
  Deferred compensation on
    grant of stock
    option................          --          --          --      --       280,000       (280,000)            --             --
  Compensation on grant of
    stock option..........          --          --          --      --       280,000             --             --        280,000
  Amortization of deferred
    compensation..........          --          --          --      --            --         18,667             --         18,667
  Net loss................          --          --          --      --            --             --    (11,532,821)   (11,532,821)
                            -----------  ---------   ---------  ------   -----------      ---------   ------------   ------------
Balance, December 31,
  1996....................  11,815,171     118,152   3,145,287   3,145    34,700,230       (261,333)   (22,762,682)    11,797,512
  Conversion of
    Convertible Preferred
    Stock into common
    stock (unaudited)..... (11,815,171)   (118,152)  4,458,528   4,459       113,693             --             --             --
                            ----------   ---------   ---------  ------   -----------      ---------    ------------  ------------
Pro Forma Balance,
  December 31, 1996
  (unaudited).............          --   $      --   7,603,815  $7,604   $34,813,923      $(261,333)  $(22,762,682)  $ 11,797,512
                            ==========   =========   =========  ======   ===========      =========   ============   ============


   The accompanying notes are an integral part of these financial statements.

                        CHEMGENICS PHARMACEUTICALS INC.


                            STATEMENTS OF CASH FLOWS



                                                                               YEARS ENDED DECEMBER 31,
                                                                  --------------------------------------------------
                                                                     1994               1995                1996
                                                                  -----------        -----------        ------------
Cash Flows from Operating Activities:
  Net loss....................................................... $(4,620,108)       $(2,395,282)       $(11,532,821)
  Adjustments to reconcile net loss to net cash used in operating activities --
    Depreciation and amortization................................     482,668            634,765             913,795
    Compensation related to stock option grants..................          --                 --             298,667
    Acquired in-process research development.....................          --                 --           6,783,900
    Changes in current assets and liabilities --
      Accounts receivable........................................     (38,848)           (80,517)             90,220
      Prepaid expenses and other current assets..................     (82,655)          (211,822)           (122,211)
      Accounts payable...........................................    (101,333)           (43,000)            210,837
      Accrued expenses...........................................      78,039            120,707             266,985
      Deferred revenue...........................................          --             26,199                  --
                                                                  -----------        -----------        ------------
        Net cash used in operating activities....................  (4,282,237)        (1,948,950)         (3,090,628)
                                                                  -----------        -----------        ------------
Cash Flows from Investing Activities:
  Purchases of marketable securities, net........................          --         (5,029,842)         (6,129,337)
  Purchases of property and equipment............................     (96,838)           (57,892)           (207,695)
  Increase in other assets.......................................     (83,000)           (89,324)           (549,136)
  Cash paid in connection with the PerSeptive
    transaction..................................................          --                 --            (180,000)
                                                                  -----------        -----------        ------------
        Net cash used in investing activities....................    (179,838)        (5,177,058)         (7,066,168)
                                                                  -----------        -----------        ------------
Cash Flows from Financing Activities:
  Proceeds from exercise of common stock options.................         840              2,300               6,046
  Net proceeds from sale of Convertible Preferred Stock..........   5,541,033         14,989,550           5,000,004
  Payments on capital lease obligations..........................    (283,719)          (468,802)           (598,378)
  Payment of demand notes payable to stockholders................    (159,380)                --                  --
                                                                  -----------        -----------        ------------
        Net cash provided by financing activities................   5,098,774         14,523,048           4,407,672
                                                                  -----------        -----------        ------------
Net Increase (Decrease) in Cash and Cash Equivalents.............     636,699          7,397,040          (5,749,124)
Cash and Cash Equivalents, beginning of year.....................      17,082            653,781           8,050,821
                                                                  -----------        -----------        ------------
Cash and Cash Equivalents, end of year........................... $   653,781        $ 8,050,821           2,301,697
                                                                  ===========        ===========        ============
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest......................................... $   127,482        $   154,396        $    193,724
                                                                  ===========        ===========        ============
Noncash Investing and Financing Activities:
  In connection with the acquisition of assets of PerSeptive (see
    Note 3), the following noncash transactions occurred --
    Fair value of assets acquired................................ $        --        $        --        $  7,483,900
    Issuance of common stock and common stock purchase
      warrants...................................................          --                 --          (4,303,900)
    Issuance of promissory note to PerSeptive....................          --                 --          (3,000,000)
                                                                  -----------        -----------        ------------
      Cash paid for acquisition costs............................ $        --        $        --        $    180,000
                                                                  ===========        ===========        ============
  Property and equipment acquired under capital leases........... $   526,183        $   455,388        $    715,596
                                                                  ===========        ===========        ============
  Conversion of demand notes payable to stockholder to preferred
    stock........................................................ $   440,620        $        --        $         --
                                                                  ===========        ===========        ============


   The accompanying notes are an integral part of these financial statements.

                        CHEMGENICS PHARMACEUTICALS INC.


                         NOTES TO FINANCIAL STATEMENTS


1.   OPERATIONS


     ChemGenics Pharmaceuticals Inc., formerly Myco Pharmaceuticals Inc., (the Company or ChemGenics) was incorporated in Delaware on January 13, 1992. ChemGenics is a drug discovery company which applies two complementary technology platforms, Drug Discovery Genomics and Advanced Selection Technologies, to key rate limiting steps in identifying new drugs. Prior to December 31, 1996, the Company was in the development stage. Since inception the Company has incurred significant operating losses and as of December 31, 1996 had an accumulated deficit of approximately $22,763,000, which includes a one-time charge of $6,783,900 associated with the acquisition of in-process research and development from PerSeptive Biosystems, Inc. (PerSeptive) (see Note
3).


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of certain accounting policies described below and elsewhere in the notes to financial statements.


A.   PRO FORMA INFORMATION



     The unaudited pro forma information as of December 31, 1996 reflects the automatic conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 4,458,528 shares of common stock, which will occur upon the closing of the Company's proposed initial public offering.



B.   REVENUE RECOGNITION


     Revenues consist of research and contract revenues which are derived from government grants as well as under collaborative agreements. Research revenues under government grants and collaborative research and development arrangements are recognized as earned. Milestone payments under collaborative research and development arrangements are recognized when they are achieved. Deferred revenue represents amounts received prior to revenue recognition.


C.   CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES



     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company applies Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost and are classified as held-to-maturity.

                        CHEMGENICS PHARMACEUTICALS INC.

     At December 31, 1995 and 1996 cash and cash equivalents and marketable securities consisted of the following:



                                                                  1995          1996
                                                               ----------    -----------
        CASH AND CASH EQUIVALENTS
             Commercial paper................................  $7,950,359    $ 1,973,217
             (average maturity of 31 and 30 days in 1995 and
               1996, respectively)
             Cash............................................     100,462        328,480
                                                               ----------    -----------
                                                               $8,050,821    $ 2,301,697
                                                               ==========    ===========
        MARKETABLE SECURITIES
          Less than one year:
             Commercial paper................................  $       --    $ 6,157,521
             (average maturity of 71 days in 1996)
          1 to 5 years:
             U.S. treasury notes.............................   5,029,842      5,001,658
             (average maturity of 396 and 30 days in 1995 and
               1996, respectively)
                                                               ----------    -----------
                                                               $5,029,842    $11,159,179
                                                               ==========    ===========



D.   DEPRECIATION AND AMORTIZATION


     The Company provides for depreciation and amortization by charges to operations using the straight-line method over an estimated useful life of five years. Equipment under capital leases is depreciated over four years. Leasehold improvements are amortized over the life of the lease.


E.   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


F.   PRO FORMA NET LOSS PER COMMON SHARE



     For the year ended December 31, 1996, pro forma net loss per common share is computed by dividing the net loss by the pro forma weighted average number of common shares outstanding during the period which consist of (i) the weighted average number of common shares outstanding, (ii) the automatic conversion of all outstanding shares of Series A, B, C, D, and E Convertible Preferred Stock into an aggregate of 4,458,528 shares of common stock and (iii) issuances of common stock and stock options granted after January 1, 1996, which have been reflected as outstanding, as required by the Securities and Exchange Commission, using the treasury stock method. Common stock equivalents issued in earlier periods have not been included, as the effect would be antidilutive. Historical net loss per share data has not been presented, as such information is not considered to be relevant or meaningful.



G.   RESEARCH AND DEVELOPMENT


     The Company expenses all research and development expenses as incurred.

                        CHEMGENICS PHARMACEUTICALS INC.

H.   CONCENTRATION OF CREDIT RISK



     SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet risks or financial instruments with concentration of credit risk. The Company maintains its cash and cash equivalent balances with several financial institutions, and its accounts receivable balances are all domestic. The Company has not written off any of its accounts receivable to date. The Company recorded revenues of greater than 10% of total revenues under its corporate alliances (see Note 4).



I.   FINANCIAL INSTRUMENTS



     The estimated fair value of the Company's financial instruments approximates their carrying value.


3.   ACQUISITION OF TECHNOLOGY AND OTHER ASSETS FROM PERSEPTIVE BIOSYSTEMS, INC.


     The Company received a worldwide, royalty-free license to certain present and future patented and unpatented technology of PerSeptive, including early and preferred access to all technology and five years' access to all prototype equipment, for use in the field of drug discovery under agreements dated May, November and December 1996. Under the terms of the agreements, the Company also acquired certain equipment, supplies and other assets related to drug discovery programs at PerSeptive. In the event that PerSeptive fails to provide certain services, access to equipment or supplies within three years, it would forfeit up to 250,000 of the shares issued to it. In exchange for the license and other assets, the Company issued PerSeptive 2,563,275 shares of its common stock, a $3,000,000 promissory note and a warrant to purchase 1,847,673 shares of its common stock at a purchase price of $13.25 per share exercisable through June 2000. Warrants to purchase 750,000 shares are exercisable immediately and warrants to purchase 1,097,673 shares become exercisable six months after the closing of the Company's initial public offering of common stock contemplated herein. The promissory note bears interest at the Applicable Federal Rate of Interest and becomes payable in full if the Company successfully consummates an initial public offering yielding gross proceeds in excess of $15.0 million or if the Company is acquired. In the event an initial public offering yields gross proceeds of less than $15.0 million, the Company is required to utilize 10% of the gross proceeds of such offering to pay down the promissory note and is required to pay down the remaining balance of the promissory note in two equal installments in either cash or shares of common stock, as defined, on the six and twelve month anniversaries of the initial public offering. In the event the Company does not complete an initial public offering by December 31, 1998, the promissory note plus accrued interest would be payable, in either cash or shares of common stock, on December 31, 2002, with earlier payment at the Company's option. Upon execution of the agreement in May 1996, the Company hired 10 employees of PerSeptive and entered into a temporary sublease agreement for approximately 5,000 square feet of laboratory and office space in Framingham, Massachusetts.



     In connection with the issuance of the shares and the warrants, the Company and PerSeptive have entered into a Standstill and Registration Rights Agreement, as amended, pursuant to which PerSeptive has agreed that it will not distribute any shares of common stock or warrants convertible into common stock to its stockholders until the earlier of (i) twelve months following the closing of the Company's initial public offering or (ii) December 30, 1998 (such earlier date being the Release Date), and it will not sell any shares of common stock until the earlier of (i) eighteen months after the closing of the Company's initial public offering or (ii) December 30, 1998. In addition, during any six-month period commencing after the Release Date PerSeptive may only sell or distribute to its stockholders an amount of shares equal to one-third of the number of shares of common stock held by it as of the date of the Company's initial public offering plus up to one-third of the number of shares issued to PerSeptive upon exercise of its warrant from the Company. The foregoing restrictions on transfer and distribution terminate on the earlier of June 30, 1999 or 24 months after

                        CHEMGENICS PHARMACEUTICALS INC.

the closing of the Company's initial public offering if such offering occurs prior to June 30, 1997 and are subject to certain exceptions including that following the closing of a public offering, PerSeptive is permitted to sell such number of shares as would reduce its ownership to 19.99% or less, if necessary to avoid including its proportionate share of the Company's losses on its income statement, and that PerSeptive may sell its shares pursuant to a tender offer for all of the common stock which is approved by the Company's Board of Directors. The Company has agreed to provide certain piggyback registration rights to PerSeptive, subordinate to those of existing investors, and certain registration rights pursuant to a registration statement on Form S-3, which would not be available until at least one year after the registration of the Company's securities under the Securities Exchange Act of 1934.


     The agreement with PerSeptive also stipulates that in the event the Company does not complete an initial public offering by June 30, 1997, the Company will repurchase 754,716 shares of its common stock in exchange for a promissory note of $2,000,000 having terms similar to those of the $3,000,000 promissory note, including a provision for repayment no later than December 31, 2002.


     The PerSeptive transaction was accounted for as a purchase. Accordingly, the initial purchase price, which consisted of the value of the common stock and warrants issued to PerSeptive, as determined by an independent appraiser, the $3,000,000 promissory note, and the estimated acquisition costs were allocated to the acquired assets as follows:

          In-process research and development..........................  $6,783,900
          Equipment....................................................     700,000
                                                                         ----------
                                                                         $7,483,900
                                                                          =========


     In order for the technology acquired from PerSeptive to be commercialized, the Company will need to expend a substantial amount on additional research and development, preclinical testing and clinical trials, regulatory clearances, and manufacturing, distribution and marketing arrangements. Accordingly, the net realizable value of the acquired research and development is uncertain. PerSeptive incurred approximately $20 to $25 million in research and development costs related to the purchased technology.


4.   CORPORATE ALLIANCES

A.   WYETH-AYERST LABORATORIES


     In December 1996, the Company entered into a collaboration with Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products Corporation (Wyeth-Ayerst) to discover and develop antibacterial drugs for human use. Pursuant to the agreements, Wyeth-Ayerst is funding and collaborating with the Company over a five-year period in a program aimed at the comprehensive identification and prioritization of the genes that encode potential new molecular drug targets in important bacterial pathogens. Wyeth-Ayerst also has a right of first refusal for products for the prevention and treatment of bacterial diseases in animals and a right of first negotiation for drugs to treat H. pylori infection of humans. If the alliance successfully concludes its five-year term, the Company could receive up to $70 million (which includes $13 million in equity and $57 million in research funding). Pursuant to the agreements, on December 2, 1996 Wyeth-Ayerst purchased 833,334 shares of Series E Convertible Preferred Stock for $5,000,004, (which shares will be converted into 314,465 shares of common stock upon the closing of the Company's proposed initial public offering -- see Note 5(c)) and is committed, subject to ChemGenics' meeting certain research performance objectives, to a second purchase of $5 million of common stock to occur no sooner than June 2, 1997 and a third purchase of $3 million of common stock to occur no sooner than December 2, 1998. The second and third purchases will be priced at 115% of the then current market price of the common stock following the Company's initial public offering, or at $15.90 per common share if no such offering has been

                        CHEMGENICS PHARMACEUTICALS INC.

completed. Assuming the agreements conclude their five-year term, Wyeth-Ayerst will become obligated to pay ChemGenics $15 million in research funding (adjusted for inflation under certain circumstances) and may be obligated to pay up to an additional $9 million in research performance payments. ChemGenics may also receive up to an additional $33 million in development milestone payments. In the event the collaboration is successful in identifying targets and leads for products to treat bacterial infection, Wyeth-Ayerst will pay all costs related to its product development and commercialization, including, without limitation, clinical trials, regulatory filings and marketing, and will also pay ChemGenics royalties on product sales, if any, which result from the collaboration. ChemGenics recorded $750,000 of revenue in 1996 for funding received from Wyeth-Ayerst under the collaboration which represents approximately 21% of revenues in 1996.


     If certain research performance checkpoints are not achieved by ChemGenics by the end of the third year, Wyeth-Ayerst has an option to terminate the agreements. The agreements provide Wyeth-Ayerst the ability to acquire exclusive worldwide rights to develop and commercialize products discovered as part of the collaboration to treat human bacterial infections. Commencing one year after the end of the research term, ChemGenics will have the exclusive right, by itself, or with a third party in the field, to develop and commercialize any ChemGenics product and a first refusal right to any Wyeth-Ayerst product arising from the collaboration, provided Wyeth-Ayerst is not developing a product from the collaboration with the same activity profile. In the event the collaboration is successful in identifying targets and leads for products to treat human bacterial infections, Wyeth-Ayerst will pay all costs related to its development and commercialization, including without limitation, clinical trials, regulatory filings, manufacture and marketing. Wyeth-Ayerst will also pay ChemGenics royalties on product sales. ChemGenics receives the same milestone and royalty payments on any product that advances from the collaboration whether it originates from ChemGenics or Wyeth-Ayerst.

B.   PFIZER, INC.


     In January 1995, the Company entered into a research and development collaboration and licensing agreement with Pfizer, Inc. (Pfizer) to discover and develop antifungal treatments for human use. Pfizer has the exclusive option to acquire royalty-bearing licenses to develop and commercialize lead compounds identified by the research program. Under the terms of the agreement, Pfizer is funding a discovery program at the Company over a four-year term, which began in January 1995. In connection with the agreement, Pfizer purchased 2,700,000 shares of the Company's Series D Convertible Preferred Stock for $13,500,000 (which shares will be converted into 1,018,867 shares of the Company's common stock upon the closing of the Company's proposed initial public offering -- see
Note 5(c)). In addition, Pfizer has agreed to provide the Company with up to $11.7 million in research funding over a four-year term of the agreement, as well as milestone and equity payments based on the achievement of certain program accomplishments, which could total up to an additional $32.5 million. In the years ended December 31, 1995 and 1996, the Company recognized approximately $2,462,000 and $2,581,000, respectively, under this agreement, which represents approximately 85% and 72%, of revenues for the respective periods.


5.   STOCKHOLDERS' EQUITY (DEFICIT)

A.   STOCK SPLIT AND AMENDMENT TO CHARTER


     On December 16, 1996, the Company's Board of Directors approved, subject to stockholder approval, a 1-for-2.65 reverse stock split of the Company's common stock prior to the closing of the Company's initial public offering of common stock contemplated herein and amended the conversion terms of the Company's Convertible Preferred Stock, effective upon the closing of the Company's proposed initial public offering of common stock contemplated herein. Accordingly, all share and per share amounts of common stock for all periods presented have been retroactively adjusted to reflect the reverse stock split. Upon completion of the

                        CHEMGENICS PHARMACEUTICALS INC.

Company's initial public offering, the Company will be authorized to issue 25,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of undesignated preferred stock, $.001 par value.

B.   COMMON STOCK


     In 1992, the Company sold 568,301 shares of common stock to an officer and to consultants of the Company for $.001 per share.


     In connection with the acquisition of technology and other assets from PerSeptive (see Note 3), the Company issued 2,563,275 shares of common stock to PerSeptive.

C.   CONVERTIBLE PREFERRED STOCK


     On December 16, 1996, the Company's preferred stockholders approved the conversion of the Company's Convertible Preferred Stock into common stock effective upon the closing of the Company's proposed initial public offering of common stock as contemplated herein. As of December 31, 1996, the Company had authorized 13,441,667 shares of Convertible Preferred Stock and designated 6,400,000, 1,100,000, 775,000, 3,000,000 and 2,166,667 of such shares as Series
A, B, C, D and E Convertible Preferred Stock, respectively.


     The Company issued Series A, B, C, D, and E Convertible Preferred Stock as follows:

                                                                                 NUMBER
                                                                                   OF       PRICE PER
DATE OF ISSUANCE                                    DESCRIPTION                  SHARES       SHARE
----------------                                    -----------                 ---------   ---------
February 1992, January 1993, January
  and July 1994......................   Series A Convertible Preferred Stock    6,150,732     $1.00
January and July 1994................   Series B Convertible Preferred Stock    1,063,366     $1.50
July 1994............................   Series C Convertible Preferred Stock      767,739     $3.00
February 1995........................   Series D Convertible Preferred Stock    3,000,000     $5.00
December 1996........................   Series E Convertible Preferred Stock      833,334     $6.00

     The rights, preferences and privileges of Series A, B, C, D, and E Convertible Preferred Stock are as follows:

  CONVERSION

     The Convertible Preferred Stock is convertible, as amended, into common stock at the rate of one share of common stock for every 2.65 shares of Convertible Preferred Stock, adjustable for certain dilutive events. The conversion is at the option of the preferred stockholder, but becomes automatic upon the closing of a public offering of common stock with gross proceeds to the Company of at least $9,000,000. In addition, the Convertible Preferred Stock automatically converts into common stock with the consent of at least 60% of the outstanding holders of Convertible Preferred Stock or, with respect to each series of Convertible Preferred Stock, at such time as less than 250,000 shares of each series of Convertible Preferred Stock are outstanding. The Company has reserved sufficient shares of common stock for issuance upon the conversion of the outstanding shares of Convertible Preferred Stock.

  LIQUIDATION PREFERENCE


     The holders of the Convertible Preferred Stock have preference in the event of liquidation or dissolution of the Company in an amount equal to the greater of $1.00, $1.50, $3.00, $5.00 and $6.00 per share for Series A, B, C, D and E
Convertible Preferred Stock, respectively, or an amount that would have been payable had each share of Convertible Preferred Stock been converted into common stock immediately preceding the liquidation or dissolution. The aggregate liquidation value at December 31, 1996 is $30,049,002.

                        CHEMGENICS PHARMACEUTICALS INC.

  VOTING RIGHTS

     The holders of the Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which each share of Convertible Preferred Stock may be converted. Additionally, the holders of 60% of the Convertible Preferred Stock shall be entitled to elect four directors of the Company.

  DIVIDENDS

     Dividends may be declared and paid upon the consent of the holders of at least 60% of the outstanding shares of the Convertible Preferred Stock. Upon the declaration by the Board of Directors of a dividend payable on the then outstanding shares of common stock, the holders of the Convertible Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of common stock into which each share of the Convertible Preferred Stock could be converted.

  REORGANIZATIONS, CONSOLIDATIONS OF CONVERTIBLE PREFERRED STOCK, MERGERS AND SALE OF ASSETS

     The holders of at least 60% of the outstanding shares of Convertible Preferred Stock, voting together as a single class, have to approve such transactions, as defined.

  REGISTRATION RIGHTS

     If at any time the Company registers any of its securities, for certain events as defined, each shareholder of Convertible Preferred Stock has the right to register their shares, with certain limitations as defined, upon written notification to the Company.

  RIGHT OF FIRST REFUSAL

     Before the Company agrees to, or issues, sells or exchanges any shares of equity or convertible debt securities, as defined, it shall first offer to sell such securities to those individuals then holding Convertible Preferred Stock of the Company in proportion to the number of shares of Convertible Preferred Stock held on an as-converted basis to the total number of outstanding shares of capital stock of the Company, including shares issuable upon the conversion of the Company's Convertible Preferred Stock outstanding.

D.   STOCK OPTION PLAN


     The Company established the 1992 Stock Option Plan (the Plan) which provides for the grant of incentive and nonqualified stock options for the purchase of up to 1,500,000 shares of common stock, as amended. Incentive stock options are granted at a price not less than fair value at the date of grant, as determined by the Board of Directors. Options granted under the Plan generally vest over four to five years; however, options to purchase up to 198,349 shares of common stock become vested at the end of five years or earlier, upon the achievement of certain milestones. As of December 31, 1996, there were 574,180 shares available for future grants under the Plan. In 1996 the Company amended the vesting provisions of options to purchase 37,735 shares of common stock granted in 1992 at an exercise price of $.53 per share. The Company recorded deferred compensation in the amount of $280,000 to recognize the difference between the option exercise price and the fair market value of the common stock as of the amendment date. The deferred compensation is being amortized over the five-year vesting period ending August 31, 2003 or earlier, upon the achievement of this milestone. In addition, in December 1996 a performance milestone associated with certain options to purchase 37,735 shares of common stock was achieved. The Company recorded $280,000 of compensation expense to recognize the difference between the option exercise price and the fair market value of the Company's common stock on the date this milestone was achieved.

                        CHEMGENICS PHARMACEUTICALS INC.

     The following table summarizes option activity under the Plan:



                                                             NUMBER        EXERCISE PRICE
                                                           OF OPTIONS        PER SHARE
                                                           ----------     ----------------
          Outstanding, December 31, 1993...............      467,643         $ .53
            Granted....................................       69,868           .61-  .80
            Exercised..................................       (1,561)          .53
            Terminated.................................         (893)          .53
                                                             -------         -----------
          Outstanding, December 31, 1994...............      535,057           .53-  .80
            Granted....................................      223,245           .80- 1.33
            Exercised..................................       (3,774)          .61
            Terminated.................................      (33,943)          .53- 1.33
                                                             -------         -----------
          Outstanding, December 31, 1995...............      720,585           .53- 1.33
            Granted....................................      218,397          1.33- 7.95
            Exercised..................................      (8,376)           .53- 1.33
            Terminated.................................      (18,497)          .53- 7.95
                                                             -------         -----------
          Outstanding, December 31, 1996...............      912,109         $ .53-$7.95
                                                             =======         ===========
          Exercisable, December 31, 1996...............      461,363         $ .53-$7.95
                                                             =======         ===========



E.   WARRANTS



     As of December 31, 1996, the Company has the following outstanding warrants:


                                                   NUMBER OF
                                                   SHARES OF
                                                    COMMON      EXERCISE
                                                     STOCK       PRICE             EXPIRATION DATE
                                                   ---------    --------           ---------------
         Warrants issued in connection with the
           acquisition of technology and other
           assets (see Note 3).................... 1,847,673     $13.25     June 2000

         Warrants issued in connection with
           capital lease obligations (see Note
           7).....................................    66,823     $ 3.18     June 2003, or five years from
                                                                            the effective date of an
                                                                            initial public offering


F.   NEW ACCOUNTING STANDARD



     The Company accounts for its stock-based compensation plan under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes a fair-value based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted, as well as certain other information.

                        CHEMGENICS PHARMACEUTICALS INC.

     The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options granted for the years ended December 31, 1995 and 1996 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used are as follows:



                                                                  1995          1996
                                                                ---------     ---------
          Risk free interest rate............................       6.42%         6.56%
          Expected dividend yield............................          0             0
          Expected lives.....................................   7.5 years     7.5 years
          Expected volatility................................         75%           75%



The effect of applying SFAS No. 123 would be as follows:



                                                             1995             1996
                                                          -----------     ------------
          Pro forma net loss...........................   $(2,395,282)    $(11,532,821)
          Pro forma net loss as adjusted...............    (2,417,846)     (11,662,823)
          Pro forma net loss per share.................       --          $      (1.37)
          Pro forma net loss per share as adjusted.....       --                 (1.38)


6.   INCOME TAXES

     The Company applies the provisions of SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, the Company recognizes a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting and their tax bases and carryforwards to the extent they are realizable.


     At December 31, 1996, the Company had available net operating loss carryforwards for financial reporting and income tax purposes of approximately $22,763,000 and $2,526,000, respectively. The difference relates primarily to expenses reflected in the financial statements not yet deductible for tax purposes. These net operating loss carryforwards may be used to reduce future taxable income, if any, and expire through 2012. The Company also has approximately $190,000 and $90,000 of research and development credits and investment tax credits available to offset future federal and state income taxes, respectively, if any. Net operating loss carryforwards and credits are subject to review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%. The Company believes it has experienced a change in ownership in excess of 50% and that it may experience an additional change in ownership in excess of 50% upon completion of the proposed initial public offering. The Company does not believe that these changes in ownership will significantly impact the Company's ability to utilize its net operating loss carryforwards.


     The components of the Company's deferred tax asset are as follows:


                                                                  DECEMBER 31,
                                                            ------------------------
                                                              1995          1996
                                                           ----------    -----------
          Capitalized research and development...........  $3,071,000    $ 4,560,000
          Acquired in-process research and development...          --      2,623,000
          Operating loss carryforwards...................     580,000      1,010,000
          Temporary differences..........................     868,000      2,042,000
          Tax credit carryforwards.......................     222,000        280,000
                                                           ----------    -----------
                                                            4,741,000     10,515,000
          Less -- Valuation allowance....................   4,741,000     10,515,000
                                                           ----------    -----------
                                                           $       --    $        --
                                                           ==========    ===========

                        CHEMGENICS PHARMACEUTICALS INC.

     Due to the uncertainty of the realization of these potential tax benefits, the Company has recorded a valuation allowance against its deferred tax assets. The increase in the valuation allowance during these periods primarily relates to the Company's operating results.

7.   CAPITAL LEASES


     During 1993, the Company entered into a capital lease agreement for the acquisition of laboratory equipment. The agreement allows the Company to finance purchases of up to $3,500,000 of equipment. Under the agreement, the Company leased equipment valued at approximately $3,038,000 as of December 31, 1996. The Company may purchase up to an additional $277,000 of equipment under this agreement, which expires in June 1997. In connection with the capital lease agreement, the Company granted the leasing company warrants to purchase 177,083 shares of Series A Convertible Preferred Stock which can be converted into 66,823 shares of the Company's common stock at $3.18 per share. The warrants are fully exercisable and expire upon the earlier of 10 years or five years from the effective date of the Company's initial public offering.


     Future minimum payments under the capital lease agreement are as follows:


            YEAR ENDING DECEMBER 31,                                       AMOUNT
            ------------------------                                     ----------
            1997.......................................................  $  863,710
            1998.......................................................     474,110
            1999.......................................................     302,612
            2000.......................................................     171,972
            2001.......................................................       7,455
                                                                         ----------
               Total lease payments....................................   1,819,859
          Less -- Amounts representing interest........................     205,782
                                                                         ----------
               Present value of minimum lease payments.................   1,614,077
          Less -- Current portion......................................     753,458
                                                                         ----------
                                                                         $  860,619
                                                                         ==========


8.   COMMITMENTS

A.   OPERATING LEASES


     The Company leases its main office and laboratory facilities under an operating lease which expires on June 30, 2003. In addition, in 1996 the Company entered into a short-term facilities lease in connection with the PerSeptive transaction (see Note 3). Minimum future lease payments pursuant to these agreements, exclusive of operating costs and real estate taxes, are as follows:



            YEAR ENDING DECEMBER 31,
            ------------------------
            1997......................................................  $  432,000
            1998......................................................     256,000
            1999......................................................     175,000
            2000......................................................     175,000
            2001......................................................     175,000
            Thereafter................................................     261,000
                                                                        ----------
                                                                        $1,474,000
                                                                        ==========

                        CHEMGENICS PHARMACEUTICALS INC.

     Rent expense under these lease agreements was approximately $317,000, $338,000 and $419,000 for the years ended December 31, 1994, 1995 and 1996, respectively.



     The Company's main facilities lease has declining lease payments. Accordingly, the Company has levelized its lease expense over the life of the lease. The cumulative difference between the cash paid and rent expense was $119,615 and $201,526 at December 31, 1995 and 1996, respectively, and is included in other assets on the accompanying balance sheets.


B.   LICENSE AGREEMENTS


     Certain technologies utilized by the Company have been obtained under license agreements whereby the Company has been granted exclusive and nonexclusive licenses for certain patent rights. Pursuant to the agreements, the Company is required to pay royalties on net sales of products covered by the patent rights. As of December 31, 1996, the Company has not had any product sales related to these patent rights.


9.   NOTE RECEIVABLE FROM EMPLOYEE


     In October 1993, the Company loaned $100,000 to an officer/stockholder of the Company. The principal and accrued interest is repaid through annual bonuses. The loan bears interest at the prime rate as published from time to time in the Wall Street Journal (8.25% at December 31, 1996) and is secured by a second mortgage on the officer/stockholders' residence. In March 1996, the Company loaned $10,000 to an officer of the Company. The principal and accrued interest is payable in three equal payments plus accrued interest, annually on the anniversary date. The loan bears interest at the prime rate. As of December 31, 1995 and 1996, the aggregate outstanding balance of these loans was $57,225 and $27,103, respectively. The current and long-term portion of these note receivables are included as a component of account receivables and other assets on the accompanying balance sheets.


10. OTHER ASSETS

     Other assets consist of the following:


                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1995           1996
                                                                       --------       --------
         Deferred offering costs.....................................  $     --       $368,629
         Deferred rent...............................................   119,615        201,526
         Deposits....................................................   152,900        177,710
         Patents and licenses........................................   107,802        119,288
         Note receivable from employee, net of current portion.......    22,500          6,667
                                                                       --------       --------
                                                                       $402,817       $873,820
                                                                       ========       ========


11. ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1995           1996
                                                                       --------       --------
         Payroll and related expenses................................  $117,377       $153,538
         Professional and consulting fees............................    37,174        171,889
         Other.......................................................   128,852        224,961
                                                                       --------       --------
                                                                       $283,403       $550,388
                                                                       ========       ========

                                   [art work]


Inside back cover

The figure is a pictorial representation of the Company's drug source, listing and graphically displaying the Company's biorational collection of fungi, genetic manipulation of fungi, and information-based QuickScan index. In addition, a picture of the earth from outerspace is depicted in the background to indicate that the collection is from around the world.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary.......................     3
Risk Factors.............................     6
The Company..............................    15
Use of Proceeds..........................    15
Dividend Policy..........................    15
Capitalization...........................    16
Dilution.................................    17
Selected Financial Data..................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    19
Business.................................    23
Management...............................    40
Certain Transactions.....................    49
Principal Stockholders...................    52
Description of Capital Stock.............    54
Shares Eligible for Future Sale..........    58
Underwriting.............................    60
Legal Matters............................    61
Experts..................................    61
Index to Financial Statements............   F-1


                         ------------------------------

  UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,500,000 SHARES

                                   CHEMGENICS
                              PHARMACEUTICALS INC.

                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                                COWEN & COMPANY

                             MONTGOMERY SECURITIES

                                           , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the Registrant's costs and expenses, other than underwriting discounts and commissions, expected to be incurred in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Fees, the amounts listed below are estimates:

     SEC Registration Fee.....................................................  $ 14,375
     NASD Filing Fee..........................................................     4,669
     Nasdaq National Market Fees..............................................    47,498
     Legal Fees and Expenses..................................................   400,000
     Accounting Fees and Expenses.............................................   135,000
     Blue Sky Fees and Expenses (including legal fees)........................    25,000
     Printing and Engraving Fees..............................................    75,000
     Transfer Agent and Registrar Fees........................................     3,000
     Miscellaneous............................................................    45,458
                                                                                --------
          Total...............................................................  $750,000
                                                                                ========

     The Registrant shall bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and the Registrant's Certificate of Incorporation and By-Laws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. Reference is made to the Registrant's Restated Certificate of Incorporation and Restated By-Laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director of officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the indemnified party did not have reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

     Article EIGHTH of the Registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors, officers and members of its Scientific Advisory Board and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or a member of the Corporation's Scientific Advisory Board or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. However, Article V of the Registrant's Restated By-laws provides that, except as provided in Section 3 of such Article with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

     Article EIGHTH further provides that the indemnification and advancement of expenses provided by, or granted pursuant to, such Article shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. Article NINTH further provides that it shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware.

     The Registrant intends to obtain insurance that insures the officers and directors of the Registrant against certain losses and that insures the Registrant against certain of its obligations to indemnify such officers and directors.

     In addition, the Underwriting Agreement, the form of which will be filed as
Exhibit 1.1 hereto, contains provisions for indemnification by the Underwriters of the Registrant and its officers, directors and controlling stockholders against certain liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     In the three years preceding the filing of this Registration Statement, the Company has sold the following securities that were not registered under the Securities Act. Share amounts and exercise prices reported in this section do not reflect the Company's 1-for-2.65 reverse stock split to be effected prior to the closing of this offering.


     On December 2, 1996, the Registrant sold an aggregate of 833,334 shares of Series E Convertible Preferred Stock to American Home Products Corporation acting through its Wyeth-Ayerst Laboratory Division in connection with a Collaborative Research and License Agreement, at a purchase price of $6.00 per share for an aggregate cash consideration of approximately $5 million.

     Pursuant to agreements entered into in May, November and December, 1996, the Registrant sold an aggregate of 6,792,679 shares of Common Stock, together with warrants to purchase 4,896,335 shares of common stock at an exercise price of $5.00 per share and a $3 million promissory note payable to PerSeptive Biosystems, Inc. ("PerSeptive") in exchange for certain assets and a worldwide, royalty-free license for use in the field of drug discovery to all of PerSeptive's existing patents and technology, including selection technologies, all future patented and unpatented technology, early and preferred access to all technology and certain other assets, and for a period of five years, to all prototype equipment.

     On February 9, 1995, the Registrant sold an aggregate of 3,000,000 shares of Series D Convertible Preferred Stock at a purchase price of $5.00 per share for an aggregate cash consideration of $15 million. Of the 3,000,000 shares sold, 2,700,000 shares were sold to Pfizer, Inc. in connection with a Collaborative Research Agreement and License Option, License and Royalty Agreement, and 300,000 shares were sold to existing stockholders of the Registrant.

     On July 27, 1994, the Registrant sold an aggregate of 767,739 shares of Series C Convertible Preferred Stock to a group of investors at a purchase price of $3.00 per share for an aggregate cash consideration of approximately $2,303,000. Each of the 767,739 shares were sold to existing stockholders of the Registrant.

     On January 11, 1994 and July 13, 1994, the Registrant sold an aggregate of 1,063,366 shares of Series B Convertible Preferred Stock at a purchase price of $1.50 per share for an aggregate cash consideration of approximately $1,595,000. Each of the 1,063,366 shares were sold to existing stockholders of the Registrant.

     On January 11, 1994, February 22, 1994 and July 13, 1994, the Registrant sold an aggregate of 3,020,648 shares of Series A Convertible Preferred Stock to a group of investors at a purchase price of $1.00 per share for an aggregate cash consideration of $3,020,648.


     During the past three years, the Registrant has issued options to purchase an aggregate of 1,355,500 shares of Common Stock under the ChemGenics Pharmaceuticals Inc. 1992 Stock Option Plan, exercisable at a weighted average price of $1.22 per share. Options to purchase an aggregate of 36,400 shares of Common Stock have been exercised during the past three years.


     No person acted as an underwriter with respect to the transactions set forth above. In each of the foregoing instances, the Registrant relied on
Section 4(2) or Rule 701 of the Securities Act for the exemption from the registration requirements of the Securities Act, since no public offering was involved.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     A. EXHIBITS


 EXHIBIT
 NUMBER       DESCRIPTION OF EXHIBITS
---------     -----------------------
  ***(1.1)    Form of Underwriting Agreement
    *(3.1)    Restated Certificate of Incorporation
    *(3.2)    Form of Restated Certificate of Incorporation, effective upon the consummation of the offering
    *(3.3)    Restated By-Laws
    *(3.4)    Form of Restated By-Laws, effective upon the consummation of the offering
    *(4.1)    See Exhibits 3.1 and 3.2 for provisions of the Registrant's Certificate of
              Incorporation and By-Laws defining the rights of securityholders
    *(4.2)    Form of Common Stock Certificate
    *(4.3)    Form of Lock-Up Letter Agreement
  ***(5.1)    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the shares of Common Stock being registered
   *(10.1)    Series A Preferred Stock Purchase Agreement, dated as of February 25, 1992, by and between the Registrant and the Purchasers listed in Schedule 1.01 hereto
   *(10.2)    Series A and B Preferred Stock Purchase Agreement, dated as of January 11,
              1994, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto
   *(10.3)    Series A and B Preferred Stock Purchase Agreement, dated as of July 13, 1994, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto
   *(10.4)    Series C Preferred Stock Purchase Agreement, dated as of July 27, 1994, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto

 EXHIBIT
 NUMBER       DESCRIPTION OF EXHIBITS
---------     -----------------------
  *+(10.5)    Series D Preferred Stock Purchase Agreement, dated as of February 9, 1995, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto
   *(10.6)    Series E Preferred Stock Purchase Agreement, dated as of November 27, 1996, by and between the Registrant and American Home Products Corporation, acting through its Wyeth-Ayerst Laboratories Division
   *(10.7)    Standstill Agreement, dated as of November 27, 1996, by and between the
              Registrant and American Home Products Corporation, acting through its
              Wyeth-Ayerst Laboratories Division
  *+(10.8)    Collaborative Research Agreement, dated as of January 1, 1995, by and between the Registrant and Pfizer, Inc.
  *+(10.9)    License Option, License and Royalty Agreement, dated as of January 1, 1995, by and between the Registrant and Pfizer, Inc.
 *+(10.10)    Collaborative Research and License Agreement, dated as of November 1, 1996, by and between the Registrant and American Home Products Corporation, represented by its Wyeth-Ayerst Laboratories Division
 *+(10.11)    License Agreement, dated as of June 28, 1996, by and between the Registrant and
              PerSeptive Biosystems, Inc.
  *(10.12)    Second Amended and Restated Voting and Co-Sale Agreement, dated as of February
              9, 1995, by and between the Registrant and certain of the Registrant's security holders
  *(10.13)    Standstill Agreement, dated as of February 9, 1995, by and between the
              Registrant and Pfizer, Inc.
  *(10.14)    The Registrant's 1992 Employee, Director and Consultant Stock Option Plan, as
              amended through December 16, 1996
  *(10.15)    Master Agreement, dated as of May 7, 1996, by and between the Registrant and
              PerSeptive Biosystems, Inc.
  *(10.16)    Amendment, dated November 22, 1996, to the Master Agreement dated May 7, 1996 between the Registrant and PerSeptive Biosystems, Inc. and the Warrant to
              purchase Common Stock issued to PerSeptive Biosystems, Inc.
   (10.17)    Omnibus Amendment Agreement dated December 18, 1996 between the Registrant and
              PerSeptive Biosystems, Inc.
  *(10.18)    Consulting and Interim Services Agreement, dated as of June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.
  *(10.19)    Confidentiality and Non-Competition Agreement, dated as of June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.
  *(10.20)    Voting Agreement, dated as of June 28, 1996, by and between the Registrant and
              PerSeptive Biosystems, Inc.
  *(10.21)    Standstill and Registration Rights Agreement, dated as of June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.
  *(10.22)    Employment and Non-Competition Agreement, dated as of January 1, 1992, by and between the Registrant and Barry A. Berkowitz, Ph.D.
  *(10.23)    Confidentiality Agreement, dated as of January 1, 1992, between the Registrant and Barry A. Berkowitz, Ph.D.
  *(10.24)    Stock Purchase and Repurchase Agreement, dated February 19, 1992, by and between the Registrant and Barry A. Berkowitz, Ph.D.
  *(10.25)    Employment Agreement, dated December 23, 1992, between the Registrant and
              William E. Timberlake, Ph.D.
  *(10.26)    Confidentiality Agreement, dated March 1, 1993, between the Registrant and
              William E. Timberlake, Ph.D.

 EXHIBIT
  NUMBER                                  DESCRIPTION OF EXHIBITS
 --------                                 -----------------------
 *(10.27)     Non-Competition Agreement, dated January 22, 1993, between the Registrant and
              William E. Timberlake, Ph.D.

 *(10.28)     Employment Agreement, dated November 11, 1995, between the Registrant and Reimar
              Bruening, Ph.D.

 *(10.29)     Confidentiality Agreement, dated as of November 15, 1995, by and between the
              Registrant and Reimar Bruening, Ph.D.

 *(10.30)     Non-Competition Agreement, dated November 15, 1995, between the Registrant and
              Reimar Bruening, Ph.D.

 *(10.31)     Employment Agreement, dated August 26, 1992, between the Registrant and Sean
              O'Connor, Ph.D.

 *(10.32)     Confidentiality Agreement, dated December 16, 1992, between the Registrant and
              Sean O'Connor, Ph.D.

 *(10.33)     Non-Competition Agreement, dated December 16, 1992, between the Registrant and
              Sean O'Connor, Ph.D.

 *(10.34)     Employment Agreement, dated March 12, 1993, between the Registrant and Yigal
              Koltin, Ph.D.

 *(10.35)     Confidentiality Agreement, dated June 1, 1993, between the Registrant and Yigal
              Koltin, Ph.D.

 *(10.36)     Non-Competition Agreement, dated May 11, 1993, between the Registrant and Yigal
              Koltin, Ph.D.

 *(10.37)     Employment Agreement, dated June 21, 1995, between the Registrant and Alan Crane

 *(10.38)     Confidentiality Agreement, dated June 21, 1995, between the Registrant and Alan
              Crane

 *(10.39)     Non-Competition Agreement, dated June 21, 1995, between the Registrant and Alan
              Crane

 *(10.40)     Warrant Agreement, dated as of June 17, 1993, between the Registrant and
              Comdisco, Inc.

 *(10.41)     Warrant Agreement, dated as of May 24, 1994, between the Registrant and
              Comdisco, Inc.

  (10.42)     Warrant to purchase Common Stock of the Registrant issued to PerSeptive
              Biosystems, Inc.

 *(10.43)     Form of Consulting Agreement by and between the Registrant and members of the
              Registrant's Scientific Advisory Board

 *(10.44)     Lease Agreement between the Registrant and Old Cambridge Realty Trust, Inc.

 *(10.45)     Form of Sub-Lease Agreement, dated June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.

 *(10.46)     Equipment Lease, dated as of June 17, 1993, by and between the Registrant and
              Comdisco, Inc.

  (10.47)     Sublease dated May 14, 1993 by and between the Registrant and MYOCRT, Inc.

   (11.1)     Statement Re: Computation of Earnings

 **(23.1)     Consent of Arthur Andersen LLP (see page II-8)

***(23.2)     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in
              Exhibit 5.1)

  *(23.3)     Consent of Carella, Byrne, Bain, Gilfallan, Cecchi, Stewart & Olstein

  *(24.1)     Power of Attorney

   (27.1)     Financial Data Schedule For Year Ended December 31, 1996

   (27.2)     Financial Data Schedule For Year Ended December 31, 1995


---------------


  * Previously filed.


 ** As filed in Part II of this Registration Statement.


*** To be filed by amendment.



+ Confidential treatment requested as to certain portions, which portions are omitted and have been filed separately with the Commission.

     B. FINANCIAL STATEMENT SCHEDULES.

     All Financial Statement Schedules have been omitted because the information is not applicable or is not material or because other information required is included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

     (1) to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 13th day of January 1997.


                                            CHEMGENICS PHARMACEUTICALS INC.

                                            By: /s/ BARRY A. BERKOWITZ, PH.D.
                                                --------------------------------
                                                BARRY A. BERKOWITZ, PH.D.
                                                ITS PRESIDENT AND
                                                CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 13, 1997.



SIGNATURES                                                        TITLE
----------                                                        -----
/s/ BARRY A. BERKOWITZ, PH.D.                President and Chief Executive Officer
------------------------------------------   (principal executive officer) and Director
BARRY A. BERKOWITZ, PH.D.

                    *                        Interim Chief Financial Officer
------------------------------------------   (principal financial officer)
JANET C. BUSH

                    *                        Manager of Accounting
------------------------------------------   (principal accounting officer)
KIMBERLY A. LARSON

                    *                        Chairman of the Board and Director
------------------------------------------
NOUBAR B. AFEYAN, PH.D.

                    *                        Director
------------------------------------------
GARY J. ANDERSON, M.D.

                    *                        Director
------------------------------------------
HUBERT J. P. SCHOEMAKER

                    *                        Director
------------------------------------------
CHRISTOPHER F. O. GABRIELI

                    *                        Director
------------------------------------------
EDWIN M. KANIA, JR.



* By executing his name hereto, Barry A. Berkowitz, Ph.D. is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



 By: /s/ BARRY A. BERKOWITZ, PH.D.
     -------------------------------


     BARRY A. BERKOWITZ, PH.D.


     (ATTORNEY-IN-FACT)

                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of this Registration Statement.



                                            ARTHUR ANDERSEN LLP



Boston, Massachusetts


January 10, 1997

                              INDEX TO EXHIBITS

EXHIBIT
 NUMBER                                  DESCRIPTION OF EXHIBITS
--------     --------------------------------------------------------------------------------
  *(1.1 )    Form of Underwriting Agreement
   (3.1 )    Restated Certificate of Incorporation
   (3.2 )    Form of Restated Certificate of Incorporation, effective upon the consummation of the offering
   (3.3 )    Restated By-Laws
   (3.4 )    Form of Restated By-Laws, effective upon the consummation of the offering
   (4.1 )    See Exhibits 3.1 and 3.2 for provisions of the Registrant's Certificate of
             Incorporation and By-Laws defining the rights of securityholders
   (4.2 )    Form of Common Stock Certificate
   (4.3 )    Form of Lock-Up Letter Agreement
  *(5.1 )    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the shares of Common Stock being registered
  (10.1 )    Series A Preferred Stock Purchase Agreement, dated as of February 25, 1992, by and between the Registrant and the Purchasers listed in Schedule 1.01 hereto
  (10.2 )    Series A and B Preferred Stock Purchase Agreement, dated as of January 11, 1994, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto
  (10.3 )    Series A and B Preferred Stock Purchase Agreement, dated as of July 13, 1994, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto
  (10.4 )    Series C Preferred Stock Purchase Agreement, dated as of July 27, 1994, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto
 +(10.5 )    Series D Preferred Stock Purchase Agreement, dated as of February 9, 1995, by and between the Registrant and the Purchasers listed in Schedule 1.01 thereto
  (10.6 )    Series E Preferred Stock Purchase Agreement, dated as of November 27, 1996, by and between the Registrant and American Home Products Corporation, acting through its Wyeth-Ayerst Laboratories Division
  (10.7 )    Standstill Agreement, dated as of November 27, 1996, by and between the
             Registrant and American Home Products Corporation, acting through its
             Wyeth-Ayerst Laboratories Division
 +(10.8 )    Collaborative Research Agreement, dated as of January 1, 1995, by and between the Registrant and Pfizer, Inc.
 +(10.9 )    License Option, License and Royalty Agreement, dated as of January 1, 1995, by and between the Registrant and Pfizer, Inc.
+(10.10 )    Collaborative Research and License Agreement, dated as of November 1, 1996, by and between the Registrant and American Home Products Corporation, represented by its Wyeth-Ayerst Laboratories Division
+(10.11 )    License Agreement, dated as of June 28, 1996, by and between the Registrant and
             PerSeptive Biosystems, Inc.
 (10.12 )    Second Amended and Restated Voting and Co-Sale Agreement, dated as of February
             9, 1995, by and between the Registrant and certain of the Registrant's security holders
 (10.13 )    Standstill Agreement, dated as of February 9, 1995, by and between the
             Registrant and Pfizer, Inc.
 (10.14 )    The Registrant's 1992 Employee, Director and Consultant Stock Option Plan, as
             amended through December 16, 1996
 (10.15 )    Master Agreement, dated as of May 7, 1996, by and between the Registrant and
             PerSeptive Biosystems, Inc.
 (10.16 )    Amendment, dated November 22, 1996, to the Master Agreement dated May 7, 1996 between the Registrant and PerSeptive Biosystems, Inc. and the Warrant to
             purchase Common Stock issued to PerSeptive Biosystems, Inc.
*(10.17 )    Omnibus Amendment Agreement dated December 18, 1996 between the Registrant and
             PerSeptive Biosystems, Inc.
 (10.18 )    Consulting and Interim Services Agreement, dated as of June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.
 (10.19 )    Confidentiality and Non-Competition Agreement, dated as of June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.
 (10.20 )    Voting Agreement, dated as of June 28, 1996, by and between the Registrant and
             PerSeptive Biosystems, Inc.
 (10.21 )    Standstill and Registration Rights Agreement, dated as of June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.
 (10.22 )    Employment and Non-Competition Agreement, dated as of January 1, 1992, by and between the Registrant and Barry A. Berkowitz, Ph.D.
 (10.23 )    Confidentiality Agreement, dated as of January 1, 1992, between the Registrant and Barry A. Berkowitz, Ph.D.
 (10.24 )    Stock Purchase and Repurchase Agreement, dated February 19, 1992, by and between the Registrant and Barry A. Berkowitz, Ph.D.
 (10.25 )    Employment Agreement, dated December 23, 1992, between the Registrant and
             William E. Timberlake, Ph.D.
 (10.26 )    Confidentiality Agreement, dated March 1, 1993, between the Registrant and
             William E. Timberlake, Ph.D.
 (10.27 )    Non-Competition Agreement, dated January 22, 1993, between the Registrant and
             William E. Timberlake, Ph.D.
 (10.28 )    Employment Agreement, dated November 11, 1995, between the Registrant and Reimar
             Bruening, Ph.D.
 (10.29 )    Confidentiality Agreement, dated as of November 15, 1995, by and between the
             Registrant and Reimar Bruening, Ph.D.
 (10.30 )    Non-Competition Agreement, dated November 15, 1995, between the Registrant and
             Reimar Bruening, Ph.D.
 (10.31 )    Employment Agreement, dated August 26, 1992, between the Registrant and Sean
             O'Connor, Ph.D.
 (10.32 )    Confidentiality Agreement, dated December 16, 1992, between the Registrant and
             Sean O'Connor, Ph.D.
 (10.33 )    Non-Competition Agreement, dated December 16, 1992, between the Registrant and
             Sean O'Connor, Ph.D.
 (10.34 )    Employment Agreement, dated March 12, 1993, between the Registrant and Yigal
             Koltin, Ph.D.
 (10.35 )    Confidentiality Agreement, dated June 1, 1993, between the Registrant and Yigal
             Koltin, Ph.D.
 (10.36 )    Non-Competition Agreement, dated May 11, 1993, between the Registrant and Yigal
             Koltin, Ph.D.
 (10.37 )    Employment Agreement, dated June 21, 1995, between the Registrant and Alan Crane
 (10.38 )    Confidentiality Agreement, dated June 21, 1995, between the Registrant and Alan
             Crane
 (10.39 )    Non-Competition Agreement, dated June 21, 1995, between the Registrant and Alan
             Crane
 (10.40 )    Warrant Agreement, dated as of June 17, 1993, between the Registrant and
             Comdisco, Inc.
 (10.41 )    Warrant Agreement, dated as of May 24, 1994, between the Registrant and
             Comdisco, Inc.
*(10.42 )    Warrant to purchase Common Stock of the Registrant issued to PerSeptive
             Biosystems, Inc.
 (10.43 )    Form of Consulting Agreement by and between the Registrant and members of the
             Registrant's Scientific Advisory Board
 (10.44 )    Lease Agreement between the Registrant and Old Cambridge Realty Trust, Inc.
 (10.45 )    Form of Sub-Lease Agreement, dated June 28, 1996, by and between the Registrant and PerSeptive Biosystems, Inc.
 (10.46 )    Equipment Lease, dated as of June 17, 1993, by and between the Registrant and
             Comdisco, Inc.
*(10.47 )    Sublease dated May 14, 1993 by and between the Registrant and MYOCRT, Inc.
  (11.1 )    Statement Re: Computation of Earnings
**(23.1 )    Consent of Arthur Andersen LLP (see page II-9)
 *(23.2 )    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in
             Exhibit 5.1)
  (23.3 )    Consent of Carella, Byrne, Bain, Gilfallan, Cecchi, Stewart & Olstein
**(24.1 )    Power of Attorney
  (27.1 )    Financial Data Schedule

---------------

 * To be filed by amendment.

** As filed in Part II of this Registration Statement.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.